UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Cheniere Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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SEC 1913 (3-99)

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Central Daylight Time on June 16, 2011

PLACE	The Crystal Ballroom at the Post Rice Lofts
909 Texas Avenue
Houston, Texas 77002

ITEMS OF BUSINESS	• To elect three Class I members of the Board of Directors to serve until the 2014 annual meeting of stockholders.
• To provide an advisory and non-binding vote on the compensation of the Company’s named executive officers for fiscal year 2010 as disclosed in this Proxy Statement.
• To provide an advisory and non-binding vote on the frequency of the stockholder vote on executive compensation.
• To approve the Cheniere Energy, Inc. 2011 Incentive Plan.
• To permit the direct issuance of common stock with full voting rights upon conversion of certain outstanding debt.
• To ratify the appointment of Ernst & Young LLP as our independent accountants for the 2011 fiscal year.
• To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you were a stockholder of record on April 18, 2011.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”

ELECTRONIC AVAILABILITY OF PROXY MATERIALS

We are making this Proxy Statement, including the Notice of Annual Meeting and 2010 Annual Report on Form 10-K for the year ended December 31, 2010, available on our website at:

http://www.cheniere.com/corporate/2011_annual_meeting.shtml.

BY ORDER OF THE BOARD OF DIRECTORS

Anne V. Bruner Corporate Secretary
April 28, 2011

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2011 Annual Meeting of Stockholders and any adjournment or postponement thereof.

You are invited to attend our Annual Meeting of Stockholders (“Meeting”) on June 16, 2011, beginning at 9:00 a.m., Central Daylight Time. The Meeting will be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002.

This Notice of Annual Meeting, Proxy Statement, proxy card and 2010 Annual Report on Form 10-K for the year ended December 31, 2010, are being mailed to stockholders starting April 28, 2011.

Do I need a ticket to attend the Meeting?

You will need an admission ticket or proof of ownership to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock, as of April 18, 2011, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request with proof of your ownership of Cheniere stock as of April 18, 2011, to:

Cheniere Energy, Inc.

Attention: Investor Relations

700 Milam Street, Suite 800

Houston, Texas 77002

If you have any questions about attending the Meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

Stockholders also must present a valid government-issued picture identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on April 18, 2011 (the “Record Date”), are entitled to receive this Notice and to vote their shares at the Meeting. As of the Record Date, there were 70,151,869 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” of those shares. The Notice of Annual Meeting, Proxy Statement, proxy card and 2010 Annual Report on Form 10-K for the year ended December 31, 2010, have been sent directly to you by Cheniere.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Annual Meeting, Proxy Statement, proxy card and 2010 Annual Report on Form 10-K for the year ended December 31, 2010, have been forwarded to you by your broker, bank or other holder of record, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

i

How do I vote?

You may vote using any of the following methods:

By Mail

You may submit your proxy vote by mail by signing a proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board; provided, however, if you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the following proposals if your bank, broker or other holder of record does not receive voting instructions from you: Proposal 1 to elect directors; Proposal 2 to approve, on an advisory basis, the compensation awarded to the Company’s named executive officers for the year 2010; Proposal 3 to determine, on an advisory basis, the frequency of the stockholder vote on executive compensation; Proposal 4 to adopt the Cheniere Energy, Inc. 2011 Incentive Plan; and Proposal 5 to permit the direct issuance of common stock with full voting rights upon conversion of certain outstanding debt.

By telephone or on the Internet

If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided on your proxy card or voting instruction form. If you are a beneficial owner, the availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the Meeting

If you are the stockholder of record, you have the right to vote in person at the Meeting. If you are the beneficial owner, you are also invited to attend the Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from your broker, bank or other holder of record that holds your shares, giving you the right to vote the shares at the meeting.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding questions.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Meeting?

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m., at our offices at 700 Milam Street, Suite 800, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting is necessary to constitute a quorum. In the absence of a quorum at the Meeting, the Meeting may be postponed or adjourned from time to time without notice, other than an announcement at the Meeting, until a quorum shall be formed. Abstentions and “broker non-votes” represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for purposes of determining a quorum. Abstentions and “broker non-votes” occur when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1—Directors are elected by a plurality of the votes cast at the Meeting and the three nominees who receive the most votes will be elected. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the three nominees for director because the election of directors is not considered a “routine” matter. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Proposal 2—To be approved, Proposal 2 regarding the compensation awarded to the Company’s named executive officers for the year 2010 must receive the affirmative majority of the total votes cast at the Meeting with respect to Proposal 2. This means that the votes that our stockholders cast “FOR” Proposal 2 must exceed the votes that our stockholders cast “AGAINST” Proposal 2 at the Meeting. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 2 without specific instructions from you because Proposal 2 is not considered a “routine” matter. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of Proposal 2.

Proposal 3—A plurality of the votes cast at the Meeting will determine the frequency of the stockholder vote on executive compensation for every three years, two years or one year. This means that the frequency (every three years, two years or one year) that receives the highest number of votes will be deemed to be the choice of the stockholders. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 3 without specific instructions from you because Proposal 3 is not considered a “routine” matter. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of Proposal 3.

Proposal 4—To be approved, Proposal 4 to adopt the Cheniere Energy, Inc. 2011 Incentive Plan must receive the affirmative vote of a majority of the total votes cast at the Meeting with respect to Proposal 4. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 4 without specific instructions from you because Proposal 4 is not considered a “routine” matter. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of Proposal 4.

Proposal 5—To be approved, Proposal 5 to permit the direct issuance of common stock with full voting rights upon conversion of certain outstanding debt must receive the affirmative vote of a majority of the total votes cast at the Meeting with respect to Proposal 5. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 5 without specific instructions from you because Proposal 5 is not considered a “routine” matter. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of Proposal 5.

Proposal 6—To be approved, Proposal 6 to ratify the appointment of Ernst & Young LLP must receive an affirmative vote of a majority of the total votes cast at the Meeting with respect to Proposal 6. Proposal 6 is considered a “routine” matter and, therefore, if you are a beneficial owner, your bank, broker or other holder of record has the authority to vote your unvoted shares on Proposal 6 if you have not furnished voting instructions within a specified period of time prior to the Meeting. Accordingly, broker non-votes represented by submitted proxies will be taken into account in determining the outcome of Proposal 6. Abstentions will be counted as a vote against Proposal 6.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to solicit proxies. We will pay

Morrow & Co., LLC a fee of $8,500 plus expenses for these services.

Who will count the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting to be held on June 16, 2011

The Proxy Statement, including the Notice of Annual Meeting and 2010 Annual Report on Form 10-K for the year ended December 31, 2010, are available on our website at http://www.cheniere.com/corporate/ 2011_annual_meeting.shtml. Please note that the Notice of Annual Meeting is not a form for voting, and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage our stockholders to access and review the proxy materials before voting.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Directors and Nominees

The Board is divided into three classes. At the Meeting, Charif Souki, Walter L. Williams, and Keith F. Carney will be nominated to serve as Class I directors. Each nominee, if elected, will hold office until the 2014 annual meeting of stockholders and will serve until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Unless your proxy specifies otherwise or withholds authority to vote for one or more nominees named thereon and described below, it is intended that the shares represented by your proxy will be voted for the election of these three nominees. If you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on Proposal 1 to elect directors if the bank, broker or other holder of record does not receive voting instructions from you. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board is unaware of any circumstances likely to render any nominee unavailable.

The Board of Directors recommends a vote FOR the election of the three nominees as Class I directors of the Company, to serve until the 2014 annual meeting of stockholders or until their successors are duly elected and qualified.

The individuals listed below currently serve on the Board of the Company. Each of the Class I directors is standing for re-election and has consented to serve as a director if re-elected.

Director	Director Since	Age	Position	Class
Charif Souki	1996	58	Director, Chairman of the Board of Directors, Chief Executive Officer and President	I

Walter L. Williams	1996	83	Director	I

Keith F. Carney	2001	54	Director	I

Nuno Brandolini	2000	57	Director	II

John M. Deutch	2006	72	Director	II

Paul J. Hoenmans	2001	78	Director	II

Vicky A. Bailey	2006	58	Director	III

David B. Kilpatrick	2003	61	Director	III

G. Andrea Botta	2010	57	Director	III

Director Biographies

Charif Souki, a co-founder of the Company, is Chairman of the Company’s Board, Chief Executive Officer and President. In December 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. He relinquished the title of President in April 2005 and was re-elected President again in April 2008. From June 1999 to December 2002, he was Chairman of the Board and an independent investment banker. From September 1997 until June 1999, he was Co-Chairman of the Board of Directors, and he served as Secretary from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience and has specialized in providing financing for microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki is a director, Chairman of the Board and the Chief Executive Officer of Cheniere

Energy Partners GP, LLC (“Cheniere Partners GP”), a wholly-owned subsidiary of the Company and the general partner of Cheniere Energy Partners, L.P. (“Cheniere Partners”), a publicly-traded limited partnership that is operating the Sabine Pass LNG terminal in which the Company has an approximate 90.6% equity interest. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Walter L. Williams is a director of the Company. He served as Vice Chairman of the Board from June 1999 until June 2008. He previously served as President of Cheniere LNG, Inc. from February 1997 until June 2008, as President and Chief Executive Officer from September 1997 until June 1999 and as Vice Chairman of the Board of Directors from July 1996 until September 1997. Prior to joining the Company, Mr. Williams spent 32 years as a founder and later Chairman and Chief Executive Officer of Texoil Company, a publicly-held Gulf Coast exploration and production company. Prior to that time, he was an independent petroleum consultant. Mr. Williams is also a director of Cheniere Partners GP. Mr. Williams received a B.S. in Petroleum Engineering from Texas A&M University and is a Registered Professional Engineer in Louisiana and Texas. Mr. Williams currently serves on the Dwight Look College of Engineering Advisory Council at Texas A&M University.

Vicky A. Bailey is Chair of our Compensation Committee and Section 162(m) Subcommittee and a member of our Audit Committee and Governance and Nominating Committee. Since November 2005, Ms. Bailey has been President of Anderson Stratton International, LLC, a strategic consulting and government relations company in Washington, D.C. She was a partner with Johnston & Associates, LLC, a public relations firm in Washington, D.C. from March 2004 through October 2005. Prior to joining Johnston & Associates, LLC, Ms. Bailey served as Assistant Secretary for the Office of Policy and International Affairs from 2001 through February 2004. From 2000 until May 2001, she was President and a director of PSI Energy, Inc, the Indiana electric utility subsidiary of Cinergy Corp. Prior to joining PSI Energy, Ms. Bailey was a Commissioner on the Federal Energy Regulatory Commission beginning in 1993. Ms. Bailey currently serves as a director of EQT Corporation, a publicly traded integrated energy company. In January 2010, Ms. Bailey was appointed as a member of the Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future. She received a B.S. in industrial management from Purdue University.

G. Andrea Botta was elected by the Board to serve as a director of the Company effective August 2, 2010. Mr. Botta has served as President of Glenco LLC (“Glenco”), a private investment company, since February 2006. Prior to joining Glenco, Mr. Botta served as managing director of Morgan Stanley from 1999 to February 2006. Before joining Morgan Stanley, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc. Mr. Botta earned a degree in economics and business administration from the University of Torino in 1976. He currently serves on the board of directors of Graphic Packaging Holding Company.

Nuno Brandolini is a director of the Company. Mr. Brandolini is a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company (SBIC). Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Prior to 1993, Mr. Brandolini was a Vice President in the investment banking department of Salomon Brothers, Inc., and a Principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. During the past five years, Mr. Brandolini served as a director of Miravant Medical Technologies, a pharmaceutical preparations company. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Keith F. Carney is the Lead Director of the Board and a member of our Audit Committee and Compensation Committee. He currently is engaged in private investments. From October 2001 through December 2005, Mr. Carney was President of Dolomite Advisors, LLC, an investment firm. Mr. Carney served as Executive Vice President of the Company from 1997 through August 2001 and Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997. Prior to joining the Company, Mr. Carney was a securities analyst in the oil and gas exploration/production sector with Smith Barney, Inc. from 1992 to

1996. From 1982 to 1990, he was employed by Shell Oil as an exploration geologist. He received an M.S. in geology from Lehigh University in 1982 and an M.B.A. in Finance from the University of Denver in 1992.

John M. Deutch is Chairman of our Governance and Nominating Committee. Mr. Deutch is an Institute Professor at the Massachusetts Institute of Technology (“MIT”) and has been a member of the MIT faculty since 1970. Mr. Deutch has served in significant government posts throughout his career, including Director of Energy Research and Undersecretary of the U.S. Department of Energy, Undersecretary and Deputy Secretary of Defense, and Director of Central Intelligence. In addition, he has authored over 140 technical publications. Mr. Deutch is currently a director of Raytheon Company, a publicly traded company. During the past five years, he also served as a director of Citigroup, Inc., a publicly traded financial banking company, Schlumberger N.V. (Schlumberger Limited), a publicly traded oil, gas and field services company, and Cummins Inc., a publicly traded engines and turbine company. Mr. Deutch earned a B.A. in History and Economics from Amherst College and a B.S. in Chemical Engineering and a Ph.D. in Physical Chemistry from MIT.

Paul J. Hoenmans is a member of our Audit Committee and Governance and Nominating Committee. Mr. Hoenmans is retired with over 35 years of senior executive level experience in the oil and gas industry. He served Mobil Oil Corporation in various executive capacities, most recently as director and Executive Vice President, with overall responsibility for policy, strategy, performance and stakeholder contact. From 1986 through 1996, he served as the President of Mobil Oil Corporation’s exploration and production division, with worldwide responsibility for upstream operations. Mr. Hoenmans held various other positions of senior executive level responsibility with Mobil since 1975, over both upstream and downstream operations worldwide throughout the Americas, Africa, Southeast Asia, the Middle East, Europe and Scandinavia. He received a B.S. in civil engineering from the University of British Columbia.

David B. Kilpatrick is Chairman of our Audit Committee and a member of the Compensation Committee and Section 162(m) Subcommittee. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. Since 1998, he has been the President of Kilpatrick Energy Group, a consulting firm to oil and gas companies. From 1996 to 1998, Mr. Kilpatrick was the President and Chief Operating Officer for Monterey Resources, Inc., an independent oil and gas company in California. From 1982 to 1996, he held various managerial positions at Santa Fe Energy Resources, an oil and gas production company. Mr. Kilpatrick is currently serving as a director of the California Independent Petroleum Association and the Independent Oil Producers Agency. He is also currently serving as a director of BreitBurn Energy Partners, L.P., a publicly traded independent oil and gas limited partnership. During the past five years, Mr. Kilpatrick served as a director of PYR Energy Corporation, a publicly traded crude petroleum and natural gas company and Whittier Energy Corporation, a publicly traded oil and gas field exploration services company. Mr. Kilpatrick received a B.S. in petroleum engineering from the University of Southern California and a B.A. in geology and physics from Whittier College.

Governance Information

Director Independence

The Board determines the independence of each director and nominee for election as a director in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NYSE Amex Equities independence standards, which are listed below. The Board also considers relationships that a director may have:

•	as a partner, shareholder or officer of organizations that do business with or provide services to Cheniere;

•	as an executive officer of charitable organizations to which we have made or make contributions; and

•	that may interfere with the exercise of a director’s independent judgment.

The NYSE Amex Equities independence standards state that the following list of persons shall not be considered independent:

•	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•

a director who accepts, or has an immediate family member who accepts, any payments from the Company or any parent or subsidiary of the Company in excess of $120,000 during any period of twelve consecutive months within the past three fiscal years other than compensation for Board or committee services, compensation paid to an immediate family member who is a non-executive employee of the Company, compensation received for former service as an interim executive officer provided the interim service did not last longer than one year, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

•

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

As of March 2, 2011, the Board determined that Messrs. Botta, Carney, Deutch, Hoenmans and Kilpatrick and Ms. Bailey are independent, and none of them has a relationship that may interfere with the exercise of his or her independent judgment.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. Mr. Souki serves as Chairman of the Board and Chief Executive Officer. From time to time, the Board considers whether Mr. Souki continues to be the appropriate person to serve in the combined role of Chairman and Chief Executive Officer. The Board has determined that Mr. Souki should continue to serve in the combined role of Chairman and Chief Executive Officer based on various factors. First, as a co-founder of the Company, Mr. Souki’s leadership and vision for the Company have been instrumental in its development. Second, as the Company’s facilities have transitioned into being fully operational, Mr. Souki continues to have the ability to execute on both the Company’s short-term and long-term strategies necessary for its overall business plan in the LNG marketplace, including the initiation of the project to add liquefaction services at the Sabine Pass LNG terminal. Finally, Mr. Souki has the confidence of the Board and the Company to continue to implement the Company’s business plan.

In addition to these factors, the Company has in place sound counter-balancing mechanisms to ensure the continued accountability of the Chief Executive Officer to the Board. These counter-balancing mechanisms include:

•

The Board has appointed a Lead Director to provide independent leadership to the Board, to ensure that the Board operates independently of management and that directors have an independent leadership contact;

•

Each of the Board’s standing committees, including the Audit, Compensation and Governance and Nominating Committees are comprised of and chaired solely by non-employee directors who meet the independence requirements under the NYSE Amex Equities listing standards and the SEC;

•	The independent directors of the Board, along with the Compensation Committee, evaluate the Chief Executive Officer’s performance, and the Compensation Committee determines his compensation;

•

The independent directors of the Board meet in regular executive sessions without management present to discuss the effectiveness of the Company’s management, including the Chief Executive Officer, the quality of the Board meetings and any other issues and concerns; and

•	The Governance and Nominating Committee has oversight of succession planning, both planned and emergency, and the Board has implemented an emergency Chief Executive Officer succession process.

The Board does not believe its leadership structure affects the Board’s role in risk oversight. See the discussion on the “Board’s Role in Risk Oversight” below. The Board does not currently have a policy as to whether the role of Chief Executive Officer and Chairman should be separate and has the ability to separate these roles in the future if it determines that such a separation would be in the best interest of the Company and its stockholders.

Independent Lead Director. In light of the fact that the Company’s Chairman position is held by a non-independent director, the Board has established the position of Lead Director to provide independent leadership to the Board. The Lead Director’s role exists to ensure that the Board operates independently of management and that directors have an independent leadership contact. Mr. Carney currently serves as the Lead Director of the Board. The responsibilities of the Lead Director, which have been formally adopted by the Board, outline the Lead Director’s role. The responsibilities of the Lead Director are to:

•

advise the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly, while not interfering with the flow of the Company’s operations;

•	provide the Chairman of the Board with input as to the preparation of agendas for the Board and committee meetings;

•

advise the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties, and while the Company’s management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

•	recommend to the Chairman of the Board the retention of consultants who report directly to the Board;

•

coordinate and develop the agenda for, and moderate, executive sessions of the Company’s independent directors, and act as principal liaison between the independent directors and the Chairman of the Board on sensitive issues, including, but not limited to, related party transactions;

•	evaluate, along with the members of the Compensation Committee and the independent directors of the Board, the Chief Executive Officer’s performance;

•	develop, along with the independent directors of the Board, policies and principles with respect to the search for and evaluation of potential successors to the Chief Executive Officer; and

•	in the absence or the incapacity of the Chairman or Chief Executive Officer, act as the spokesperson for the Company.

Board’s Role in Risk Oversight. Risks that could affect the Company are an integral part of Board and committee deliberations throughout the year. The Board has oversight responsibility for assessing the primary risks (including liquidity, credit, operations and regulatory compliance) facing the Company, the relative magnitude of these risks and management’s plan for mitigating these risks. In addition to the Board’s oversight responsibility, the committees of the Board consider the risks within their areas of responsibility. The Board and its committees receive regular reports directly from members of management who are responsible for oversight of particular risks within the Company. The Audit Committee discusses with management the Company’s major financial and risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Board and its committees regularly discuss the risks related to the Company’s business strategy at their meetings.

Director Nominations and Qualifications

Director Nomination Policy and Procedures. Our Director Nomination Policy and Procedures are attached to the Governance and Nominating Committee’s written charter as Exhibit A, which is available on our website at www.cheniere.com. The Governance and Nominating Committee considers suggestions for potential director nominees to the Board of Directors from any source, including current members of the Board of Directors and our management, advisors and stockholders. The Governance and Nominating Committee of the Board of Directors evaluates potential nominees by reviewing their qualifications, results of personal and reference interviews and any other information deemed relevant. Director nominees are recommended to the Board of Directors by the Governance and Nominating Committee. The full Board of Directors will select and recommend candidates for nomination as directors for stockholders to consider and vote upon at the annual stockholders’ meeting. The Governance and Nominating Committee reviews and considers any candidates submitted by a stockholder or stockholder group in the same manner as all other candidates.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum criteria for selection of members to serve on our Board of Directors include the following:

•	highest ethical standards and integrity,

•	willingness to act on and be accountable for Board decisions,

•	high level of education and/or business experience,

•	broad-based business acumen,

•	understanding of the Company’s business and industry,

•	strategic thinking and willingness to share ideas,

•	loyalty and commitment to driving the success of the Company,

•	network of contacts and

•	diversity of experiences, expertise and backgrounds among members of the Board of Directors.

Practices for Considering Diversity. The minimum criteria for selection of members to serve on our Board of Directors ensures that the Governance and Nominating Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. Director nominees are selected so that the Board represents a diversity of experience in areas needed to foster the Company’s business success, including experience in the energy industry, finance, consulting, international affairs, public service, governance and regulatory compliance. Each year the Board of Directors and each committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees as a group. These evaluations assess the diversity of talents, expertise, and occupational and personal backgrounds of the Board members.

Stockholder Nominations for Director. A stockholder of the Company who is entitled to vote at a meeting of stockholders called for the election of directors may nominate candidates for election to the Board of Directors. Nominations made by a stockholder must be made by giving notice in writing to the Corporate Secretary of the

Company before the later to occur of (i) 60 days prior to the date of the meeting of stockholders called for the election of directors or (ii) 10 days after the Board of Directors makes public disclosure of the date of such meeting. In no event will the public disclosure of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice must set forth the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Company and (v) such person’s written consent to being named as a nominee for election as a director and to serve as a director, if elected. A stockholder’s notice must also set forth the following information as to the stockholder giving the notice: (i) the stockholder’s name and address as they appear in the stock records of the Company, (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each nominee for election as a director and any other person or persons (naming such person or persons), relating to the stockholder’s nomination and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Company.

Director Qualifications. The Board has concluded that, in light of our business and structure, each of our directors possesses relevant experience, qualifications, attributes and skills and should continue to serve on our Board as of the date of this Proxy Statement. The primary qualifications of our directors are further discussed below.

Mr. Souki has extensive experience with the Company as Chief Executive Officer of Cheniere, Cheniere Partners GP and the general partner of Sabine Pass LNG, L.P., and is responsible for developing the companies’ overall strategy and vision and implementing the business plans. In addition, with 20 years of experience as an investment banker specializing in the oil and gas industry, Mr. Souki brings a unique perspective on the energy business to our Board.

Mr. Williams has significant knowledge and expertise about Cheniere and its subsidiaries based on his long history with Cheniere serving as former Chief Executive Officer of the Company for two years and serving as Vice Chairman of the Board of Directors for over 12 years. Mr. Williams brings significant executive-level experience in the oil and gas industry as well as significant knowledge about the operations of the Company to our Board.

Ms. Bailey has extensive knowledge of the energy industry, including significant experience with the Federal Energy Regulatory Commission, and government and public relations. She brings a diversified perspective to our Board based on her experience as a strategic consultant, a former energy executive and having served as Assistant Secretary for the Office of Policy and International Affairs.

Mr. Botta brings a unique international perspective to our Board and significant financial expertise. He has 30 years of investing experience primarily in private equity investing.

Mr. Brandolini brings a unique financial perspective to our Board based on his extensive experience as an investment banker and having actively managed private equity investments for over 17 years.

Mr. Carney has over 28 years of experience in the oil and gas industry and significant knowledge and expertise about Cheniere and its subsidiaries based on his long history with Cheniere serving as former Executive Vice President and Chief Financial Officer and Treasurer of the Company. Mr. Carney brings significant executive-level experience in the oil and gas industry as well as significant expertise about the Company’s operations to our Board.

Mr. Deutch has extensive knowledge in the areas of technology, energy, international security and public policy. He brings a diversified perspective about the energy industry to our Board having served in significant government and academic posts throughout his career as well as on many commissions during several presidential administrations. Mr. Deutch served in a number of positions for the U.S. Department of Energy.

Mr. Hoenmans has over 35 years of senior executive level experience in the oil and gas industry, including overall responsibility for policy, strategy, performance and stakeholder contact as well as worldwide responsibility for upstream operations. Mr. Hoenmans brings significant executive-level experience in the oil and gas industry as well as an international perspective to our Board.

Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry and brings significant executive-level and consulting experience in the oil and gas industry to our Board.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website at www.cheniere.com.

Meetings and Committees of the Board

Our operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board’s standing Audit, Compensation and Governance and Nominating Committees. Members of the Audit, Compensation and Governance and Nominating Committees for a given year are selected by the Board following the annual stockholders’ meeting. During the fiscal year ended December 31, 2010, the Company’s Board of Directors held 7 meetings. Each incumbent member of the Board attended or participated in at least 75% of the aggregate number of (i) Board meetings and (ii) committee meetings held by each committee of the Board on which the director served. Although directors are not required to attend annual stockholders’ meetings, they are encouraged to attend such meetings. At the 2010 annual meeting of stockholders, all members of the Board of Directors were present.

Audit Committee

The Audit Committee’s members at December 31, 2010 were Keith F. Carney, David B. Kilpatrick, Vicky A. Bailey and Paul J. Hoenmans. Mr. Kilpatrick serves as Chairman of the Audit Committee. Each member of the Audit Committee has been determined by the Board to be “independent” as defined by the NYSE Amex Equities listing standards and by the SEC, and the Board has determined that Mr. Carney is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held 5 meetings during the fiscal year ended December 31, 2010.

The Audit Committee has a written charter, which is available on our website at www.cheniere.com. The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee assists the Board in monitoring:

•	the integrity of the Company’s financial statements,

•	the qualifications, independence and performance of our independent accountants,

•	our internal audit function and systems of internal controls over financial reporting and disclosure controls and procedures,

•	the performance of our audit and accounting processes generally and

•	compliance by the Company with legal and regulatory requirements.

The Audit Committee provides for open, ongoing communication among the independent accountants, financial and senior management, compliance officers and the Board concerning our financial and compliance position and affairs. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and has sole authority to retain special legal, accounting or other consultants to advise the Audit Committee and to approve the fees and other retention terms of such consultants. The Audit Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

Governance and Nominating Committee

The Governance and Nominating Committee’s members at December 31, 2010 were John M. Deutch, Vicky A. Bailey and Paul J. Hoenmans. Mr. Deutch serves as Chairman of the Governance and Nominating Committee. Each member of the Governance and Nominating Committee has been determined by the Board to be “independent” as defined by the NYSE Amex Equities listing standards and by the SEC. The Governance and Nominating Committee held 3 meetings during fiscal year ended December 31, 2010.

The Governance and Nominating Committee has a written charter, which is available on our website at www.cheniere.com. The Governance and Nominating Committee is appointed by the Board to oversee the Company’s policies and practices relating to corporate governance and to review the effectiveness of the policies and practices periodically. The Governance and Nominating Committee also oversees our Director Nomination Policy and Procedures. The Governance and Nominating Committee has the following duties and responsibilities, among others:

•	oversee the evaluation by the Board of itself and its committees,

•

identify, recruit and evaluate individuals qualified to serve on the Board and to recommend that the Board select director nominees to be considered for election at the Company’s annual meeting of stockholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board,

•	identify members of the Board to serve on each Board committee and as chairman and recommend each such member and chairman to the Board,

•	assist the Board in determining director independence under applicable laws, rules and regulations,

•	ensure the Board maintains policies and procedures with respect to the evaluation of the performance of the CEO and succession planning,

•	review periodically the size of the Board and the number and responsibilities of the committees of the Board to ensure continued effectiveness, and

•	make recommendations to the Board on non-employee director compensation.

Compensation Committee

The Compensation Committee’s members at December 31, 2010 were Vicky A. Bailey, Keith F. Carney and David B. Kilpatrick. Dwight D. Scott, who served on the Company’s Board as a representative of GSO Capital Partners LP from August 15, 2008 through December 9, 2010, served as Chairman of the Compensation Committee until he resigned from the Compensation Committee on February 22, 2010. Effective February 22, 2010, Ms. Bailey was appointed as Chair and as a member of the Compensation Committee. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined by the NYSE Amex Equities listing standards and by the SEC. The Compensation Committee held 9 meetings during 2010. The Compensation Committee reviews and approves the compensation policies, practices and plans of the Company pursuant to a written charter, which is available on our website at www.cheniere.com. The Chairman of the Compensation Committee, in consultation with other Compensation Committee members, members of management and the compensation consultant, determines the agenda and dates of Compensation Committee meetings.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company’s corporate income tax deduction is capped at $1 million per year for amounts paid to the company’s chief executive officer and any of the three other highest paid executives, excluding the chief financial officer, who are employed as of the end of the year. However, the $1 million cap does not apply to performance-based compensation that is paid because of the attainment of one or more pre-established and objective performance goals adopted by a compensation committee consisting of two or more “outside directors.” For a member of a compensation committee to be considered an outside director under Section 162(m) of the Code, the director must not:

•	be a current employee of the company,

•	be a former employee of the company who is receiving compensation for prior services,

•	be an officer or former officer of the company or

•	have received remuneration from the company for reasons other than being a director of the company.

Mr. Carney, a member of the Compensation Committee, is a former officer of Cheniere and, as such, is not considered independent under the Code. In order for performance-based compensation to meet the exemption of the $1 million cap, a Section 162(m) Subcommittee of all of the Compensation Committee members except Mr. Carney exists. Mr. Scott served as Chairman of the Section 162(m) Subcommittee until he resigned from the Compensation Committee on February 22, 2010. Effective February 22, 210, Ms. Bailey was appointed as Chair of the Section 162(m) Subcommittee. The purpose of the Section 162(m) Subcommittee is to monitor compliance by the Company with the requirements of Section 162(m) of the Code and to consider and approve performance-based awards. The Section 162(m) Subcommittee did not hold any meetings during 2010.

The Compensation Committee’s charter is reviewed annually. Changes to the charter must be approved by the Board on the recommendation of the Compensation Committee. The charter provides that the Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of compensation of directors and executive officers of the Company, including the sole authority to approve such consultant’s fees and other retention terms. Pursuant to the charter, the Compensation Committee and/or Section 162(m) Subcommittee have the following duties and responsibilities, among others:

•	establishing corporate goals and objectives for performance-based compensation and the maximum amount of performance-based compensation for a defined performance period,

•	approving performance-based compensation, if any, after the end of the performance period,

•	determining and approving the compensation level for the Chief Executive Officer and the other executive officers based on the Committee’s evaluations, and

•	establishing and periodically reviewing the Company’s compensation policy and strategy and making recommendations to the Board with respect to incentive compensation plans and equity-based plans.

Compensation Committee Interlocks and Insider Participation

Mr. Carney, who serves as a member of the Compensation Committee, was formerly an officer of the Company. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Compensation

The compensation paid to our directors for the year ended December 31, 2010, is set forth in the following table:

Director Compensation Table for Fiscal 2010

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vicky A. Bailey (3)	$85,000	$90,000	—	—	—	—	$175,000
G. Andrea Botta (4)	$36,750	$73,500	—	—	—	—	$110,250
Nuno Brandolini (5)	—	$160,001	—	—	—	—	$160,001
Keith F. Carney (6)	$90,000	$90,000	—	—	—	$4,974	$184,974
John M. Deutch (7)	$85,000	$85,001	—	—	—	—	$170,001
Paul J. Hoenmans (8)	$80,000	$80,002	—	—	—	—	$160,002
David B. Kilpatrick (9)	$90,000	$90,000	—	—	—	—	$180,000
Jason G. New (10)	—	$160,001	—	—	—	—	$160,001
D. Dwight Scott (11)	—	$160,001	—	—	—	—	$160,001
J. Robinson West (12)	$52,308	$80,002	—	—	—	—	$132,310
Walter L. Williams (13)	$80,000	$80,002	—	—	—	$11,703	$171,705

(1)	Charif Souki is an executive officer of the Company and did not receive additional compensation for his service as a director.

(2)	The amounts in this column reflect the grant date fair value ($2.91) of awards made on June 7, 2010 to each of the directors, with the exception of Mr. Botta whose grant date fair value was $2.65 on his date of grant, August 11, 2010.

(3)	Ms. Bailey was granted 30,928 shares of restricted stock in 2010 with a grant date fair value of $90,000. As of December 31, 2010, she held a total of 25,000 stock options and 30,928 shares of restricted stock.

(4)	Mr. Botta was elected by the Board of Directors to serve as a director of the Company effective August 2, 2010. Mr. Botta was granted 27,736 shares of restricted stock in 2010 with a grant date fair value of $73,500. As of December 31, 2010, he held a total of 27,736 shares of restricted stock.

(5)	Mr. Brandolini was granted 54,983 shares of restricted stock in 2010 with a grant date fair value of $160,001. As of December 31, 2010, he held a total of 54,983 shares of restricted stock.

(6)	Mr. Carney was granted 30,928 shares of restricted stock in 2010 with a grant date fair value of $90,000. As of December 31, 2010, he held a total of 30,928 shares of restricted stock. Mr. Carney also had use of an office and parking space at the Company’s headquarters during 2010. The pro rata amount of office lease expense related to that space was approximately $1,726 and the parking expense was approximately $3,248.

(7)	Mr. Deutch was granted 29,210 shares of restricted stock in 2010 with a grant date fair value of $85,001. As of December 31, 2010, he held a total of 25,000 stock options and 29,210 shares of restricted stock.

(8)	Mr. Hoenmans was granted 27,492 shares of restricted stock in 2010 with a grant date fair value of $80,002. As of December 31, 2010, he held a total of 27,492 shares of restricted stock.

(9)	Mr. Kilpatrick was granted 30,928 shares of restricted stock in 2010 with a grant date fair value of $90,000. As of December 31, 2010, he held a total of 30,928 shares of restricted stock.

(10)	Mr. New was granted 54,983 shares of restricted stock in 2010 with a grant date fair value of $160,001. Mr. New resigned from the Board effective December 9, 2010, and forfeited these shares of restricted stock. As of December 31, 2010, Mr. New did not hold any shares of restricted stock.

(11)	Mr. Scott was granted 54,983 shares of restricted stock in 2010 with a grant date fair value of $160,001. Mr. Scott resigned from the Board effective December 9, 2010, and forfeited these shares of restricted stock. As of December 31, 2010, Mr. New did not hold any shares of restricted stock.

(12)	Mr. West was granted 27,492 shares of restricted stock in 2010 with a grant date fair value of $80,001. Mr. West resigned from the Board effective August 2, 2010, and forfeited these shares of restricted stock. As of December 31, 2010, Mr. West did not hold any shares of restricted stock.

(13)	Mr. Williams was granted 27,492 shares of restricted stock in 2010 with a grant date fair value of $80,002. As of December 31, 2010, he held a total of 27,492 shares of restricted stock. Mr. Williams also had use of an office, parking space, laptop and blackberry at the Company’s headquarters during 2010. The pro rata amount of office lease expense related to that space was approximately $3,451, the parking expense was approximately $3,248 and the laptop/blackberry expense was approximately $5,004.

During the fiscal year ended December 31, 2010, the Board of Directors approved compensation, payable as of June 7, 2010, of $160,000 to non-employee directors for service for the period from the 2010 Annual Meeting of Stockholders through the 2011 Annual Meeting of Stockholders. The Board also awarded the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Director additional compensation of $20,000 each and the Chairman of the Governance and Nominating Committee additional compensation of $10,000 for the additional time required to perform their responsibilities. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts 100% in restricted stock or 50% in restricted stock and 50% in cash. Mr. Botta was elected to the Board of Directors effective August 2, 2010, and his compensation for 2010 was pro-rated based on his date of election. Cash payments are made quarterly. The number of shares of restricted stock issued was determined based on the closing price of the Company’s common stock as reported by the NYSE Amex Equities on the date payable (for June 7, 2010: $2.91 and for Mr. Botta on August 11, 2010: $2.65). The directors’ restricted stock vests on the first anniversary of the date of grant.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of our executive officers, as of April 18, 2011, all of whom serve at the request of the Board of Directors and are subject to annual appointment by the Board:

Name	Age	Position
Charif Souki	58	Chairman, Chief Executive Officer and President

Jean Abiteboul	59	Senior Vice President—International

Meg A. Gentle	36	Senior Vice President and Chief Financial Officer

R. Keith Teague	46	Senior Vice President—Asset Group

H. Davis Thames	43	Senior Vice President—Marketing

Greg W. Rayford	43	Senior Vice President and General Counsel

Charif Souki, a co-founder of the Company, is currently Chairman of the Board of Directors and Chief Executive Officer. Further information regarding Mr. Souki is provided above under “Director Biographies.”

Jean Abiteboul has served as Senior Vice President—International since November 2007. Since February 2006, Mr. Abiteboul has also served as Executive Director, Cheniere LNG Services S.A.R.L., a wholly-owned subsidiary of the Company. From 1975 until February 2006, he held different positions within Gaz de France, a publicly traded natural gas distribution company, including Secretary to the Board of Directors from

2004 until 2006; International Executive Vice President from 2003 to 2004; Executive Vice President, Gas Supply, Trading and Marketing from 2002 until 2003; and Executive Vice President, Gas Supply from 1998 to 2003. He also served on the Board of Directors of Tejas Power Corporation (USA), Gas Metropolitan (Canada), Sceptre Resources (Canada) and other affiliated companies of Gaz de France in Europe. Mr. Abiteboul graduated as an Engineer from Ecole Centrale de Lyon and obtained a Diploma in Economics from Université de Lyon.

Meg Gentle has served as Senior Vice President and Chief Financial Officer since March 2009. Prior to March 2009, she served as Senior Vice President—Strategic Planning & Finance since February 2008. Prior to February 2008, she served as Vice President of Strategic Planning since September 2005 and Manager of Strategic Planning since June 2004. Prior to joining Cheniere in June 2004 as Manager, Strategic Planning, Ms. Gentle spent eight years in energy market development, economic evaluation, and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, a publicly traded integrated energy company, from January 1998 to May 2004 and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, from August 1996 to December 1998. Ms. Gentle is currently a director and Senior Vice President and Chief Financial Officer of Cheniere Partners GP, a wholly-owned subsidiary of the Company. Ms. Gentle received her B.A. in Economics and International Affairs from James Madison University in May 1996 and her M.B.A. from Rice University in May 2004.

R. Keith Teague has served as Senior Vice President—Asset Group since April 2008 and President of Cheniere Pipeline Company, a wholly-owned subsidiary of the Company, since January 2005. Prior to April 2008, he served as Vice President—Pipeline Operations since May 2006. He is responsible for the development, construction and operation of the Company’s LNG receiving terminal and pipeline assets. Mr. Teague began his career with the Company in February 2004 as Director of Facility Planning. Prior to joining the Company, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies from December 2001 until September 2003. Mr. Teague is currently a director, President and Chief Operating Officer of Cheniere Partners GP. Mr. Teague received a B.S. in civil engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

H. Davis Thames has served as Senior Vice President—Marketing of the Company since December 2007 and President of Cheniere Marketing, Inc., a wholly-owned subsidiary of the Company, since November 2007. Prior to that time, he was Vice President Marketing, Strategy & Analysis since December 2006 and Executive Vice President of Cheniere Marketing, Inc. since February 2007. Prior to joining the Company as Vice President Marketing & Analysis on July 2005, Mr. Thames worked for several years at Cross Country Energy, LLC, serving as Director of Finance, Risk Management and Credit for Transwestern Pipeline, Florida Gas Transmission, and Northern Border Partners, before being promoted to Senior Director of Special Projects at the time of Cross Country’s acquisition by Southern Union and General Electric. Mr. Thames also served as President of Citrus Trading Corp. Previously, Mr. Thames worked in several structured commodity derivative and project finance teams for Enron Corp. Prior to joining Enron, Mr. Thames managed one of Flowserve Corp.’s engineering groups, designing rotating equipment for the energy industry. Mr. Thames earned a B.S. in Mechanical Engineering from The University of Texas at Austin, an M.S. in Mechanical Engineering from Texas A&M University, and an M.B.A. from the UCLA Anderson School of Management.

Greg W. Rayford has served as Senior Vice President and General Counsel of the Company since March 2011. Prior to joining the Company, Mr. Rayford served as corporate partner of Andrews Kurth LLP with a focus on mergers and acquisitions and corporate and commercial transactions from July 2007 to February 2011. Prior to July 2007, he served as corporate counsel at Science Applications International Corporation. Prior to that, Mr. Rayford was a corporate partner of Kirkland & Ellis LLP where his experience included various strategic and leveraged buyouts and recapitalizations, divestitures, venture capital and minority investments, and public and private offerings of debt and equity securities. Mr. Rayford earned his law degree, magna cum laude, from the University of Wisconsin Law School and his B.B.A. in Finance Investment and Banking from the University of Wisconsin.

Indemnification of Officers and Directors

Our Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated By-laws, as amended (“By-laws”), provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

We have also entered into an Indemnification Agreement with each member of our Board of Directors and each officer of the Company. The Indemnification Agreement provides for indemnification for all expenses and claims that a director or officer incurs as a result of actions taken, or not taken, on behalf of the Company while serving as a director, officer, employee, controlling person, agent or fiduciary of the Company, or any subsidiary of the Company, with such indemnification to be paid within 25 days after demand. The Indemnification Agreement provides that no indemnification will generally be provided (1) for claims brought by the director or officer, except for a claim of indemnity under the Indemnification Agreement, if the Company approves the bringing of such claim, or if the Delaware General Corporation Law requires providing indemnification because the director or officer has been successful on the merits of such claim, (2) for claims under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) if the director or officer did not act in good faith or in a manner reasonably believed by the director or officer to be in or not opposed to the best interests of the Company, (4) if the director or officer had reasonable cause to believe that his or her conduct was unlawful in a criminal proceeding, or (5) if the director or officer is adjudged liable to the Company. Indemnification will be provided to the extent permitted by law, the Company’s Certificate of Incorporation and By-laws, and to a greater extent if by law the scope of coverage is expanded after the date of the Indemnification Agreement. In all events, the scope of coverage will not be less than what is in existence on the date of the Indemnification Agreement.

SECURITY OWNERSHIP

As of April 18, 2011, there were 70,151,869 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors, nominees for director, named executive officers as set forth in the Summary Compensation Table below, and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock of the Company owned of record and beneficially as of April 18, 2011, by each director, nominee for director and named executive officer and by all directors and executive officers of the Company as a group. On April 18, 2011, the directors and executive officers of the Company beneficially owned an aggregate of 3,504,638 shares of common stock (approximately 5.0% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Energy Partners, L.P. owned of record or beneficially as of April 18, 2011, by each director, nominee for director and named executive officer and by all directors and executive officers of the Company as a group. The Company owns a majority interest in Cheniere Energy Partners, L.P. though its wholly-owned subsidiaries, Cheniere LNG Holdings, LLC, Cheniere Subsidiary Holdings, LLC, Cheniere Common Units Holding, LLC and Cheniere Energy Partners GP, LLC. As of April 18, 2011, there were 26,621,023 common units, 135,383,831 subordinated units and 3,304,384.776 general partner units of Cheniere Energy Partners, L.P. outstanding.

	Cheniere Energy, Inc.			Cheniere Energy Partners, L.P.
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	561,876	(2)	1%	283,100	(2)	1%
Walter L. Williams	320,474	(3)	*	15,388		*
Keith F. Carney	345,570	(4)	*	10,000	(4)	*
Nuno Brandolini	304,357	(5)	*	100,000		*
Paul J. Hoenmans	259,888		*	150	(6)	*
David B. Kilpatrick	187,232		*	—		*
John M. Deutch	86,404	(7)	*	5,000		*
Vicky A. Bailey	93,812	(8)	*	300		*
G. Andrea Botta	27,736		*			*
Meg A. Gentle	385,547	(9)	*	8,035		*
Jean Abiteboul	131,250	(10)	*	—		*
H. Davis Thames	343,069	(11)	*	500		*
R. Keith Teague	257,423	(12)	*	—		*
All directors and executive officers as a group (14 persons)	3,504,638	(13)	5.0%	422,473		1.6%

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

(2)	Includes 100,000 shares and 283,100 units held by Mr. Souki’s wife.

(3)	Includes 10,000 shares owned by Mr. Williams’ wife.

(4)	Some or all of the shares and units held by Mr. Carney are held in a margin account.

(5)	Includes 2,000 shares held by Mr. Brandolini’s wife. Some or all of the shares are held in a margin account.

(6)	All of these units are owned by Mr. Hoenmans’ wife.

(7)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Deutch.

(8)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Bailey.

(9)	Includes 80,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Gentle.

(10)	Includes 50,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Abiteboul.

(11)	Includes 10,400 shares issuable upon exercise of currently exercisable stock options held by Mr. Thames.

(12)	Includes 30,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Teague.

(13)	Includes an aggregate of 220,400 shares issuable upon exercise of currently exercisable stock options and no shares which are issuable upon exercise of stock options which become exercisable within 60 days.

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of our voting stock as of April 18, 2011.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
GSO Capital Partners LP and affiliates 280 Park Avenue New York, New York 10017	9,747,679	(1)	14.2	% (1)
Orbis Investment Management Limited 34 Bermudiana Drive Hamilton, HM 11, Bermuda	7,648,632	(2)	13.3	% (2)
Kleinheinz Capital Partners, Inc. 301 Commerce Street, Suite 1900 Fort Worth, Texas 76102	5,000,000	(3)	8.7	% (3)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	4,033,454	(4)	7.0	% (4)

(1)	Information is based on a Schedule 13G/A filed with the SEC on December 27, 2010 by GSO Capital Partners LP (“GSO”), GSO COF Facility LLC (“GSO COF”), GSO Advisor Holdings L.L.C. (“GSO Holdings”), Blackstone Holdings I L.P. (“Holdings I”), Blackstone Holdings I/II GP Inc. (“Holdings II”), The Blackstone Group L.P. (“Blackstone Group”), Blackstone Group Management L.L.C. (“Blackstone Group Management” and, together with Holdings I, Holdings II and Blackstone Group, the “Blackstone Funds”), Stephen A. Schwarzman, Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover. GSO directly holds 134,632 shares of common stock, GSO Special Situations Fund LP (“GSO Special Situations”) directly holds 2,716,119 shares of common stock, GSO COF directly holds 4,402,174 shares of common stock, and GSO Special Situations Overseas Master Fund Ltd. (“GSO Overseas” and, together with GSO, GSO Special Situations and GSO COF, the “GSO Entities”) directly holds 2,377,825 shares of common stock. GSO is the investment manager of each of GSO Special Situations and GSO Overseas and collateral manager of GSO COF. GSO Holdings is the general partner of GSO. Each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover is an executive of GSO (together, the “GSO Managing Members”). Each of the GSO Managing Members, GSO and GSO Holdings may be deemed beneficial owners of the 9,630,750 shares of common stock held by the GSO Entities. Blackstone Distressed Securities Fund L.P. (“Blackstone Distressed Fund”) directly holds 116,929 shares of common stock. Blackstone Distressed Securities Advisors L.P. (“Blackstone Advisors”) serves as the investment advisor to Blackstone Distressed Fund. Blackstone DD Advisors L.L.C. (“Blackstone DD”) is the general partner of Blackstone Advisors. Holdings I is the sole member of each of GSO Holdings and Blackstone DD. Holdings II is the general partner of Holdings I. Blackstone Group is the controlling shareholder of Holdings II. Blackstone Group Management is the general partner of Blackstone Group. Blackstone Group Management is controlled by Stephen A. Schwarzman, one of its founders. Each of the Blackstone Funds and Mr. Schwarzman may be deemed to be the beneficial owners of the 9,630,750 shares of common stock held by the GSO Entities and the 116,929 shares of common stock held by Blackstone Distressed Fund. Jason G. New and D. Dwight Scott, each of whom is a Senior Managing Director of GSO, received an aggregate of 136,266 shares of common stock for serving on our Board of Directors, 1,634 of which shares are held by Blackstone Distressed Fund and 134,632 of which shares are held by GSO.

(2)	Information is based on a Schedule 13G/A filed with the SEC by Orbis Investment Management Limited (“OIML”) on February 28, 2011. OIML is the beneficial owner of 7,648,632 shares of common stock and states that it has sole power to vote and dispose of these shares.

(3)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2011 by Kleinheinz Capital Partners, Inc. (“Kleinheinz”) on behalf of Global Undervalued Securities Master Fund, L.P., a Cayman Islands exempted limited partnership (the “Master Fund”), Global Undervalued Securities Fund, L.P., a Delaware limited partnership (the “Domestic Fund”), Global Undervalued Securities Fund (QP), L.P., a Delaware limited partnership (the “Domestic QP Fund” and together with the Domestic Fund, the “Domestic Funds”), Global Undervalued Securities Fund, Ltd., a Cayman Islands exempted company (the “Cayman Fund” and together with the Domestic Funds, the “Feeder Funds”), Kleinheinz, a Texas corporation, Kleinheinz Capital Partners LDC, a Cayman Islands limited duration company (“LDC”), and John Kleinheinz (collectively with the Master Fund, the Feeder Funds, Kleinheinz and LDC, the “Kleinheinz Reporting Persons”) that relates to shares of common stock purchased by Kleinheinz for the account of the Master Fund. Kleinheinz acts as investment adviser to the Feeder Funds and the Master Fund. The Feeder Funds serve as general partners of the Master Fund. LDC serves as general partner of the Domestic Funds. Mr. Kleinheinz is the principal of both Kleinheinz and LDC. The Kleinheinz Reporting Persons may be deemed to be the beneficial owners of, and state that they have sole power to vote and dispose of, 5,000,000 shares held by the Master Fund.

(4)	Information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 3, 2011. Investment Partners II (A), LLC (“Investment Partners”), a Delaware limited liability company, directly holds 513,587 shares of common stock. BlackRock Financial Management, Inc. (“BFM”), a Delaware company and a wholly-owned subsidiary of BlackRock, Inc., is the investment manager of Investment Partners. BlackRock, Inc. and BFM may be deemed to be the beneficial owners of the 513,587 shares of common stock held by Investment Partners. Accounts and/or funds managed or controlled by affiliates or subsidiaries of BlackRock, Inc. other than Investment Partners II (A), LLC hold an aggregate of 4,033,454 shares of common stock, and BlackRock, Inc. may be deemed to be the beneficial owner of such shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Company Overview

We own and operate the Sabine Pass LNG terminal and Creole Trail Pipeline located in the Gulf Coast of the United States. In June 2010, we announced the initiation of a project to add liquefaction services at the Sabine Pass LNG terminal.

Overview of Executive Compensation for 2010

The following are highlights of the more significant events involving our executive officers’ compensation for 2010:

•

In January 2010, each of our executive officers received a 2% base salary increase, which was determined to be reasonable because many of our executive officers’ base salaries were significantly below the median of the market. The 2% base salary increase was also approved company-wide.

•

In April 2010, we implemented the 2010 Goals & Bonus Plan to link performance goals and bonus awards for the 2010 performance year to margin goals that are tied to the Company’s short-term and long-term commercial activity.

•	In January 2011, the Compensation Committee approved a cash bonus award for the executive officers pursuant to the 2010 Goals & Bonus Plan.

•

In January 2011, the Compensation Committee also approved a long-term incentive award in the form of a restricted stock grant based on the achievement of significant corporate debt reduction and milestones related to the liquefaction project at the Sabine Pass LNG terminal that were achieved during 2010.

Compensation Philosophy and Objectives

Our executive compensation program and objectives are based on our need to attract and retain executives with the talent and experience necessary for Cheniere to achieve its primary business goals. We compete for executive talent with larger energy companies which have substantially greater resources. In 2010, we generally targeted our executives’ base salaries at the median of the market data of energy companies that we compete with for executive talent. During 2010, we also implemented the 2010 Goals & Bonus Plan to tie annual bonus awards to the Company’s performance. All of our executive officers participated in the 2010 Goals & Bonus Plan. Our executive officers’ total compensation for 2010 consisted of their annual base salary, a cash bonus award and a long-term incentive award in the form of a restricted stock grant. In 2009, we also implemented a long-term incentive plan for our employees, including our executive officers, and our executive officers were granted phantom stock awards in 2009 that vest in 2011 based on a combination of performance and continued employment.

Compensation-Related Risk

The Compensation Committee has determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and do not include risk-taking incentives or encourage our employees, including our executive officers, to take excessive risks in order to receive larger awards. The actual compensation awarded to our employees for 2010, including our executive officers, was based on the Company’s performance, including margin goals that were tied to the Company’s short-term and long-term commercial activity, which must be conducted in accordance with the Company’s Risk Policy approved by the Board.

Independent Compensation Consultant

The Compensation Committee has engaged Deloitte Consulting LLP (“Deloitte”) to review our compensation practices and provide the Compensation Committee with advice and assistance related to the design of our incentive compensation plans. In 2010, management made recommendations to the Compensation Committee concerning competitive pay ranges for our executive officers, appropriate base salary adjustments, the 2010 Goals & Bonus Plan, and the amounts of the cash bonus and long-term incentive awards for 2010 performance. Deloitte reviewed management’s recommendations and provided guidance to the Compensation Committee and management regarding the reasonableness of the recommendations based on market data. Deloitte also assisted the Compensation Committee and management in the establishment of a bonus plan for the 2011 through 2013 performance years. The Compensation Committee and management seek Deloitte’s guidance in an effort to establish compensation packages for our executive officers that are competitive with other energy companies that we compete with for executive talent. Deloitte reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. Deloitte attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present.

Those Deloitte personnel involved in matters within the purview of the Compensation Committee do not participate in any other services provided to us by Deloitte affiliates. During 2010, we used Deloitte LLP, the U.K. member firm of Deloitte Touche Tohmatsu, for compensation consulting services related to certain executives’ international employment arrangements. During 2010, we also used Deloitte Tax LLP for certain tax consulting services, Deloitte Accounting Services (France) for certain payroll and financial bookkeeping services for our French office and Taj Societe D’Avocats, the French member firm of Deloitte Touche Tohmatsu, for certain professional tax services. We reviewed the aggregate fees the Company paid to Deloitte’s affiliates for non-executive compensation consulting services during 2010. These fees were limited and fall below the disclosure threshold. The decision to engage, and the fees the Company paid to, Deloitte’s affiliates for non-executive compensation consulting services were approved by management and not the Compensation Committee or the Board because these services fall within management’s approval authority in the normal course of business. The Compensation Committee believes that the nature and scope of these services do not impair Deloitte’s ability to provide an independent perspective to the Compensation Committee in its deliberations about executive officer compensation.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has the responsibility to review and approve annual compensation, including the competitiveness of each element of the total compensation package, for the Chief Executive Officer (“CEO”) and each of our Senior Vice Presidents, who together with the CEO we will refer to in this Compensation Discussion and Analysis collectively as the “Executive Officers.” The Compensation Committee endeavors to provide total compensation for the Executive Officers that is competitive with other energy companies that we compete with for executive talent. In determining total compensation for the Executive Officers, the Compensation Committee recognizes that the Company is at a critical stage in its commercial development and that the Executive Officers’ total compensation must provide an incentive to achieve the Company’s overall business plan.

The base salaries, bonus awards and other equity awards for the Executive Officers, other than the CEO, are customarily proposed to the Compensation Committee by the CEO. The compensation recommendations for the CEO are developed by the Compensation Committee. All recommendations reflect input from Deloitte and our Human Resources (“HR”) department based on their review of external market data and Deloitte’s guidance on best practices. The Compensation Committee makes the final determination as to the base salaries, bonus awards and other equity awards for each of the Executive Officers based on Company and individual performance, the Company’s budget for compensation and market data.

Elements of 2010 Executive Compensation

We strive to offer a competitive compensation and benefits package to enable us to retain our current personnel and to recruit new executive talent as necessary. Each year, the Compensation Committee reviews external market data to determine the competitiveness of the total compensation package of our Executive Officers. The market data selected is representative of the energy industry within which we operate and includes companies relative to our size and business activity with which we compete for executive talent. Our HR department compiles and analyzes the market data with verification from Deloitte that our HR department’s analysis is accurate and reasonable. The Compensation Committee reviews the following components of the Executive Officers’ compensation relative to the amount paid to executives in similar positions within the market data: base salary, cash bonuses and equity compensation. The market data serves as a point of reference for measuring the compensation of the Executive Officers, but compensation decisions are made based on a combination of considerations. Our CEO works with our HR department to provide the Compensation Committee with recommendations on compensation based on the following considerations: the Company’s performance; the roles, responsibilities and performance of the Executive Officers; the Company’s budget for compensation; and market competitiveness.

2010 Base Salaries

Our Executive Officers’ base salaries for 2010 are set forth in the table below. Each of the Executive Officers received a 2% base salary increase for 2010. The base salary increases were effective January 4, 2010, and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2010—Base Salary.”

2010 Base Salary

Executive Officers	Base Salary Increase from 2009	2010 Base Salary
Charif Souki	2%	$734,400
Meg A. Gentle	2%	$278,280
Jean Abiteboul	2%	$334,998	(1)
H. Davis Thames	2%	$278,280
R. Keith Teague	2%	$278,280

(1)	Mr. Abiteboul’s base salary is calculated based on Euros pursuant to his employment agreement and was 233,725 EUR for 2010. The amount reported in the table represents the U.S. dollar equivalent based on the December 31, 2009 exchange rate of 1.4333 USD to 1 EUR.

2010 Bonus Awards and 2011 Long-Term Incentive Awards

The following cash bonus and long-term incentive awards were made to the Executive Officers on January 14, 2011, and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2010 – 2010 Bonus Awards and 2011 Long-Term Incentive Awards.”

2010 Bonus Awards and 2011 Long-Term Incentive Awards

Executive Officers	2010 Cash Bonus Award		Number of Shares of Restricted Stock Granted January 14, 2011 (1)
Charif Souki	$1,080,000		398,000
Meg A. Gentle	$295,540		150,000
Jean Abiteboul	$249,030	(2)	75,000
H. Davis Thames	$245,540		135,000
R. Keith Teague	$245,540		77,000

(1)	The shares of restricted stock vest in three equal annual installments on June 30, 2011, June 30, 2012 and June 30, 2013.

(2)	Mr. Abiteboul’s annual bonus award is paid in British Pounds Sterling pursuant to his U.K secondment arrangement. Mr. Abiteboul’s 2010 cash bonus award was 165,340 GBP based on the January 4, 2011 exchange rate of 0.66394 USD to 1 GBP.

2009 Phantom Stock Awards

On February 25, 2009, the Section 162(m) Subcommittee of the Compensation Committee of the Board of Directors (the “Section 162(m) Subcommittee”) approved phantom stock awards for our Executive Officers (the “2009 Phantom Stock Awards”) granted under the Amended and Restated 2003 Stock Incentive Plan, as amended (the “2003 Plan”). The 2009 Phantom Stock Awards, as set forth below, were made on February 25, 2009 and June 12, 2009 and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2010 – 2009 Phantom Stock Awards.”

2009 Phantom Stock Awards

Position	Number of Shares of Phantom Stock
Chairman, Chief Executive Officer and President (1)	1,800,000
Senior Vice Presidents	450,000

(1)	Mr. Souki received a grant of 1,000,000 shares of phantom stock on February 25, 2009, and a grant of 800,000 shares of phantom stock on June 12, 2009. The grant of 800,000 shares of phantom stock was made to Mr. Souki on June 12, 2009, upon the approval by the Company’s stockholders of certain amendments to the 2003 Plan, including an amendment to increase the maximum number of shares of our common stock that can be granted to any one individual under the 2003 Plan during a calendar year from 1,000,000 to 3,000,000 shares.

2008 Retention Awards and Change of Control Agreements

In 2008, the Compensation Committee approved a special retention program for certain employees, including the Executive Officers who remained with the Company following a significant reduction of our workforce that occurred in 2008. The retention program included a short-term retention award paid in cash and equity, which vested on December 1, 2008, a long-term retention award paid in equity, which vested over three years beginning on December 31, 2008, and a potential cash payment payable upon a change of control of the Company. The retention program was not intended to be an annual element of compensation. The retention awards for the Executive Officers are as set forth below and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2010 – 2008 Retention Awards and Change of Control Agreements.”

2008 Retention Awards

	Short-Term Retention Award (1)		Long-Term Retention Award (2)	Change of Control Cash Payment (3)
Executive Officers	Cash Award	Number of Shares of Restricted Stock	Number of Shares of Restricted Stock
Charif Souki	$150,135	15,014	500,001	$734,400
Meg A. Gentle	$68,205	6,821	150,000	$278,280
Jean Abiteboul	$80,755	6,821	100,002	$334,998	(4)
H. Davis Thames	$68,205	6,821	150,000	$278,280
R. Keith Teague	$68,205	6,821	150,000	$278,280

(1)	The cash award and the restricted stock award under the short-term retention award vested and became payable on December 1, 2008.

(2)	One-third of these restricted stock awards vested on each of December 31, 2008, December 31, 2009, and December 30, 2010.

(3)	The change of control cash payments are equal to one times the employees’ base salaries in effect at or immediately prior to the change of control. The amounts reported in the table are based on our Executive Officers’ 2010 base salaries.

(4)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in Euros. Mr. Abiteboul’s 2010 base salary was 233,725 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the December 31, 2009, exchange rate of 1.4333 USD to 1 EUR.

Benefits

We offer the same benefits package to all of our employees and Executive Officers. The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 5% of salary deferrals or the maximum deferrals permitted by law. We also provide all employees with medical, dental and vision benefits as well as health reimbursement arrangements. In addition, employees are covered by short-term and long-term disability, basic life insurance equal to two times base salary and voluntary life (elective) insurance and accidental death and dismemberment insurance. We also provide a Section 125 Cafeteria Plan for our employees. We do not offer a defined benefit pension plan to our employees, including the Executive Officers.

Perquisites and Other Personal Benefits

Perquisites are provided to the Executive Officers on a limited basis. We currently provide contract parking for all of our employees, and the Executive Officers are assigned a reserved parking space in our office building.

In July 2009, we entered into a U.K. assignment letter with Mr. Souki so that he is able to spend a portion of his time working from London to more effectively conduct international business for the Company. Mr. Souki travels internationally to help us pursue long-term LNG arrangements. Pursuant to the U.K. assignment letter, in 2009, the Company paid a one-time finder’s fee for Mr. Souki to arrange temporary housing in the U.K. and all fees, including reasonable legal fees, for preparation and obtainment of the proper work clearances in the U.K. The Company also pays for an annual allowance for the cost of housing in the U.K. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter to extend the term of his assignment for an additional twelve-month period to July 1, 2011, and increase the amount of his annual allowance for the cost of housing in the U.K. to $200,000.

We have also entered into an indefinite term employment agreement with Mr. Abiteboul in compliance with local practice and pursuant to the laws of France where he resides. In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement. The amendment provides for a secondment arrangement with Cheniere Supply & Marketing, Inc. and Mr. Abiteboul. Effective April 30, 2010, Mr. Abiteboul was seconded by the Company to the Company’s London office, which serves as the head office of the English branch of Cheniere Supply & Marketing, Inc., for the purposes of pursuing LNG supply for the Company. Cheniere Supply & Marketing, Inc. entered into a lease for a London apartment and makes direct payments to the landlord to cover Mr. Abiteboul’s temporary housing costs in the U.K. Cheniere Supply & Marketing, Inc. also pays for the cost of utilities, insurance and certain council taxes related to the London apartment. Mr. Abiteboul also receives tax equalization payments for a portion of the taxes he incurs as a result of the secondment. The costs related to Mr. Abiteboul’s U.K. housing together with the tax equalization payments cannot exceed 200,000 Euros per year in the aggregate pursuant to his secondment arrangement. The Company has also paid for the cost of certain return visits to France for Mr. Abiteboul. In addition, the Company paid one-time installation costs related to the commencement of Mr. Abiteboul’s secondment and reasonable fees related to Mr. Abiteboul’s individual tax planning and preparation of his tax declaration. Mr. Abiteboul uses a car owned by the Company. In addition, the Company pays the costs of personal tax services, club memberships and home telecommunication services for Mr. Abiteboul. The Company also makes contributions to a discretionary French retirement plan on behalf of Mr. Abiteboul.

The total cost to the Company for any perquisites and other personal benefits provided to the Executive Officers during 2008, 2009 and 2010 is provided in the “Summary Compensation Table.”

Analysis of Executive Officers’ Total Compensation for 2010

Base Salary

The base salaries of the Executive Officers are designed to be comparable to like positions in the marketplace from where we recruit executive talent. For 2010, management proposed to the Compensation Committee 2% base salary increases for the Executive Officers. Management presented and the Compensation Committee reviewed 2010 projections from published salary planning surveys on what other companies across the nation as well as in the energy industry were planning for their annual salary increases. The Compensation Committee also reviewed base salary data for similar executive officer positions from published survey data in the 2009 Towers Perrin Energy Survey and proxy data from our peer group. The peer group was determined by the Compensation Committee based on a list of energy companies from the Bloomberg Houston Chronicle 150 list, which consists of companies that are either based in Texas or are large employers in Texas. From this list, the following energy companies were chosen to comprise a peer group of publicly traded gas, power and energy construction and engineering companies with total assets below $15.5 billion, which were considered most representative of Cheniere in both size and type of business:

2009 Proxy Peer Group

• Adams Resources & Energy, Inc.	• McDermott International, Inc.
• Chicago Bridge & Iron Company N.V.	• Mirant Corporation
• CMS Energy Corporation	• Natco Group Inc.
• Dresser-Rand Group Inc.	• Nicor Inc.
• Dynegy Inc.	• ONEOK, Inc.
• Enbridge Energy Partners, L.P.	• Plains All American Pipeline, L.P.
• EQT Corporation	• Questar Corporation
• Frontier Oil Corporation	• RRI Energy, Inc.
• Jacobs Engineering Group, Inc.	• Southern Union Company
• KBR, Inc.	• Willbros Group, Inc.

All of the Executive Officers’ base salaries, with the exception of Mr. Abiteboul and Mr. Teague, were significantly below the median of the market data in the 2009 Towers Perrin Energy Survey. Both Mr. Abiteboul’s and Mr. Teague’s base salaries were at the median of the market data in the 2009 Towers Perrin Energy Survey. The chief executive officer and chief financial officer positions were the only two positions that were able to be benchmarked against similar executive officer positions in the proxy data from our peer group and Mr. Souki’s and Ms. Gentle’s base salaries were below the median . Based on the published data from the 2009 Towers Perrin Energy Survey and proxy data from our peer group, the Compensation Committee believed a 2% base salary increase was reasonable for the Executive Officers. The Executive Officers’ new base salaries were effective January 4, 2010. The 2% base salary increase was also approved company-wide.

The CEO’s base salary is set at a higher amount than the Senior Vice Presidents’ base salaries because the CEO is responsible for developing the Company’s overall strategy and vision and implementing the Company’s business plan. In addition, the market data indicates that the base salary for a chief executive officer position is customarily set higher than other officer positions.

For 2010, we did not differentiate the base salaries (except for the impact of international exchange rates) of the Senior Vice Presidents because management recognizes that each of the Senior Vice Presidents has similar potential to significantly impact the performance of the Company. Management believes that not differentiating the base salaries of the Senior Vice Presidents fosters teamwork and cooperation at the management levels, which is critical for our success.

2010 Proxy Peer Group

In November 2010, the Compensation Committee, based on a recommendation by management, reviewed the proxy peer group used in determining 2010 base salaries and decided to make modifications. Exploration and production companies and engineering and construction companies were removed from the list because Cheniere is not in those specific lines of businesses. Seven companies that are developers and managers of projects with operations and structures similar to Cheniere were added to the list. The following 17 energy companies with total assets ranging from $2.5 billion to $39.5 billion were chosen to comprise the new proxy peer group. All of the companies in the new proxy peer group are companies that we compete with for executive talent.

2010 Proxy Peer Group

• AES Corp.	• Nicor Inc.
• Calpine Corp.	• ONEOK, Inc.
• CMS Energy Corporation	• Plains All American Pipeline L.P.
• Dynegy Inc.	• Questar Corporation
• El Paso Corporation	• Regency Energy Partners, L.P.
• Enbridge Energy Partners, L.P.	• Sempra Energy
• EQT Corporation	• Southern Union Company
• Markwest Energy Partners, L.P.	• Spectra Energy Corp.
• Mirant Corporation

2010 Bonus Awards and 2011 Long-Term Incentive Awards

On April 8, 2010, the Compensation Committee approved the 2010 Goals & Bonus Plan. The 2010 Goals & Bonus Plan was designed to link the performance goals and bonus awards for the 2010 performance year to margin goals that were tied to the Company’s short-term and long-term commercial activity. Pursuant to the 2010 Goals & Bonus Plan, a corporate bonus pool for the 2010 performance year would be funded as follows: (i) $5,000,000 minimum funding requirement (the “$5,000,000 Minimum Funding”); (ii) 12 percent of gross margins (defined as earnings minus direct costs (non-GAAP measure)) generated from short-term contracts (defined as contracts with a term of less than four years) entered into during 2010; and (iii) 12 percent of gross margins generated from long-term contracts (defined as contracts with a term of four years or more) entered into during 2010. Based on a recommendation by management, the Compensation Committee determined the $5,000,000 Minimum Funding requirement was necessary to retain the Company’s talent during a year that seemed uncertain so employees could focus on their jobs and not whether bonuses would be paid. All of the Executive Officers participated in the 2010 Goals & Bonus Plan.

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2010 Corporate Bonus Pool. On January 4, 2011, based on the guidelines of the 2010 Goals & Bonus Plan, the Compensation Committee approved the funding of a corporate bonus pool in the amount of $8,600,000 for 2010 performance (the “2010 Corporate Bonus Pool”). The 2010 Corporate Bonus Pool was funded with (i) the $5,000,000 Minimum Funding; (ii) 12 percent of gross margins generated from short-term commercial activity in 2010 (the “Short-Term Component”); and (iii) 12 percent of gross margins generated from executing amendments to long-term Terminal Use Agreements (“TUA Amendments”) with certain of the Company’s customers in 2010 to improve the Company’s capital structure (the “Long-Term Component”). The Short-Term Component funded the corporate bonus pool only to the extent that the gross margins from a contract were credited by the Company to the 2010 fiscal year. The Long-Term Component was equal to the present value of the gross margins generated over the contract terms, applying a 15 percent discount rate to the gross margins in years four and beyond. The components of the 2010 Corporate Bonus Pool are outlined below:

Components of 2010 Corporate Bonus Pool:

•	$5,000,000 Minimum Funding

•	Short-Term Component:

—	J.P. Morgan fixed fee for capacity rights at the Sabine Pass LNG terminal

—	Marketing margins

—	Sabine Pass LNG terminal export fees

—	Creole Trail Pipeline revenues

•	Long-Term Component:

—	TUA Amendments to improve capital structure

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2010 Bonus Awards. Pursuant to the 2010 Goals & Bonus Plan, the $5,000,000 Minimum Funding and the Short-Term Component would be paid in cash to participants who are employees of the Company as of the date the bonus award is paid and the Long-Term Component would be paid to the participants in a combination of 50% cash and 50% equity, subject to one-third vesting installments. On January 4, 2011, the Compensation Committee, based on a recommendation by the CEO, exercised its discretion and determined it was appropriate to pay out the entire amount of the 2010 Corporate Bonus Pool in cash (the “2010 Bonus Awards”), rather than vesting the portion derived from the Long-Term Component over time as provided by the 2010 Goals & Bonus Plan, because the amount generated from the Long-Term Component was not large enough to have a strong retention value. A portion of the 2010 Corporate Bonus Pool was allocated by the Compensation Committee to each of the Executive Officers based on a recommendation by the CEO and such Executive Officer’s contributions during 2010. The Compensation Committee reviewed market data from the 2010 Towers Watson U.S. Compensation Energy Survey and the new proxy peer group and decided the amounts of the 2010 Bonus Awards were appropriate because the Executive Officers’ base salaries were at or below the median of the market data and the 2010 Bonus Awards would bridge the difference between the Executive Officers’ base salaries and total cash compensation as compared to the median. The Executive Officers received their 2010 Bonus Awards on January 14, 2011. Mr. Souki’s, Mr. Abiteboul’s and Mr. Teague’s total cash compensation for 2010 was above the median of the market data, Mr. Thames’s total cash compensation for 2010 was at the median of the market data and Ms. Gentle’s total cash compensation for 2010 was below the median of the market data.

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2011 Long-Term Incentive Awards. On January 4, 2011, the Compensation Committee also determined that the Company had achieved significant corporate debt reduction and milestones related to the liquefaction project at the Sabine Pass LNG terminal during 2010 that deserved recognition and used its discretion to approve a pool of 2,000,000 shares of restricted stock of the Company to be granted to certain employees, including the Executive Officers (the “2011 Long-Term Incentive Awards”). The Compensation Committee determined that the 2011 Long-Term Incentive Awards were appropriate to compensate certain employees, including the Executive Officers, for corporate debt reduction and the elimination of significant interest expense resulting in the improvement of the Company’s liquidity position. The Compensation Committee also determined that the 2011 Long-Term Incentive Awards were appropriate to recognize the regulatory, engineering and marketing progress made on the liquefaction project at the Sabine Pass LNG terminal. The liquefaction project was announced in June 2010 and had not been considered when the 2010 Goals & Bonus Plan was approved. The specific corporate debt reduction and liquefaction project milestones are outlined below:

Corporate Debt Reduction & Liquefaction Project Milestones:

•	Corporate Debt Reduction

—	Pre-paid $64 million of convertible debt and corresponding interest savings

—	Pre-paid $102 million of term loan debt and corresponding interest savings

—	Reduced by $3 million costs related to corporate overhead and tax payments

•	Milestones for the Liquefaction Project at the Sabine Pass LNG Terminal

—	Federal Energy Regulatory Commission and National Environmental Policy Act Pre-Filing Notice for the liquefaction project at the Sabine Pass LNG terminal

—	Department of Energy (“DOE”) approval to export 2 Bcf/d of liquefied natural gas to Free Trade Agreement nations

—	DOE application for long-term authorization to export 2 Bcf/d of liquefied natural gas to World Trade Organizations and other nations

—	Memoranda of Understanding (“MOUs”) signed with potential liquefaction counterparties

—	Engineering, Procurement, Construction (“EPC”) Pre-Front End Engineering Design commissioned with Bechtel

Of the 2,000,000 shares of restricted stock of the Company approved by the Compensation Committee for the 2011 Long-Term Incentive Awards, 935,000 shares were allocated by the Compensation Committee to the Executive Officers based on a recommendation by the CEO and each Executive Officer’s contributions during 2010. In addition, the Compensation Committee also reviewed a detailed history of each Executive Officer’s long-term incentive grants since 2008 to determine if the size of each Executive Officer’s 2011 Long-Term Incentive Award was appropriate. The Compensation Committee considered the performance vesting requirements of the 2009 Phantom Stock Awards had not yet been met and concluded that the Executive Officers potentially may not receive all of the 2009 Phantom Stock Awards. In addition, because the Executive Officers would not have any outstanding equity awards after 2011 when the 2009 Phantom Stock Awards expire, the Compensation Committee determined that the 2011 Long-Term Incentive Awards were appropriate so that the Executive Officers would continue to have a significant equity investment in the long-term success of the Company beyond 2011. The 2011 Long-Term Incentive Awards were granted on January 14, 2011, under the 2003 Plan. The 2011 Long-Term Incentive Awards vest in three equal annual installments on June 30, 2011, June 30, 2012 and June 30, 2013. Except as set forth below, an Executive Officer will forfeit any unvested portion of his or her 2011 Long-Term Incentive Award if the Executive Officer’s employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of the 2011 Long-Term Incentive Award will vest upon (i) the termination, resignation or removal of the Executive Officer for any reason within one year of the effective date of a Change of Control (as defined in the 2003 Plan) or (ii) the death or disability of the Executive Officer.

Each Executive Officer received a 2010 Bonus Award, paid in cash, and a 2011 Long-Term Incentive Award, in the form of a restricted stock grant, as follows:

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Specifically, the Compensation Committee approved for Mr. Souki a cash bonus of $1,080,000 and a grant of 398,000 shares of restricted stock of the Company. The Compensation Committee concluded that this amount was appropriate in light of Mr. Souki’s implementation of the Company’s overall strategy and business plan in 2010.

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Ms. Gentle received a cash bonus of $295,540 and a grant of 150,000 shares of restricted stock of the Company for her contributions related to corporate debt reduction and the elimination of significant interest expense resulting in the improvement of the Company’s liquidity position.

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Mr. Abiteboul received a cash bonus of $249,030 and a grant of 75,000 shares of restricted stock of the Company for his efforts in working towards obtaining customers related to the liquefaction project at the Sabine Pass LNG terminal.

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Mr. Thames received a cash bonus of $245,540 and a grant of 135,000 shares of restricted stock of the Company for the success of the marketing business in securing margins on LNG cargo purchases and working towards obtaining customers related to the liquefaction project at the Sabine Pass LNG terminal.

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Mr. Teague received a cash bonus of $245,540 and a grant of 77,000 shares of restricted stock of the Company in recognition of the regulatory and engineering progress that had been made on the liquefaction project at the Sabine Pass LNG terminal and the Company’s continued efforts to safely operate and provide outstanding service to its customers at the Sabine Pass LNG terminal and Creole Trail Pipeline.

2009 Phantom Stock Awards

The Compensation Committee, based on a recommendation by management, approved the implementation of a new long-term incentive plan in 2009 for our employees, including the Executive Officers. The Executive Officers’ long-term incentive plan was granted under the 2003 Plan in the form of phantom stock (the “2009 Phantom Stock Awards”) and, on February 25, 2009 and June 12, 2009, the Section 162(m) Subcommittee approved the 2009 Phantom Stock Awards for our Executive Officers. The 2009 Phantom Stock Awards vest in 2011 based on a combination of performance and continued employment. The performance measures for the 2009 Phantom Stock Awards were determined to provide an incentive for management to achieve the goals under the Company’s three-year business plan. If the $5.00 Per Share (as defined below) performance measure is achieved, the payout of the 2009 Phantom Stock Awards was designed to make the Executive Officers’ total compensation (total cash compensation plus equity awards) competitive with the median of the 2009 Towers Perrin Energy Survey market data. The $10.00 Per Share (as defined below) performance measure was designed as a stretch goal for the Company, and if achieved, the payout of the 2009 Phantom Stock Awards was designed to be more significant in accordance with the performance of the Company and possibly greater than the 75th percentile of the 2009 Towers Perrin Energy Survey market data. The 2009 Phantom Stock Awards will be settled in cash or in shares of our common stock as determined by the Compensation Committee in connection with each settlement. The 2009 Phantom Stock Awards have the following vesting terms:

•	One-third (1/3) vesting on December 15, 2011.

•	One-third (1/3) vesting on December 15, 2011, if one of the following performance measures is achieved as of such date:

1.	Our stock price equals or exceeds $5.00 per share, calculated as (x) the average closing price for any 90 consecutive calendar days between December 16, 2010, and December 15, 2011 (including December 16, 2010, or December 15, 2011, if applicable), or (y) the highest cost basis of any share of our common stock owned by a beneficial owner of 30% or more of the combined voting power of the voting securities of the Company so as to constitute a Change of Control under clause (i) of the Change of Control definition under the 2003 Plan, or (z) the closing price on the date of a corporate transaction that constitutes a Change of Control under clause (ii) or (iii) of the Change of Control definition under the 2003 Plan (“$5.00 Per Share”); or

2.	The signing of a contract (or contracts) which secures an aggregate of $75 million of Annual Cash Receipts (as defined below) from a third party (or parties) for a weighted average term of seven years or more in connection with either the use or firm commitment reservation of capacity of the Sabine Pass LNG terminal or the Creole Trail Pipeline (“$75 Million of Annual Cash Receipts”).

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One-third (1/3) vesting on December 15, 2011, if as of such date our stock price equals or exceeds $10.00 per share, calculated as the average closing price for any 90 consecutive calendar days between December 16, 2010, and December 15, 2011, (including December 16, 2010, or December 15, 2011, if applicable) (“$10.00 Per Share”).

In addition, upon the signing, on or before December 15, 2011, of a contract (or contracts) which secures an aggregate of $150 million of Annual Cash Receipts from a third party (or parties) for a weighted average term of seven years or more in connection with either the use or firm commitment reservation of capacity of the Sabine Pass LNG terminal or the Creole Trail Pipeline (“$150 Million of Annual Cash Receipts”), or if on or before December 15, 2011, our stock price equals or exceeds $10.00 per share, calculated as (x) the highest cost basis of any share of our common stock owned by a beneficial owner of 30% or more of the combined voting power of the voting securities of the Company so as to constitute a Change of Control under clause (i) of the Change of Control definition under the 2003 Plan, or (y) the closing price on the date of a corporate transaction that constitutes a Change of Control under clause (ii) or (iii) of the Change of Control definition under the 2003 Plan (“$10.00 Per Share COC Event”), any remaining unvested portions will vest as follows:

1.	50% immediately upon closing $150 Million of Annual Cash Receipts or upon a $10 Per Share COC Event; and

2.	50% on the later of December 15, 2011 or upon a $10 Per Share COC Event.

“Annual Cash Receipts” equals the cash receipts we expect to receive pursuant to a contract (or contracts) signed between the Company and/or any of its consolidated subsidiaries, including Cheniere Energy Partners, L.P. and Sabine Pass LNG, L.P., with a third party (or parties). The Annual Cash Receipts expected to be received will be calculated according to the terms of the contract (or contracts) signed. For any series of cargo purchases (whether or not such cargo purchases are expected to be delivered to a terminal owned by the Company), Annual Cash Receipts will be equal to the margin expected from the transaction, considering the anticipated purchase or sale prices for each cargo, shipping (if any), and the direct costs associated with transportation and regasification of such cargoes. If the terms of any contract signed include reference to, or are valued upon, any index rates, Annual Cash Receipts will be calculated based on a futures or forward contract for the applicable index.

An Executive Officer will forfeit any unvested 2009 Phantom Stock Awards if the Executive Officer is terminated for Cause (as defined in the 2003 Plan) or the Executive Officer resigns prior to vesting. If an Executive Officer’s employment is terminated by the Company on or before December 15, 2011 for a reason other than Cause, Disability or death, then the 2009 Phantom Stock Awards will vest on the Executive Officer’s termination date as follows: (i) one-third will automatically vest; (ii) an additional one-third will vest in the event $5.00 Per Share (calculated with respect to the 90 consecutive calendar days preceding the Executive Officer’s termination date) or $75 Million of Annual Cash Receipts is achieved on or before the Executive Officer’s termination date; (iii) an additional one-third will vest in the event $10.00 Per Share is achieved (calculated with respect to the 90 consecutive calendar days preceding the Executive Officer’s termination date) on or before the Executive Officer’s termination date; and (iv) all of the 2009 Phantom Stock Awards not yet vested will vest in the event $150 Million of Annual Cash Receipts is achieved or a $10 Per Share COC Event occurs on or before the Executive Officer’s termination date.

The 2009 Phantom Stock Awards will fully vest upon a termination of the Executive Officer’s employment after a Change of Control (as defined in the 2003 Plan), but in each case only if such Change of Control occurs on or before December 15, 2011, and is a termination (a) by the Company for any reason other than Cause or (b) by the Executive Officer for Good Reason (as defined in the 2003 Plan).

2008 Retention Awards and Change of Control Agreements

In 2008, the Compensation Committee approved a special retention program for certain employees, including the Executive Officers, who remained with the Company following a significant reduction of our workforce during 2008. The retention program was designed to ensure we would be able to retain employees with the skills necessary to address the immediate challenges of the Company. Management believed that the retention program was necessary given the uncertainty that remained at the time regarding the Company’s long-term prospects and liquidity and the additional workload that the remaining employees would be required to incur. The retention program was not intended to be an annual element of compensation. The Compensation Committee worked with Deloitte and designed a retention program so that the total size of the retention awards was reasonable and in line with total severance/change of control compensation of other companies in our industry. The retention program included a short-term retention award paid in cash and equity, which vested on December 1, 2008, a long-term retention award paid in equity, which vested over three years beginning on

December 31, 2008, and a potential cash payment payable upon a change of control of the Company. The outstanding awards under the retention program are described in more detail below.

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Short-Term Retention Award. The 2008 Short-Term Retention Plan (the “Short-Term Plan”) was adopted to retain key employees who were designated by management and confirmed by the Compensation Committee to be necessary to our continued operations for the next six months. Each award under the Short-Term Plan equaled one-half of the Executive Officer’s base salary at that time. One-half of the award value was paid in cash and one-half in restricted stock. The number of restricted shares granted was determined based on a stock price of $10.00 per share at the time the program was implemented. The cash award and restricted stock award vested and became payable on December 1, 2008.

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Long-Term Retention Award. The 2008 Long-Term Retention Plan (the “Long-Term Retention Plan”) was adopted to retain key employees who were designated by management and confirmed by the Compensation Committee to be necessary to our long-term operations. The Long-Term Retention Plan provided for a grant of restricted stock which vested in three equal installments on December 31, 2008, December 31, 2009, and December 30, 2010.

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Change of Control Cash Payment. The 2008 Change of Control Cash Payment Plan (the “Change of Control Plan”) was adopted in recognition that the possibility of a change of control existed and that such possibility, and the uncertainty it may create, may result in the distraction or departure of employees to the detriment of the Company and the stockholders. The Change of Control Plan was designed to ensure that certain employees designated by management and confirmed by the Compensation Committee were not unduly distracted by the circumstances attendant to the possibility of a change of control and to encourage their continued attention and dedication to our necessary operations. The Change of Control Plan provides for a cash payment upon a Change of Control (as defined in the 2003 Plan) in an amount equal to one times the employees’ base salaries in effect at or immediately prior to the Change of Control. The cash payments are payable within 30 days of the effective date of the Change of Control. A cessation of an employee’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of an employee other than for Cause (as defined in the Change of Control Agreements), and a termination by the employee for Good Reason (as defined in the 2003 Plan) that occurs not more than three months prior to a Change of Control will be deemed to be a termination of employment pursuant to a Change of Control provided the employee demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the employee’s termination otherwise arose in connection with or in anticipation of a Change of Control. The Change of Control Plan expires on December 31 of each calendar year, although it is automatically extended for an additional year each January 1 unless the Company provides notice to an employee that it will not extend the term of his or her Change of Control Agreement.

Compensatory Arrangements for Certain Executive Officers

On June 30, 2009, the independent members of our Board of Directors approved a U.K. assignment letter for Mr. Souki so that he is able to spend a portion of his time working from London to more effectively conduct international business for the Company. Mr. Souki travels internationally to help us pursue long-term LNG arrangements. The U.K assignment letter was effective July 1, 2009 for a period of twelve months, but may be extended by the Compensation Committee or full Board for additional twelve-month periods not to exceed a total of three years. In 2009, the Company paid a one-time finder’s fee for Mr. Souki to arrange temporary housing in the U.K. and all fees, including reasonable legal fees, to prepare and obtain the proper work clearances in the U.K. The Company also pays Mr. Souki an annual allowance for the cost of housing in the U.K. For 2010, the amount of Mr. Souki’s annual base salary allocated to his assignment in the U.K. was $220,300. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter to extend the term of his assignment for an additional twelve-month period to July 1, 2011, and increase the amount of his annual allowance to cover the cost of housing in the U.K. to $200,000. The allowance is paid in quarterly installments in the month preceding each quarter and is not included in his base salary for purposes of determining annual bonus awards or change of control payments. Mr. Souki is responsible for paying his individual tax liabilities and filing all necessary tax returns.

We have entered into an indefinite term employment agreement with Mr. Abiteboul in compliance with local practice and pursuant to the laws of France where he resides. Pursuant to his employment arrangement, Mr. Abiteboul uses a car owned by the Company and the Company pays the costs of club memberships and home telecommunication services for Mr. Abiteboul. The Company also makes contributions to a discretionary French retirement plan on behalf of Mr. Abiteboul.

In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing, Inc. and Mr. Abiteboul. Effective April 30, 2010, Mr. Abiteboul was seconded by the Company to the Company’s London office, which serves as the head office of the English branch of Cheniere Supply & Marketing, Inc., for the purposes of pursuing LNG supply for the Company. Mr. Abiteboul’s secondment will not exceed a total of twenty-four months and any extension of his secondment in excess of twenty-four months is subject to Compensation Committee or full Board approval and a separate amendment to his employment agreement. During his secondment, Mr. Abiteboul continues to report to Mr. Charif Souki, Chairman, Chief Executive Officer and President of the Company. Pursuant to his employment agreement, Mr. Abiteboul has been entitled to an expatriation allowance as a portion of his annual salary as a result of his travel outside of France. Effective April 30, 2010, Mr. Abiteboul no longer received the expatriation allowance and his annual base salary of 233,725 Euros is paid by Cheniere Supply & Marketing, Inc. in a sum equivalent to the monthly Euro value in British Pounds Sterling on a monthly basis. Mr. Abiteboul remains subject to the French State basic pension and complementary pension regimes, subject to the necessary contributions paid by the Company and Mr. Abiteboul. In addition, Cheniere Supply & Marketing, Inc. entered into a lease for a London apartment and makes direct payments to the landlord to cover Mr. Abiteboul’s temporary housing costs in the U.K. Cheniere Supply & Marketing, Inc. also pays for the cost of utilities, insurance and certain council taxes related to the London apartment. Mr. Abiteboul receives tax equalization payments for a portion of the taxes he incurs as a result of the secondment. The costs related to Mr. Abiteboul’s U.K. housing together with the tax equalization payments cannot exceed 200,000 Euros per year in the aggregate pursuant to his secondment arrangement. The Company has also paid for the cost of certain return visits to France for Mr. Abiteboul. In addition, the Company paid one-time installation costs related to the commencement of Mr. Abiteboul’s secondment. These payments will not be included in Mr. Abiteboul’s base salary for purposes of determining annual bonus awards, contributions to employee retirement plans or potential change of control payments. Mr. Abiteboul is responsible for the payment of his individual tax liabilities and for filing all necessary tax returns; provided, however, that the Company pays for reasonable fees related to Mr. Abiteboul’s individual tax planning and preparation of his tax declaration. Mr. Abiteboul’s secondment may be terminated by the Company or by Mr. Abiteboul with a notice period of two months. If Mr. Abiteboul’s secondment is terminated by the Company prior to the end of the maximum twenty-four month period, the Company will repatriate Mr. Abiteboul and be responsible for the costs of such repatriation. If Mr. Abiteboul resigns from the Company prior to the end of his secondment, the Company will not be responsible for the costs of his repatriation. All other terms of Mr. Abiteboul’s employment agreement remain unchanged and he will return to his previous role pursuant to his employment agreement at the end of his secondment. Additional information about Mr. Abiteboul’s French employment agreement is provided below in “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 38 of this Proxy Statement.

2011 Base Salary Adjustments

On January 4, 2011, the Compensation Committee approved a 2.5% base salary increase for the Executive Officers for 2011, as follows:

2011 Base Salary

Executive Officer	Base Salary Increase from 2010 (1)	2011 Base Salary
Charif Souki	2.5%	$752,760
Meg A. Gentle	2.5%	$285,237
Jean Abiteboul	2.5%	$329,142	(2)
H. Davis Thames	2.5%	$285,237
R. Keith Teague	2.5%	$285,237

(1)	The base salary increase was effective on January 3, 2011 for all Executive Officers other than Mr. Abiteboul whose base salary increase was effective on January 1, 2011 due to the Company’s payroll administration in the U.K.

(2)	Mr. Abiteboul’s base salary is 239,568 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the January 4, 2011 exchange rate of 1.3739 USD to 1 EUR.

The decision to approve base salary increases for the Executive Officers was made by the Compensation Committee after reviewing 2010 base salaries for similar executive officer positions in the 2010 Towers Watson U.S. Compensation Energy Survey and proxy data from the new peer group. The Compensation Committee believed a 2.5% base salary increase was reasonable for the Executive Officers because their base salaries were at or below the median of the market data. The 2.5% base salary increase was also approved company-wide.

2011 – 2013 Bonus Plan

On March 2, 2011, the Compensation Committee approved the 2011 – 2013 Bonus Plan. The 2011 – 2013 Bonus Plan includes (i) the “CQP Plan” to pay bonuses for Sabine Pass LNG, L.P. (“Sabine Pass LNG”) operators, technicians and supporting roles who have been seconded to Cheniere Energy Partners GP, LLC, the general partner of Cheniere Partners, and (ii) the “Corporate Plan” to pay bonuses to the remainder of the Company’s employees who fall outside of the secondment arrangement. All of the Executive Officers will participate in the Corporate Plan, which is designed to pay bonus awards that are tied to the achievement of operational and corporate goals, financial goals, and regulatory, engineering/construction and commercial goals related to the liquefaction project at the Sabine Pass LNG terminal (“Bonus Awards”). The Corporate Plan includes an Annual Cash Bonus Pool and a Long-Term Commercial Bonus Pool for each of the 2011, 2012 and 2013 performance years, as follows:

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Annual Cash Bonus Pool. A bonus pool payable in cash (“Annual Cash Bonus Pool”) will be funded for each of the 2011, 2012 and 2013 performance years by the following: (i) achievement of operational and corporate goals; (ii) EPC contract negotiations, balance sheet optimization, and 12% of any gross margins generated from the Company’s Short-Term Commercial Activity (as defined below); and (iii) any other appropriate milestones achieved by the Company.

The achievement of the following operational and corporate goals will fund a base Annual Cash Bonus Pool equal to $5,000,000:

—	Meet operations and safety goals.

—	Manage the Company and its subsidiaries within 10% of the approved expenditure budgets.

—	Sign MOUs for 1.0 Bcf/d of bi-directional capacity at the Sabine Pass LNG terminal.

—	File all required permit authorizations to commence construction of the liquefaction project at the Sabine Pass LNG terminal.

The achievement of the following goals will increase the Annual Cash Bonus Pool up to an aggregate target of $10,000,000:

—	Negotiate a fixed price EPC contract for construction of the liquefaction project at the Sabine Pass LNG terminal.

—	Develop a plan to address debt maturities.

—	Generate gross margins from the Company’s contracts with a term of less than four years (“Short-Term Commercial Activity”), which will increase the Annual Cash Bonus Pool by an amount equal to 12% of such gross margins. Gross margins are earnings minus direct costs, and will fund the Annual Cash Bonus Pool only to the extent credited to each of the applicable 2011, 2012 or 2013 fiscal years.

—	Any other appropriate milestones achieved by the Company.

The Annual Cash Bonus Pool may also be increased above the $10,000,000 target based on additional Short-Term Commercial Activity and any other appropriate milestones achieved by the Company. The determination and payment of the Annual Cash Bonus Pool will be made no later than February 28 of the year following each performance year, provided that the participant is an employee of the Company as of such payment date.

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Long-Term Commercial Bonus Pool. During the 2011, 2012 and 2013 performance years, a Long-Term Commercial Bonus Pool will be determined by the Compensation Committee following the Company entering into a Long-Term Commercial Contract (as defined below). The Long-Term Commercial Bonus Pool will equal 11% of Margins (as defined below) generated from any contract entered into by the Company with a term of four years or more (“Long-Term Commercial Contract”). “Margins” equal the present value of expected cash receipts less: (i) expected direct costs; (ii) expected interest payments on any liquefaction project debt; and (iii) expected cash payments to third-party equity holders. A 15% discount rate will be applied in years four and beyond.

The payment of the Long-Term Commercial Bonus Pool may be made in a combination of up to a maximum of 25% of the pool in cash (“Long-Term Commercial Cash Award”) and the remainder of the pool in equity (“Long-Term Commercial Equity Award”), as determined by the Compensation Committee.

—	Long-Term Commercial Cash Award: The Long-Term Commercial Cash Award will be granted within 30 days of obtaining financing commitments to construct the liquefaction project at the Sabine Pass LNG terminal and will vest in five annual installments. The first installment will vest and be paid immediately upon commencement of the construction of the liquefaction project (“Initial Cash Vesting Date”). The second, third, fourth and fifth installments will vest and be paid on the first, second, third and fourth anniversaries, respectively, of the Initial Cash Vesting Date.

—	Long-Term Commercial Equity Award: The total number of shares to be granted to the participants will be determined by dividing the equity portion of the Long-Term Commercial Bonus Pool by the average closing price of the Company’s common stock as reported on the NYSE Amex Equities for the 30 calendar days immediately following the fifth trading day after the public announcement of the contract. The Long-Term Commercial Equity Award will be granted in the form of restricted stock of the Company within 30 days of obtaining financing commitments to construct the liquefaction project at the Sabine Pass LNG terminal and will vest in five annual installments. The first installment will vest immediately upon commencement of construction of the liquefaction project (“Initial Equity Vesting Date”). The second, third, fourth and fifth installments will vest on the first, second, third and fourth anniversaries, respectively, of the Initial Equity Vesting Date.

Except as set forth below, a participant shall forfeit any unvested portion of his or her Long-Term Commercial Cash Award or Long-Term Commercial Equity Award if the participant’s employment with the Company terminates for any reason prior to the applicable vesting dates.

Any unvested portion of the Bonus Awards shall become immediately vested and payable to the participant (or the beneficiary in the case of the participant’s death) if (i) the Company terminates the participant’s employment without Cause or the participant terminates his or her employment for Good Reason, or (ii) the participant dies or incurs a Disability or a Change of Control occurs before the Bonus Awards are fully vested (with each of these terms as defined in the 2003 Plan, any successor plan of the 2003 Plan, or as otherwise modified to comply with the applicable requirements of Section 409A of the Code).

In the event the Company does not have a sufficient number of shares under the 2003 Plan at the time of grant, then the Company may settle the unfunded equity portion with cash or other awards pursuant to any successor plan of the 2003 Plan, subject to stockholder approval of such successor plan. The Company may not pay more than $20,000,000 in cash to all participants in the aggregate for any performance year. The Company has the right to take any action as may be necessary or appropriate to satisfy any federal, state, local or any other tax withholding obligations as it determines are necessary at the time payments of the Bonus Awards are made. Participants are responsible for any tax consequences as a result of participation in the Corporate Plan.

Information about Other Compensation-Related Matters

Guidelines for Granting Equity-Based Awards

We recognize that granting equity awards presents specific legal, tax and accounting issues and, therefore, we adopted guidelines on December 17, 2007, for all grants of equity-based awards. The guidelines reflect the Company’s prior practices for granting equity-based awards. Under the guidelines, all equity awards granted to employees subject to the reporting requirements of Section 16 of the Exchange Act must be approved by the Compensation Committee or the Section 162(m) Subcommittee, and all stock options granted to members of the Board of Directors must be approved by the Board. The Board established an Equity Grant Committee and appointed the Chairman of the Board as the sole member of such committee to act on behalf of the Board and the Compensation Committee in granting restricted stock and stock options to eligible employees (other than Executive Officers) and consultants. Restricted stock awards made by the Equity Grant Committee in any calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients. The Board has also authorized the CEO to designate employees and consultants (other than Executive Officers) to be recipients of stock options and to determine the terms of such stock options. Stock option awards made by the CEO and the Equity Grant Committee in any calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients. The Compensation Committee periodically ratifies all stock options granted by the CEO and Equity Grant Committee and restricted stock granted by the Equity Grant Committee. Under the provisions of the 2003 Plan, stock options cannot be granted at an exercise price less than the closing price of a share of the Company’s common stock as reported on the NYSE Amex Equities on the grant date of such stock options.

Stock Ownership Requirements

The Board of Directors believes that the members of the Company’s Board of Directors and the Executive Officers should display their commitment to the Company by owning a significant amount of Company stock and, on April 3, 2008, implemented stock ownership guidelines. The Board amended the stock ownership guidelines, effective as of September 10, 2009, which provide as follows:

Stock Ownership Guidelines for

Non-Employee Directors and Executive Officers

Position	Stock Ownership Guidelines
Non-Employee Directors	50% of the director’s annual compensation awarded for each of his/her 3 most recent service years
Chairman, Chief Executive Officer and President	5x base salary
Senior Vice Presidents	2x base salary

Items considered for purposes of meeting the stock ownership guidelines include: Company stock beneficially owned by a non-employee director or Executive Officer or his or her spouse or dependent children; phantom stock and restricted stock whether or not yet vested; the in-the-money value of vested but unexercised stock options; Company stock acquired upon the exercise of stock options; and common units of Cheniere Energy Partners, L.P. held directly by a non-employee director or Executive Officer or his or her spouse or dependent children. The number of shares of Company stock required to be owned by each non-employee director is determined annually as of the close of business on the first trading date following the Company’s annual meeting of stockholders (following, and including, the issuance of Company stock relating to such year’s annual non-employee director compensation). The value of each share of Company stock is equal to the greater of (i) the fair market value of the Company’s stock on the date the non-employee director or Executive Officer acquired the stock, or (ii) the fair market value of the Company’s stock on any given measurement date. All non-employee directors and Executive Officers are expected to be in full compliance with the guidelines by the fifth anniversary of the original effective date (April 3, 2008) of the guidelines or within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim period. If a non-employee director or Executive Officer is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Governance and Nominating Committee to determine whether an exemption should be granted to the individual in such instances. The Governance and Nominating Committee periodically assesses the guidelines and each individual’s compliance with the guidelines. As of December 31, 2010, all of our non-employee directors and Executive Officers were in compliance with the guidelines.

Accounting and Tax Implications

The 2010 Goals & Bonus Plan was not designed to provide awards that will qualify as performance-based awards deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We will not be able to recognize tax benefits that may otherwise be available to the Company related to the 2010 Bonus Awards or the 2011 Long-Term Incentive Awards made to our Executive Officers that are subject to the Section 162(m) limitations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Vicky A. Bailey, Chair

Keith F. Carney

David B. Kilpatrick

March 2, 2011

SUMMARY COMPENSATION

The following table and narrative text sets forth the total compensation awarded to, earned by, or paid to our CEO and CFO and our three other most highly compensated executive officers for 2010, 2009 and 2008, who are referred to as our “named executive officers” in the following compensation tables.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Charif Souki Chairman and Chief Executive Officer	2010	$734,400	$1,080,000	$632,700	—	—	—	$203,772	$2,650,872
	2009	$722,794	$1,080,000	$5,376,000	—	—	—	$126,377	$7,305,171
	2008	$602,660	$600,135	$2,750,180	—	—	—	$11,495	$3,964,470
Meg A. Gentle Senior Vice President and Chief Financial Officer	2010	$278,280	$295,540	$256,410	—	—	—	$16,684	$846,914
	2009	$272,820	$245,540	$1,344,000	—	—	—	$18,865	$1,881,225
Jean Abiteboul (5) Senior Vice President—	2010	$334,998	$249,030	$333,000	—	—	—	$203,756	$1,120,784
	2009	$328,266	$299,030	$1,344,000	—	—	—	$51,375	$2,022,671
	2008	$323,385	$255,755	$570,435	—	—	—	$81,385	$1,230,960
H. Davis Thames Senior Vice President—Marketing	2010	$278,280	$245,540	$449,550	—	—	—	$16,684	$990,054
	2009	$272,820	$245,540	$1,344,000	—	—	—	$18,865	$1,881,225
	2008	$273,789	$243,205	$837,424	—	—	—	$16,607	$1,371,025
R. Keith Teague Senior Vice President—Asset Group	2010	$278,280	$245,540	$256,410	—	—	—	$16,684	$796,914
	2009	$272,820	$245,540	$1,344,000	—	—	—	$18,865	$1,881,225

(1)	This column represents the base salary earned, including any amounts invested by the named executive officers in the Company’s Retirement Plan. The Company’s Retirement Plan is described in the Compensation Discussion and Analysis under “Benefits.”

(2)	The amount in this column for 2010 represents the cash bonus awards paid to the named executive officers pursuant to the 2010 Goals & Bonus Plan.

(3)	The amounts in this column reflect the grant date fair value of awards, computed in accordance with stock-based compensation accounting rules. The equity awards were granted in 2010, 2009 and 2008 to each of the named executive officers as reported in the table for the applicable fiscal year. Values for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating the award values may be found in Note 18 to our 2010 audited financial statements on page 80 of our Form 10-K filed on March 3, 2011. For 2010, the amount includes the grant date fair value of the equity portion of the named executive officers’ 2010 discretionary bonus awards that were paid in January 2010 for 2009 performance. The executive officers’ 2010 discretionary bonus awards were paid in a combination of cash and shares of common stock. The shares of common stock were granted on January 27, 2010. The closing price of our common stock on January 27, 2010 was $3.33. The shares of common stock were not restricted and were immediately tradable.

For 2009, the amount includes the grant date fair value of the named executive officers’ 2009 Phantom Stock Awards which were granted on February 25, 2009 and June 12, 2009. The 2009 Phantom Stock Awards are divided into three equal tranches with grant date fair values determined using a Monte Carlo simulation model of $2.30, $2.87 and $3.79. The 2009 Phantom Stock Awards will vest in 2011 based on a combination of performance and continued employment. The 2009 Phantom Stock Awards will be settled in cash or in shares of our common stock as determined by the Compensation Committee in connection with each settlement. In the event all three tranches of the 2009 Phantom Stock Awards vest at the maximum performance measure of $10.00 per share, Mr. Souki’s 2009 Phantom Stock Award would be worth $18,000,000 and Ms. Gentle’s and Messrs. Abiteboul’s, Thames’ and Teague’s 2009 Phantom Stock Awards would each be worth $4,500,000.

For Messrs. Souki, Abiteboul and Thames, the amount in this column for 2008 includes the grant date fair value ($5.34) of restricted stock awarded as part of their short-term retention awards and long-term retention awards which were granted on May 9, 2008. The restricted stock awarded as part of the short-term retention awards vested on December 1, 2008. The restricted stock awarded as part of the long-term retention awards vested on December 31, 2008, December 31, 2009, and December 30, 2010.

(4)	This column represents all other compensation not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums and matching contributions allocated by the Company pursuant to the Company’s Retirement Plan, as set forth below.

All Other Compensation included in the Summary Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($) (A)	Insurance Premiums ($) (B)	Company Contributions to Retirement and 401(k) Plans ($) (C)	Total ($)
Charif Souki	2010	$202,092	$1,680	—	$203,772
	2009	$124,697	$1,680	—	$126,377
	2008	$9,815	$1,680	—	$11,495
Meg A. Gentle	2010	$3,248	$936	$12,500	$16,684
	2009	$3,248	$917	$14,700	$18,865
Jean Abiteboul	2010	$195,164	$8,592	—	$203,756
	2009	$42,682	$8,693	—	$51,375
	2008	$73,148	$8,237	—	$81,385
H. Davis Thames	2010	$3,248	$936	$12,500	$16,684
	2009	$3,248	$917	$14,700	$18,865
	2008	$1,890	$917	$13,800	$16,607
R. Keith Teague	2010	$3,248	$936	$12,500	$16,684
	2009	$3,248	$917	$14,700	$18,865

(A)	The amount in this column reflects the aggregate incremental cost to the Company in the amount of $3,248 for each of 2010 and 2009 for Messrs. Souki, Thames and Teague and Ms. Gentle and $1,890 for 2008 for Messrs. Souki and Thames attributable to a reserved parking space in our office building. In addition, for 2010, the amount in this column for Mr. Souki also reflects Mr. Souki’s annual allowance for housing in the U.K. in the amount of $198,844. For 2009, the amount in this column for Mr. Souki also reflects Mr. Souki’s annual allowance for housing in the U.K. in the amount of $94,455, a one-time finder’s fee in the amount of $20,736 (£12,783) for Mr. Souki to arrange temporary housing in the U.K. and legal fees in the amount of $6,258 to prepare and obtain the proper work clearances for Mr. Souki in the U.K. pursuant to his U.K. assignment letter. The amount for Mr. Souki reported in this column for 2009 represents the U.S. dollar equivalent based on the December 31, 2009 exchange rate of 1.62212 USD to 1 British Pound Sterling.

For 2008, the amount in this column for Mr. Souki also reflects the aggregate incremental cost to the Company in the amount of $7,925 attributable to the personal use of an assistant provided by the Company to Mr. Souki. The cost of Mr. Souki’s personal use of an assistant for 2008 was computed as a percent of the total compensation and benefits cost to the Company for the assistant including base salary, bonus and employer-paid benefits.

For 2010, the amount in this column for Mr. Abiteboul reflects the costs paid by the Company in relation to Mr. Abiteboul’s U.K. secondment, including the following amounts: $46,084 (28,920 GBP) for lease payments made by the Company for a London apartment, $612 (384 GBP) for utilities, $88 (£55) for rental insurance, $451 (283 GBP) for certain Westminster Council taxes related to the London apartment, $2,129 (1,336 GBP) for the cost of Mr. Abiteboul’s personal return visits to France, $25,276 (15,862 GBP) for Mr. Abiteboul’s one-time installation costs related to the commencement of his secondment, and $95,554 (70,000 EUR) for tax equalization payments for a portion of the taxes Mr. Abiteboul incurred in 2010 as a result of his secondment.

In addition, for 2010, the amount in this column for Mr. Abiteboul reflects the incremental cost paid by the Company for his use of a Company-owned car in the amount of $7,792 (5,708 EUR). For 2010, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel, parking and maintenance.

In addition, for 2010, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for personal tax services in the amount of $2,752 (2,016 EUR), club memberships in the amount of $2,327 (1,705 EUR), discretionary French retirement plan contributions in the amount of $10,462 (7,664 EUR), and home telecommunication services in the amount of $1,637 (1,199 EUR). The amount for Mr. Abiteboul reported in this column for 2010 represents the U.S. dollar equivalent based on the December 31, 2010 exchange rate of 1.59351 USD to 1 GBP and 1.36506 USD to 1 EUR.

For 2009, the amount in this column for Mr. Abiteboul reflects the incremental cost paid by the Company for his use of a car leased by the Company, including the cost of insurance, from January 2009 through September 2009 in the amount of $17,790 (12,412 EUR) and the aggregate incremental cost to the Company related to Mr. Abiteboul’s use of a Company-owned car from October 2009 through December 2009 in the amount of $6,074 (4,238 EUR). For 2009, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, maintenance, fuel and parking.

In addition for 2009, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for personal tax services in the amount of $4,175 (2,913 EUR), club memberships in the amount of $2,544 (1,775 EUR), discretionary French retirement plan contributions in the amount of $10,558 (7,366 EUR) and home telecommunication services in the amount of $1,541 (1,075 EUR). The amount for Mr. Abiteboul reported in this column for 2009 represents the U.S. dollar equivalent based on the December 31, 2009 exchange rate of 1.4333 USD to 1 EUR.

For 2008, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for the use of a car leased by the Company in the amount of $29,884 (21,199 EUR), personal legal services in the amount of $19,389 (13,754 EUR), club memberships in the amount of $11,426 (8,105 EUR), discretionary French retirement plan contributions in the amount of $11,512 (8,166 EUR), and the cost of meal tickets which are customarily paid by French companies for French employees in the amount of $937 (665 EUR). The amount for Mr. Abiteboul reported in this column for 2008 represents the U.S. dollar equivalent based on the December 31, 2008 exchange rate of 1.40970 USD to 1 EUR.

(B)	With the exception of Mr. Abiteboul, the amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $400,000. This benefit is available to all employees of the Company. Mr. Abiteboul’s life insurance benefit is approximately 3.5 times his annual base salary under the Private Employer Terms of the French nationalized program.

(C)	With the exception of Mr. Abiteboul, the amounts in this column reflect matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s Retirement Plan.

(5)	Mr. Abiteboul’s base salary for 2010 was 233,725 EUR, which included an expatriation allowance as a result of his travel outside of France pursuant to his employment contract. Mr. Abiteboul no longer received the expatriation allowance effective April 30, 2010 as a result of his U.K. secondment. The amount reported in the table represents the U.S. dollar equivalent based on the December 31, 2010, exchange rate of 1.4333 USD to 1 EUR.

GRANTS OF PLAN-BASED AWARDS

The following table and narrative text describe the stock awards made to the named executive officers during 2010.

Grants of Plan-Based Awards

During Fiscal Year 2010

Name	Grant Date	Plan	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charif Souki	01/27/2010	2003 Stock Incentive Plan	—	—	—	—	—	—	190,000	—	—	$632,700
Meg A. Gentle	01/27/2010	2003 Stock Incentive Plan	—	—	—	—	—	—	77,000	—	—	$256,410
Jean Abiteboul	01/27/2010	2003 Stock Incentive Plan	—	—	—	—	—	—	100,000	—	—	$333,000
H. Davis Thames	01/27/2010	2003 Stock Incentive Plan	—	—	—	—	—	—	135,000	—	—	$449,550
R. Keith Teague	01/27/2010	2003 Stock Incentive Plan	—	—	—	—	—	—	77,000	—	—	$256,410

(1)	These columns reflect the number of shares and grant date fair value of the equity portion of the executive officer’s 2009 discretionary bonus awards that were paid in January 2010 for 2009 performance. The executive officers’ 2009 discretionary bonus awards were paid in a combination of cash and shares of common stock. The shares of common stock were granted on January 27, 2010. The closing price of our common stock on January 27, 2010 was $3.33. The shares of common stock were not restricted and were immediately tradable.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Compensatory Arrangements for Certain Executive Officers

On June 30, 2009, the independent directors of the Board of Directors approved a U.K. assignment letter for Mr. Souki so that he is able to spend a portion of his time working from London to more effectively conduct international business for the Company. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter. Mr. Souki’s U.K. assignment letter, as amended, is described in more detail in the Compensation Discussion and Analysis under “Compensatory Arrangements for Certain Executive Officers” beginning on page 29 of this Proxy Statement.

We also entered into an indefinite term employment agreement with Mr. Abiteboul in compliance with local practice and pursuant to the laws of France where he resides when he joined the Company in February 2006. Pursuant to the agreement, Mr. Abiteboul receives a fixed annual gross salary that is reviewed annually by the Compensation Committee and a portion of which is an expatriation allowance. He is also entitled to receive an annual bonus and an annual award of equity each in an amount up to 100 percent of his annual salary. Mr. Abiteboul’s compensation is subject to deductions for social security, including his social security contribution, additional retirement and social welfare contributions, medical insurance and unemployment insurance, as provided by French law. Mr. Abiteboul participates in permanent and private medical insurance arrangements in France and is entitled to a death in-service benefit. The Company provides Mr. Abiteboul with use of a Company-owned car and the Company pays for insurance, fuel, parking and maintenance expenses related to the car, personal tax services, club memberships, discretionary French retirement plan contributions and home telecommunication services for Mr. Abiteboul. Mr. Abiteboul is entitled to three months’ prior notice in the event of his termination by the Company except in the case of his serious misconduct or gross negligence. The agreement provides for non-compete and non-solicitation obligations on the part of Mr. Abiteboul for a period of 12 months following the termination of the agreement. In consideration for the non-compete obligation, Mr. Abiteboul will receive a monthly indemnity equal to 30 percent of his average fixed monthly salary over the previous 12-month period; provided, however, the Company is entitled to waive the non-compete obligation upon notice to Mr. Abiteboul. Any failure by Mr. Abiteboul to observe the non-compete obligation will also release the Company from paying the indemnity. In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing, Inc. and Mr. Abiteboul, which is described in more detail in the Compensation Discussion and Analysis under “Compensatory Arrangements for Certain Executive Officers” beginning on page 38 of this Proxy Statement. As a result of Mr. Abiteboul’s secondment, Mr. Abiteboul no longer receives an expatriation allowance effective April 30, 2010.

2010 Bonus Awards and 2011 Long-Term Incentive Awards

On January 4, 2011, based on the guidelines of the 2010 Goals & Bonus Plan, the Compensation Committee approved the funding of the 2010 Corporate Bonus Pool in the amount $8,600,000 for 2010 performance. The 2010 Corporate Bonus Pool was funded with (i) the $5,000,000 Minimum Funding; (ii) 12 percent of gross margins generated from the Short-Term Component; and (iii) 12 percent of gross margins generated from the Long-Term Component. The components of the 2010 Corporate Bonus Pool are described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2010—2010 Bonus Awards and 2011 Long-Term Incentive Awards” beginning on page 24 of this Proxy Statement. A portion of the 2010 Corporate Bonus Pool was allocated by the Compensation Committee to each of the named executive officers based on a recommendation by the CEO and such named executive officer’s contributions during 2010. The 2010 Bonus Awards were paid in cash on January 14, 2011.

In addition, on January 4, 2011, the Compensation Committee also determined that the Company had achieved significant corporate debt reduction and milestones related to the liquefaction project at the Sabine Pass LNG terminal during 2010 that deserved recognition and approved a pool of 2,000,000 shares of restricted stock of the Company to be granted to certain employees, including the named executive officers. The specific corporate debt reduction and liquefaction project milestones that were achieved are described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2010—2010 Bonus Awards and 2011 Long-Term Incentive Awards” beginning on page 24 of this Proxy Statement. Of the 2,000,000 shares of restricted stock of the Company approved by the Compensation Committee for the 2011 Long-Term Incentive Awards, 935,000 shares were allocated by the Compensation Committee to the named executive officers based on a recommendation by the CEO and each named executive officer’s contributions during 2010. The 2011 Long-Term Incentive Awards were granted on January 14, 2011, under the 2003 Plan. The 2011 Long-Term Incentive Awards vest in three equal annual installments on June 30, 2011, June 30, 2012 and June 30, 2013. Except as set forth below, a named executive officer will forfeit any unvested portion of his or her 2011 Long-Term Incentive Award if the named executive officer’s employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of the 2011 Long-Term Incentive Award will vest upon (i) the termination, resignation or removal of the named executive officer for any reason within one year of the effective date of a Change of Control (as defined in the 2003 Plan) or (ii) the death or disability of the named executive officer.

Mr. Souki’s 2010 Bonus Award was in the amount of $1,080,000 and his 2011 Long-Term Incentive Award included a grant of 398,000 shares of restricted stock. Ms. Gentle’s 2010 Bonus Award was in the amount of $295,540 and her 2011 Long-Term Incentive Award included a grant of 150,000 shares of restricted stock. Mr. Abiteboul’s 2010 Bonus Award was in the amount of $249,030 and his 2011 Long-Term Incentive Award included a grant of 75,000 shares of restricted stock. Mr. Thames’ 2010 Bonus Award was in the amount of $245,540 and his 2011 Long-Term Incentive Award included a grant of 135,000 shares of restricted stock. Mr. Teague’s 2010 Bonus Award was in the amount of $245,540 and his 2011 Long-Term Incentive Award included a grant of 77,000 shares of restricted stock. The amount of each named executive officer’s 2010 Bonus Award is included in the “Summary Compensation Table.”

2009 Bonus Awards

On January 6, 2010, the Compensation Committee approved the payment of discretionary bonus awards in a combination of cash and equity to the named executive officers for 2009 performance. The Compensation Committee approved the issuance of 679,000 shares of our common stock to be granted as part of the named executive officers’ 2009 discretionary bonus awards. The shares of common stock were allocated to the named executive officers based on their contributions during 2009. The shares of common stock were granted on January 7, 2010, pursuant to the 2003 Plan. The closing price of our common stock on January 27, 2010 was $3.33. The shares were not restricted and were immediately tradable. The number of shares of common stock and grant date fair value of the equity portion of the named executive officers’ 2009 discretionary bonus awards are included in the “Grants of Plan-Based Awards during Fiscal Year 2010” table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects the number of securities underlying unexercised stock options held by the named executive officers as of December 31, 2010, the exercise price of the unexercised stock options and the date of expiration of the unexercised stock options. The table also reflects the total number and aggregate value or payout value of unvested restricted stock and 2009 Phantom Stock Awards held by the named executive officers as of December 31, 2010.

Outstanding Equity Awards at December 31, 2010

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	Exercisable		Unexercisable
Charif Souki	—		—	—	—	—	—		—	1,800,000	(2)	$9,936,000
Meg A. Gentle	80,000	(3)	—	—	$7.53	06/01/2014	—		—	—		—
	—		—	—	—	—	—		—	450,000	(2)	$2,484,000
Jean Abiteboul	50,000	(4)	—	—	$40.65	02/20/2016	6,250	(4)	$34,500	—		—
	—		—	—	—	—	6,250	(4)	$34,500	—		—
	—		—	—	—	—	24,275	(5)	$133,998	—		—
	—		—	—	—	—				—		—
	—		—	—	—	—	—		—	450,000	(2)	$2,484,000
H. Davis Thames	10,400	(3)	—	—	$31.84	07/01/2015	—		—	—		—
	—		—	—	—	—				450,000	(2)	$2,484,000
R. Keith Teague	30,000	(3)	—	—	$8.60	02/09/2014	—		—	—		—
	—		—	—	—	—				450,000	(2)	$2,484,000

(1)	The values represented in these columns have been calculated by multiplying $5.52, the closing price of our common stock on December 31, 2010, by the number of shares of unvested restricted stock or 2009 Phantom Stock Awards outstanding.

(2)	These are 2009 Phantom Stock Awards that were granted to the named executive officers on February 25, 2009. An additional grant was made to Mr. Souki on June 12, 2009. The 2009 Phantom Stock Awards vest in 2011 based on a combination of performance and continued employment. One-third (1/3) of the Phantom Stock Awards will automatically vest on December 15, 2011, or sooner, assuming the named executive officer is employed by the Company on that date. The remainder of the 2009 Phantom Stock Awards will vest on December 15, 2011, or sooner, based on the achievement of certain performance conditions. The performance conditions of the 2009 Phantom Stock Awards are described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2010—2009 Phantom Stock Awards” beginning on page 27 of this Proxy Statement.

(3)	These stock options were granted as part of the named executive officers’ new hire grants and are fully vested.

(4)	These stock options and shares of restricted stock were granted on February 20, 2006, pursuant to the French Addendum to the 2003 Plan (“French Addendum”) as Mr. Abiteboul’s new hire award. The stock options are fully vested. The shares of restricted stock vested equally in four annual installments beginning one year from the date of grant; provided, however, shares received upon the vesting of restricted stock that were granted under the French Addendum may not be sold by Mr. Abiteboul for a period of two years following the relevant vesting date. Pursuant to his restricted stock grant, Mr. Abiteboul may immediately sell these shares in the event of his death, invalidity, termination without Cause, termination for Good Reason or termination within one year from the date of a change of control of the Company.

(5)	These are shares of restricted stock that were granted on January 12, 2007, as Mr. Abiteboul’s 2006 incentive award. The shares of restricted stock vested on the second anniversary of the date of grant, January 12, 2009; provided, however, shares received upon the vesting of restricted stock that were granted under the French Addendum may not be sold by Mr. Abiteboul for a period of two years following such date. Pursuant to Mr. Abiteboul’s restricted stock grant, these shares may be immediately sold in the event of his death.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the named executive officers’ restricted stock that vested during 2010. The number of shares of restricted stock that vested and the aggregate dollar value realized upon the vesting of such restricted stock is reflected in the table. None of the named executive officers exercised stock options during 2010.

Option Exercises and Stock Vested

During Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Charif Souki	—	—	384,195	$1,673,835
Meg A. Gentle	—	—	132,615	$560,159
Jean Abiteboul	—	—	145,834	$560,462
H. Davis Thames	—	—	190,495	$752,909
R. Keith Teague	—	—	129,222	$549,132

(1)	The value in this column for restricted stock has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table and narrative text describe the potential value that the named executive officers would receive upon accelerated vesting of their outstanding equity grants and change of control cash payments assuming certain triggering events occurred on December 31, 2010. The value shown in the table assumes a December 31, 2010 termination date and uses the closing price of our common stock of $5.52, as reported on the NYSE Amex Equities on December 31, 2010. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such executive leaves the Company.

Potential Payments upon Termination or Change in Control Assuming

Termination Event Occurs on December 31, 2010

	Cash Payment		Equity Awards					Total Potential Payments Upon Termination Event
								Termination Events						Change of Control Termination Events
Name	Change of Control Plan - Cash Payment		Date of Grant	Number of Unvested Stock Options	Number of Unvested Restricted Shares		Benefit	Termination Without Cause (subject to performance conditions with respect to 2009 Phantom Stock Awards) ($)		Termination with Good Reason ($)	Voluntary Termination ($)	Death or Disability (subject to performance conditions with respect to 2009 Phantom Stock Awards) ($)		Immediately upon Change of Control (subject to performance conditions with respect to 2009 Phantom Stock Awards) ($)		Termination, Resignation or Removal w/in One Year of Change of Control ($)	Good Reason or Without Cause Termination following Change of Control ($)
Charif Souki	$734,400		—	—	—		—	—		—	—	—		$734,400	(1)	—	—
	—		2/25/09 & 6/12/09	—	1,800,000		Vesting	$9,936,000	(2)	—	—	$9,936,000	(2)	$9,936,000	(3)	—	$9,936,000	(4)
Total Potential Payment Upon Termination or Change of Control								$9,936,000		$0	$0	$9,936,000		$10,670,400		$0	$9,936,000

Meg A. Gentle	$278,280		—	—	—		—	—		—	—	—		$278,280	(1)	—	—
	—		2/25/2009	—	450,000		Vesting	$2,484,000	(2)	—	—	$2,484,000	(2)	$2,484,000	(3)	—	$2,484,000	(4)
Total Potential Payment Upon Termination or Change of Control								$2,484,000		$0	$0	$2,484,000		$2,762,280		$0	$2,484,000

Jean Abiteboul	233,725 EUR	(5)	—	—	—		—	—		—	—	—		$334,998	(1)(5)	—	—
	—		2/20/2006	—	6,250	(6)	Vesting	$34,500		$34,500	—	$34,500		—		$34,500	—
	—		2/20/2006	—	6,250	(6)	Vesting	$34,500		$34,500	—	$34,500		—		$34,500	—
	—		1/12/2007	—	24,275	(7)	Vesting	—		—	—	$133,998		—		—	—
	—		2/25/2009	—	450,000		Vesting	$2,484,000	(2)	—	—	$2,484,000	(2)	$2,484,000	(3)	—	$2,484,000	(4)
Total Potential Payment Upon Termination or Change of Control								$2,553,000		$69,000	$0	$2,686,998		$2,818,998		$69,000	$2,484,000

H. Davis Thames	$278,280		—	—	—		—	—		—	—	—		$278,280	(1)	—	—
	—		2/25/2009	—	450,000		Vesting	$2,484,000	(2)	—	—	$2,484,000	(2)	$2,484,000	(3)	—	$2,484,000	(4)
Total Potential Payment Upon Termination or Change of Control								$2,484,000		$0	$0	$2,484,000		$2,762,280		$0	$2,484,000

R. Keith Teague	$278,280		—	—	—		—	—		—	—	—		$278,280	(1)	—	—
	—		2/25/2009	—	450,000		Vesting	$2,484,000	(2)	—	—	$2,484,000	(2)	$2,484,000	(3)	—	$2,484,000	(4)
Total Potential Payment Upon Termination or Change of Control								$2,484,000		$0	$0	$2,484,000		$2,762,280		$0	$2,484,000

(1)	The named executive officer may receive a cash payment under the Change of Control Plan if a change of control occurs and not more than three months prior to the date of the change of control, the named executive officer’s employment with the Company ceases at the previously designated level (including as a result of death or disability) for any reason or is terminated by the Company other than for Cause (or the named executive officer terminates for Good Reason) provided the named executive officer has reasonably demonstrated that his or her cessation or termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a change of control, or (ii) otherwise arose in connection with or in anticipation of a change of control.

(2)

If a named executive officer’s employment is terminated on or before December 15, 2011, for a reason other than Cause, Disability (as defined in the 2003 Plan) or death, then the 2009 Phantom Stock Awards will vest on the named executive officer’s termination date, as follows: (i) one-third will automatically vest on the named executive officer’s termination date; (ii) an additional one-third will vest in the event $5.00 Per Share (calculated with respect to the 90 consecutive calendar days preceding the named executive officer’s termination date) or $75 Million of Annual Cash Receipts is achieved on or before the named executive officer’s termination date; (iii) an additional one-third will vest in the event $10.00 Per Share (calculated with respect to the 90 consecutive calendar days preceding the named executive officer’s termination date) is achieved; and (iv) all of the 2009 Phantom Stock Awards not yet vested will vest in the event $150 Million of Annual Cash Receipts is achieved or a $10 Per Share COC Event occurs on or before the named executive officer’s termination date. The following performance conditions of the 2009 Phantom Stock Awards are defined in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2010—2009 Phantom Stock Awards” beginning on page 27 of this Proxy Statement: “$5.00 Per Share,” “$75 Million of Annual Cash Receipts,” “$10.00 Per Share,” “$150 Million of Annual Cash Receipts” and “$10 Per Share COC Event.”

(3)	Upon the signing on or before December 15, 2011, of a contract (or contracts) which secures an aggregate of $150 million of Annual Cash Receipts, or if on or before December 15, 2011, a $10.00 Per Share COC Event occurs, any remaining unvested portions of the 2009 Phantom Stock Awards will vest as follows: (1) 50% immediately upon closing $150 Million of Annual Cash Receipts or upon a $10 Per Share COC Event; and (2) 50% on the later of December 15, 2011, or upon a $10 Per Share COC Event. The following performance conditions of the 2009 Phantom Stock Awards are defined in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2010—2009 Phantom Stock Awards” beginning on page 27 of this Proxy Statement: “$150 Million of Annual Cash Receipts” and “$10 Per Share COC Event.”

(4)	The 2009 Phantom Stock Awards will fully vest upon a termination of the named executive officer’s employment after a change of control, but in each case only if such change of control occurs on or before December 15, 2011, and is a termination (a) by the Company for any reason other than Cause or (b) by the named executive officer for Good Reason (as defined in the 2003 Plan).

(5)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in Euros. The amount in this table is the U.S. dollar equivalent based on the December 31, 2009 exchange rate of 1.4333 USD to 1 EUR.

(6)	Restricted shares received upon vesting that were granted under the French Addendum may not be sold by Mr. Abiteboul for a period of two years following the relevant vesting date. Pursuant to his restricted stock grant, Mr. Abiteboul may immediately sell these shares in the event of his death, invalidity, termination without Cause, termination for Good Reason or termination within one year from the date of a change of control of the Company.

(7)	Restricted shares received upon vesting that were granted under the French Addendum may not be sold by Mr. Abiteboul for a period of two years following the relevant vesting date. Pursuant to his restricted stock grant, Mr. Abiteboul may immediately sell these shares in the event of his death.

Narrative to the Potential Payments upon Termination or Change of Control

Change of Control Cash Payment

We have entered into Change of Control Agreements with each of the named executive officers. The Change of Control Agreements provide for a cash payment upon a “Change of Control” (as defined in the 2003 Plan) in an amount equal to one times the named executive officers’ base salaries at or immediately prior to the Change of Control. The cash payments are payable within 30 days of the effective date of the Change of Control. A cessation of a named executive officer’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of a named executive officer other than for Cause (as defined in the Change of Control Agreements), and a termination by the named executive officer for Good Reason (generally, as defined in the 2003 Plan) that occurs not more than three months prior to a Change of Control will be deemed to be a termination of employment pursuant to a Change of Control provided the named executive officer demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the named executive officer’s termination otherwise arose in connection with or in anticipation of a Change of Control. The Change of Control Agreements expire on December 31 of each calendar year, although they are automatically extended for an additional year each January 1 unless the Company provides notice to an employee that it will not extend the term of his or her Change of Control Agreement. The term of the Change of Control Agreements will also expire on the date any payments are made to the named executive officer pursuant to the Change of Control Agreement or the named executive officer ceases to be an employee of the Company prior to a change of control.

Restricted Stock Awards

The shares of restricted stock granted to Mr. Abiteboul on February 20, 2006, as his new hire award, vested equally in four annual installments beginning one year from the date of grant. The shares of restricted stock granted to Mr. Abiteboul on January 12, 2007, as his 2006 incentive award, vested on the second anniversary of the date of grant. Restricted shares received upon vesting that were granted under the French Addendum may not be sold by Mr. Abiteboul for a period of two years following the relevant vesting date. Pursuant to Mr. Abiteboul’s restricted stock grants, the shares awarded as his new hire grant may be immediately sold in the event of his death, invalidity, termination without Cause, termination for Good Reason or termination within one year from the date of a change of control of the Company and the shares awarded as his 2006 incentive award may be immediately sold in the event of his death.

2009 Phantom Stock Awards

The terms of the 2009 Phantom Stock Awards provide that upon the signing on or before December 15, 2011, of a contract (or contracts) which secures an aggregate of $150 million of Annual Cash Receipts, or if on or before December 15, 2011, a $10.00 Per Share COC Event occurs, any remaining unvested portions of the 2009 Phantom Stock Awards will vest as follows: (1) 50% immediately upon closing $150 Million of Annual Cash Receipts or upon a $10 Per Share COC Event; and (2) 50% on the later of December 15, 2011, or upon a $10 Per Share COC Event.

The named executive officers will forfeit any unvested 2009 Phantom Stock Awards if they are terminated for cause or the named executive officer resigns prior to vesting. If a named executive officer’s employment is terminated by the Company on or before December 15, 2011, for a reason other than cause, disability or death, then the 2009 Phantom Stock Awards will vest on the named executive officer’s termination date as follows: (i) one-third will automatically vest on the named executive officer’s termination date; (ii) an additional one-third will vest in the event $5.00 Per Share (calculated with respect to the 90 consecutive calendar days preceding the named executive officer’s termination date) or $75 Million of Annual Cash Receipts is achieved on or before the named executive officer’s termination date; (iii) an additional one-third will vest in the event $10.00 Per Share is achieved (calculated with respect to the 90 consecutive calendar days preceding the named executive officer’s termination date); and (iv) all of the 2009 Phantom Stock Awards not yet vested will vest in the event $150 Million of Annual Cash Receipts is achieved or a $10 Per Share COC Event occurs on or before the named executive officer’s termination date.

The 2009 Phantom Stock Awards will fully vest upon a termination of the named executive officer’s employment after a change of control of the Company, but in each case only if such change of control occurs on or before December 15, 2011, and is a termination (a) by the Company for any reason other than cause or (b) by the named executive officer for good reason.

Pursuant to the 2003 Plan, a “good reason” termination will occur, assuming the Company fails to cure such circumstances within thirty days after receipt of notice of the good reason termination, upon the named executive officer’s termination of employment due to one of the following events: (a) the removal from or failure to re-elect the officer to the position in which the officer last served; (b) assignment of duties, responsibilities, or reporting requirements that are inconsistent with the officer’s position or material diminishment of the officer’s duties, responsibilities or status; (c) a material reduction in the officer’s compensation or benefits; or (d) a change in the Company’s principal place of business to a location more than 50 miles from downtown Houston. The 2003 Plan provides generally that a “change of control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 30% or more of the shares of voting stock then outstanding; (ii) the consummation of any merger, reorganization, business combination, consolidation of the Company or one of our subsidiaries with or into any other company or a sale or disposition by the Company of all or substantially all of our assets (other than a transaction in which the same stockholders before the transaction own 50% of the outstanding common stock after the transaction is complete); or (iii) a majority of the current members of the Board of Directors or their approved successors cease to be our directors.

PROPOSAL 2—ADVISORY VOTE ON THE COMPANY’S 2010 EXECUTIVE

COMPENSATION

We are seeking a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executive officers for 2010, as we have described it in the Compensation Discussion and Analysis beginning on page 17 of this Proxy Statement. While this vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee and management regarding investor sentiment about our executive compensation philosophy, objectives and practices which the Compensation Committee and management will be able to consider when determining executive compensation for the remainder of 2011 and beyond.

We compete for executive talent with larger energy companies that have substantially greater resources and our executive compensation philosophy, objectives and practices are based on our need to attract and retain executives with the talent and experience necessary for the Company to achieve its primary strategy and business plan. The Compensation Committee engages an independent compensation consultant to provide guidance to the Compensation Committee and management regarding the reasonableness of our executive officers’ compensation based on market data. We strive to offer compensation packages to our executive officers that are reasonable and competitive with the companies we compete with for executive talent.

The Compensation Committee recognized that the Company is at a critical stage in its commercial development and considered some of the following key points in its determination of our executive officers’ compensation for 2010.

•	The executive officers’ bonus awards were based on the Company’s performance during 2010, including margin goals that were tied to the Company’s short-term and long-term commercial activity.

•	The Company achieved significant corporate debt reduction and the elimination of significant interest expense resulting in the improvement of the Company’s liquidity position during 2010.

•

A project to add liquefaction services at the Sabine Pass LNG terminal was initiated and we achieved significant regulatory, engineering and commercial milestones for the liquefaction project during 2010.

In 2010, the total compensation package for each of our executive officers included his or her annual base salary, a cash bonus award and a long-term incentive award in the form of a restricted stock grant, as follows:

•

Each of our executive officers received a 2% base salary increase for 2010, which was determined to be reasonable because many of our executive officers’ base salaries were significantly below the median of the market. The 2% base salary increase was also approved company-wide.

•	The executive officers received a cash bonus award for the 2010 performance year based on the Company’s short-term and long-term commercial activity pursuant to the 2010 Goals & Bonus Plan.

•

The executive officers also received a long-term incentive award in the form of a restricted stock grant based on the achievement of significant corporate debt reduction and milestones related to the liquefaction project at the Sabine Pass LNG terminal that were achieved during 2010.

We are asking our stockholders to indicate their support for the compensation awarded to our named executive officers for 2010 as described in the Compensation Discussion and Analysis, compensation tables and narrative disclosure of this Proxy Statement because we believe it is reasonable and in line with the Company’s business strategy and long-term success.

The Board of Directors recommends a vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding and advisory basis, the compensation paid for 2010 to the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Company’s 2011 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.”

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our stockholders to determine the frequency with which our stockholders will have an opportunity to vote, on an advisory and non-binding basis, to approve our executive compensation. We are providing our stockholders the option of selecting a frequency of every three years, two years or one year, or abstaining. While this vote is also advisory, and not binding on the Company, our Board of Directors will review the results of the vote and take the results into consideration in making a determination concerning the frequency of stockholder advisory votes on our executive compensation.

Our Board of Directors recommends that our stockholders vote “for every three years” in respect of the frequency of the stockholder vote on our executive compensation for the following reasons:

A vote every three years will provide our investors sufficient time to evaluate the effectiveness of the 2011 – 2013 Bonus Plan and to better judge our executive compensation in relation to the Company’s achievement of its primary business strategy and business plan relating to the liquefaction project at the Sabine Pass LNG terminal. As discussed in the Compensation Discussion and Analysis beginning on page 17 of this Proxy Statement, we have implemented a bonus program that our executive officers will participate in for the 2011, 2012 and 2013 performance years. This bonus program includes an annual bonus pool and long-term bonus pool that are funded based on the achievement of operational and corporate goals, balance sheet optimization, and regulatory, engineering/construction and commercial goals related to the liquefaction project. We, therefore, believe that a vote every three years will provide our investors with sufficient time to evaluate the effectiveness of this program on the Company’s long-term success.

A vote every three years will provide us with the time to thoughtfully respond to our stockholders’ sentiments and implement any necessary changes. Our Compensation Committee and management carefully review the compensation awarded to our executive officers to determine the reasonableness and competitiveness of our executive officers’ compensation. A thoughtful review is important to design compensation that motivates and retains our executive officers. We, therefore, believe that a vote every three years is an appropriate frequency to provide our Compensation Committee and management with sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes.

Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather indicate whether stockholder advisory votes on executive compensation should be conducted every three years, two years or one year. You may also abstain from voting on this item. Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, as every three years, two years or one year or mark “abstain” on Proposal 3.

The Board of Directors recommends a vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding and advisory basis, that a non-binding advisory vote of the Company’s stockholders to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the Company’s Proxy Statement, shall be held at an annual meeting of the Company’s stockholders, beginning with the 2011 Annual Meeting of Stockholders, every THREE years.”

PROPOSAL 4—APPROVAL OF THE CHENIERE ENERGY, INC. 2011 INCENTIVE PLAN

The Board of Directors unanimously adopted the Cheniere Energy, Inc. 2011 Incentive Plan (the “2011 Plan”) on March 2, 2011, subject to the approval of the 2011 Plan by the Company’s stockholders at the Meeting.

Proposed 2011 Plan

The Company’s 2003 Stock Incentive Plan, as amended, is scheduled to expire on January 15, 2014 and it is expected that the 2003 Plan will not have sufficient shares of common stock reserved for issuance necessary to cover future equity-based award programs. On March 2, 2011, the Board adopted the 2011 Plan to update the program pursuant to which the Company’s equity and performance awards are granted and to ensure that there will be a sufficient reserve of shares to permit future equity-based awards to employees, consultants and non-employee directors at levels to be determined by management and the Compensation Committee.

The Board considers the Company’s ability to grant equity-based awards to its employees as a critical component of the Company’s compensation program so that the Company can continue to attract and retain talented employees. The Board also believes equity-based awards are an important component of the Company’s compensation program because equity-based awards encourage ownership of the Company’s common stock by employees and non-employee directors. In the absence of available shares reserved under a new plan to permit future equity-based awards, the Company would most likely need to increase the amount of its employees’ cash compensation. This would reduce the Company’s operating cash flow and would not help to align the employees’ and managements’ interests with those of the Company’s stockholders to the same degree as equity-based awards.

Approval of the 2011 Plan requires the affirmative vote of the holders of a majority of the shares entitled to vote on such matter and present at the Meeting. Attached hereto as Exhibit A is the 2011 Plan, as approved by the Board and as submitted to our stockholders for their approval.

Summary of the 2011 Plan

Below is a summary of the terms of the 2011 Plan, which is qualified in its entirety by reference to the full text of the 2011 Plan.

Purpose of the 2011 Plan

The 2011 Plan is designed to promote the interests of the Company and our stockholders by offering selected employees, consultants and non-employee directors of the Company or its affiliates an opportunity to participate in the growth and financial success of the Company and in performance-related incentives. A further purpose of the 2011 Plan is to provide the Company and its affiliates an opportunity to attract and retain the best available individuals needed for the continued growth and success of the Company. Accordingly, the 2011 Plan provides for the following:

•	discretionary grants to employees of the Company or our affiliates of stock options that constitute incentive stock options (“Incentive Stock Options”) as defined in Section 422 of the Code; and

•

discretionary grants to employees, consultants, and non-employee directors of the Company or our affiliates of (a) stock options that do not constitute Incentive Stock Options (“Non-qualified Stock Options”), (b) shares of common stock for a purchase price, if any, determined by the Committee (as described below) that are not subject to forfeiture (“Bonus Stock Awards”), (c) the right to receive shares of common stock or cash payments, each up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of a share of common stock on the date the stock appreciation right was granted (“Stock Appreciation Rights”), (d) the right to receive a specified number of shares of common stock or cash equal to the fair market value of a specified number of shares of common stock at the end of a Restricted Period (as defined in the 2011 Plan) or on the last day of a specified deferral period (“Phantom Stock Awards”), (e) shares of common stock that are subject to restrictions on disposition and forfeiture to the Company under certain circumstances (“Restricted Stock Awards”), (f) cash and/or stock payments that may be earned based on the satisfaction of various performance measures (“Performance Awards”), and (g) other stock or performance-based awards (“Other Stock or Performance-Based Awards”).

We believe the 2011 Plan is a valuable compensation component for the Company and can help further the success of the Company by aligning the financial interests of selected employees, consultants and non-employee directors with those of the Company and our stockholders through ownership of the Company’s common stock.

Administration

The 2011 Plan is administered by the Compensation Committee or, if there is no Compensation Committee at any relevant time, by the Board. With respect to any award granted to a Covered Employee (as described below) that is intended to be “performance-based compensation” for purposes of Section 162(m) of the Code, the Section 162(m) Subcommittee, which is comprised solely of two or more non-employee directors who also qualify as “outside directors” (as described under Section 162(m) of the Code) makes performance-based award decisions. References herein to the “Committee” mean the Section 162(m) Committee, or the Compensation Committee or Board, along with the Equity Grant Committee and the Option Grant Committee described below, as applicable. A Covered Employee is the Chief Executive Officer of the Company and each other officer of the Company that is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to awards.

The Committee has full authority, subject to the terms of the 2011 Plan, to establish rules that it deems relevant for the proper administration of the 2011 Plan, to select the employees, consultants and non-employee directors to whom awards are granted, and to set the type and size of awards that are made and the other terms of the awards. When granting awards, the Committee may consider any factors that it deems relevant.

The Board has established an Equity Grant Committee and has appointed Charif Souki, Chairman of the Board, Chief Executive Officer and President of the Company, as the sole member of that Committee of the Board to act on behalf of the Board and the Compensation Committee to grant Restricted Stock Awards and Non-qualified Stock Options to eligible employees and consultants (other than executive officers of the Company or our affiliates, including Covered Employees, and non-employee directors). Restricted Stock Awards made by the Equity Grant Committee in a calendar year cannot exceed 150,000 shares of restricted stock per recipient or an aggregate of 600,000 shares of restricted stock to all recipients. Non-qualified Stock Option awards made by the Equity Grant Committee in a calendar year cannot exceed 450,000 stock options per recipient or an aggregate of 3,00,000 stock options to all recipients (reduced by the number of shares of common stock covered by Non-qualified Stock Options granted by the Option Grant Committee for the calendar year). The Board also has established an Option Grant Committee and has appointed Mr. Souki as the sole member of that Committee to act on behalf of the Board and the Compensation Committee to grant Non-qualified Stock Options to eligible employees and consultants (other than executive officers of the Company or our affiliates, including Covered Employees, and non-employee directors). Non-qualified Stock Option awards made by the Option Grant Committee in a calendar year cannot exceed 450,000 stock options per recipient or an aggregate of 3,000,000 stock options to all recipients (reduced by the number of shares of common stock covered by Non-qualified Stock Options granted by the Equity Grant Committee for that calendar year). The Compensation Committee may periodically ratify all stock options and Restricted Stock Awards granted by the Equity Grant Committee and the Option Grant Committee.

Eligibility

All employees, consultants, and non-employee directors of the Company and our affiliates are eligible to participate in the 2011 Plan. The selection of employees, consultants, and non-employee directors, from among those eligible, who will receive Incentive Stock Options, Non-qualified Stock Options, Bonus Stock Awards, Stock Appreciation Rights, Phantom Stock Awards, Restricted Stock Awards, Performance Awards, Other Stock or Performance-Based Awards, or any combination thereof is within the discretion of the Committee. However, Incentive Stock Options may be granted only to employees of the Company or our affiliates. As of April 18, 2011, there were 209 employees, approximately seven consultants and eight non-employee directors eligible to participate in the 2011 Plan.

Term of 2011 Plan

The 2011 Plan will become effective on June 16, 2011 if approved by our stockholders at the Meeting as described above. If not sooner terminated, the 2011 Plan will terminate on the earlier of the tenth anniversary of the effective date or the date on which no shares of common stock subject to the 2011 Plan remain available to be granted as awards under the 2011 Plan, and no further awards may be granted thereafter. The Board of Directors, in its discretion, may terminate the 2011 Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Shares Subject to the Plan and Limitations on Individual Awards

Subject to special adjustments for certain transactions involving our common stock or the capital structure of the Company as provided for in the 2011 Plan and determined by the Committee to be applicable in a particular situation, the aggregate number of shares of common stock that may be issued with respect to awards under the 2011 Plan shall not exceed 10,000,000 shares. No individual may be granted in any calendar year awards (other than cash awards) covering or relating to more than 6,000,000 shares of common stock and no individual may receive payment for cash awards during any calendar year aggregating in excess of $25,000,000.

Term of Awards

The term of any Incentive Stock Option, Non-qualified Stock Option, Stock Appreciation Right or Other Stock or Performance-Based Award may not exceed a period of ten years.

Stock Options

a. Term of Option. The term of each stock option is as specified by the Committee at the date of grant but cannot exceed ten years.

b. Acceleration of Vesting. Unless an individual award agreement or then-effective employment agreement between the Company and the participant provides otherwise, stock options vest upon termination by the Company (or removal of a non-employee director) without cause, a change of control of the Company (as defined in the 2011 Plan), termination upon death or disability (as defined in the 2011 Plan) or such other events as the Committee determines.

c. Exercise Price. The exercise price is determined by the Committee and can be no less than the fair market value of the shares of common stock covered by the stock option on the date the stock option is granted.

d. Special Rules for Certain Stockholders. If an Incentive Stock Option is granted to an employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, the term of the stock option cannot exceed five years, and the exercise price must be at least 110% of the fair market value of the shares on the date that the stock option is granted.

e. Size of Grant. Subject to the aggregate maximum number of shares available to be granted under the 2011 Plan and the limit on individual awards provided for in the 2011 Plan, the number of shares for which a stock option is granted to an employee, consultant or non-employee director is determined by the Committee. The Committee may adjust the number and kind of shares for which a stock option is granted to reflect certain corporate transactions and changes in capitalization.

f. Status of Stock Options. The status of each stock option granted to an employee as either an Incentive Stock Option or a Non-qualified Stock Option is designated by the Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the stock options with respect to the excess shares are Non-qualified Stock Options. All stock options granted to consultants and non-employee directors are Non-qualified Stock Options.

g. Payment. The Committee may determine the method by which the stock option price may be paid upon exercise, including in cash, by check, or by delivery of other shares of our common stock owned by the optionee. The 2011 Plan also allows the Committee, in its discretion, to establish procedures pursuant to which an optionee may effect a cashless or net exercise of a stock option.

h. Amendment. The Committee may modify, extend or renew a stock option subject to the terms and conditions of the 2011 Plan, and where applicable, with the written consent of the affected option holder.

i. Transferability. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative. A Non-qualified Stock Option is not transferable other than by will or the laws of descent and distribution, or with the consent of the Committee, to one or more immediate family members or related family trusts or partnerships or similar entities, subject to securities registration requirements.

j. Limitations on Exercise. No Incentive Stock Option may be exercised more than (i) three months after the optionee ceases to perform continuous service for the Company for any reason other than death or disability (as defined in the 2011 Plan) or (ii) one year after the optionee ceases to perform continuous service for the Company due to death or disability. No Non-qualified Stock Option may be exercised more than (i) six months after the optionee ceases to perform continuous service for the Company for any reason other than death or disability or (ii) one year after the optionee ceases to perform continuous service for the Company due to death or disability. If an optionee’s continuous service with the Company is terminated for cause (as defined in the 2011 Plan), the option shall immediately terminate.

k. Other Terms and Conditions. The Committee may establish other terms and conditions regarding the grant of Non-qualified Stock Options and Incentive Stock Options that are consistent with the terms of the 2011 Plan.

Bonus Stock Awards

The Committee may grant shares of our common stock to employees, consultants and non-employee directors on terms and conditions and for such payment, if any, as established by the Committee on the date of grant, which grant shall constitute a transfer of unrestricted shares of common stock to such recipients.

Stock Appreciation Rights

a. Rights Related to Stock Options. A Stock Appreciation Right granted in connection with a stock option entitles the participant to surrender all or part of the stock option for a cash payment at such time and to the extent such stock option is exercisable. Any such Stock Appreciation Right is transferable only to the extent the related stock option is transferable.

b. Rights Without Stock Options. A Stock Appreciation Right granted independently of a stock option is exercisable at such time and in such manner as determined by the Committee and set forth in the applicable award agreement.

c. Exercise Price. The exercise price is determined by the Committee and can be no less than the fair market value of the shares of common stock subject to the Stock Appreciation Right on the date the Stock Appreciation Right is granted.

d. Other Terms and Conditions. The Committee determines at the date of grant the times at which and the circumstances under which a Stock Appreciation Right may be exercised (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether the Stock Appreciation Right is in combination with another award, whether the Stock Appreciation Right will be settled in cash, shares of common stock, or a combination of cash and stock, and any other terms and conditions of the Stock Appreciation Right under the 2011 Plan.

e. Other Terms and Conditions. The Committee may establish other terms and conditions with respect to the grant of Stock Appreciation Rights under the 2011 Plan.

Phantom Stock Awards

a. Restrictions and Forfeiture. Phantom Stock Awards under the 2011 Plan are subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose. A Phantom Stock Award terminates if the recipient’s employment with or service to the Company terminates during the applicable restricted or deferral period, except as otherwise determined by the Committee or set forth in any agreement pertaining to a Phantom Stock Award. A Phantom Stock Award may be paid at the end of the restricted period or the last day of a deferral period in the form of shares of the Company’s common stock or cash.

b. Performance Goals. If the Committee determines a Phantom Stock Award constitutes performance-based compensation for purposes of Section 162(m) of the Code or otherwise determines that a Phantom Stock Award will be subject to performance measures, the grant or settlement of the award shall, in the Committee’s discretion, be subject to the achievement of performance goals as described under the section entitled “Performance Awards” below.

c. Other Terms and Conditions. The Committee may establish other terms and conditions regarding the grant of Phantom Stock Awards under the 2011 Plan.

Restricted Stock Awards

a. Transfer Restrictions and Forfeiture Obligations. Restricted Stock Awards are subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to the Company as may be determined in the discretion of the Committee. The Company may purchase or recover such shares for the amount of cash paid therefore, if any, if (i) the participant terminates his or her employment with or service to the Company prior to the lapse of such restrictions, subject to accelerated vesting or (ii) the Restricted Stock Award is forfeited by the participant pursuant to the terms of the award. Upon the issuance of shares of common stock pursuant to a Restricted Stock Award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all of the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends or other distributions paid with respect to such shares, but prior to the lapse of such restrictions, the participant shall not be entitled to delivery of the shares and the participant may not sell, transfer, assign or otherwise dispose of such shares.

b. Acceleration of Vesting. Unless the individual award agreement provides otherwise and subject to limitations contained in the 2011 Plan relating to awards that are intended to satisfy the performance-based compensation rules of Section 162(m) of the Code, any unvested shares of a Restricted Stock Award vest if the participant’s employment with or service to the Company (or removal as a non-employee director) is terminated without cause by the Company, the occurrence of change of control of the Company (as defined in the 2011 Plan), or termination as a result of death or disability (as defined in the 2011 Plan).

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Restricted Stock Awards under the 2011 Plan.

Performance Awards

a. Cash and Other Performance Awards. The Committee may grant cash awards that are rights to receive a cash payment upon the achievement of a single or multiple performance goals over a specified performance period established by the Committee. The Committee also may designate any form of award under the 2011 Plan as a Performance Award that will be subject to the achievement of performance goals based on business criteria described below during a specified performance period.

b. Performance Period. The Committee may grant Performance Awards under the 2011 Plan that may be paid in common stock, cash or a combination thereof as determined by the Committee. Performance Awards are granted based on performance criteria measured over a performance period of not less than one year and not more than five years, as specified by the Committee.

c. Performance Goals. The Committee uses one or more of the following business criteria in establishing performance goals for Performance Awards expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of specified subsidiaries, divisions or business or geographical units of the Company, or one or more product lines of the Company’s business: earnings per share; revenue (including increased revenues);profit measures (including gross profit, operating profit, economic profit, net profit before taxes and adjusted pre-tax profit); cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); return measures (including return on equity, return on assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); economic value added; gross margin; net income measures (including income after capital costs and income before or after taxes); earnings; pretax earnings; earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before taxes and depreciation (“EBTD”); earnings before interest and taxes (“EBIT”); pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); stock price measures (including growth measures and total stockholder return); debt reduction; price per share of Common Stock; market share; earnings per share or adjusted earnings per share (actual or growth in); economic value added (or an equivalent metric); market value added; debt to equity ratio; expense measures (including overhead cost and general and administrative expense); changes in working capital; margins; stockholder value; proceeds from dispositions; total market value; customer satisfaction or growth and contracted LNG quantity. Any of the above business criteria may be determined on an absolute or relative basis or as compared to the performance of a published or special index.

d. Payment. Following the end of the performance period, the Committee determines and certifies in writing the amount payable to the holder of the Performance Award based on the achievement of the performance measures for such performance period. Payments are made in cash, common stock or a combination thereof as determined by the Committee. The Committee may exercise its discretion to increase amounts payable under any Performance Award except for awards designed to comply with Section 162(m) of the Code.

e. Performance Awards Under Section 162(m) of the Code. A Performance Award granted to a person designated by the Committee who is likely to be a Covered Employee constitutes “performance-based compensation” within the meaning of Section 162(m) of the Code, and the terms of such awards are to be subject to and interpreted consistently with Section 162(m) of the Code, including the timing for establishing the performance goals and requirement that the settlement of the awards be contingent on achievement of the performance goals, as certified by the Committee.

f. Other Terms and Conditions. The Committee may establish other terms and conditions for Performance Awards under the 2011 Plan, subject to the special rules relating to Performance Awards under Section 162(m) of the Code.

Other Stock or Performance-Based Awards

a. General. The Committee may grant to employees, consultants and non-employee directors Other Stock or Performance-Based Awards which consist of a right denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or cash.

b. Other Terms and Conditions. The Committee may establish such terms and conditions for Other Stock or Performance-Based Awards under the 2011 Plan as it determines appropriate. The term of any such award may not exceed ten years.

Amendments

The Board of Directors may amend, suspend or terminate the 2011 Plan; however, any change that would terminate an award or impair the rights of a participant in any material respect with respect to an award previously granted requires the participant’s consent. Furthermore, any amendment which would constitute a “material revision” of the 2011 Plan (as that term is used in the rules of the NYSE Amex Equities) or to the extent necessary to comply with the Code, including Sections 162(m) and 422 of the Code, is subject to stockholder approval.

Federal Income Tax Aspects of the 2011 Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2011 Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees, consultants or directors. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant of an Incentive Stock Option. The optionee would recognize no ordinary taxable income upon exercise of an Incentive Stock Option or later disposition of shares acquired pursuant to his or her exercise of an Incentive Stock Option if the optionee (a) does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date that the stock option was granted or within the one-year period beginning on the date that the stock option was exercised (collectively, the “holding period”) and (b) is an employee of the Company or any of our subsidiaries at all times beginning on the date of grant and ending on the date three months before the date of exercise. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in the alternative minimum taxable income of the optionee will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the Incentive Stock Option or the disposition of the shares so acquired. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as ordinary income is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-qualified Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-qualified Stock Option such as those under the 2011 Plan (whether or not including a Stock Appreciation Right), and the Company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-qualified Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received and/or the fair market value of the shares distributed to the optionee, determined based on the excess of the fair market value of the shares of common stock covered by the portion of the Stock Appreciation Rights being exercised over the exercise price for such shares. Upon the exercise of a Non-qualified Stock Option or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-qualified Stock Option or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss.

Restricted Stock Awards. Subject to the special rules discussed below relating to elections made under Section 83(b) of the Code, the recipient of a Restricted Stock Award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses and the individual vests in the underlying shares, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Restricted Stock Award, other than a share for which the Section 83(b) election is made as discussed below, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the date the substantial risk of forfeiture lapsed would be treated as a capital gain or loss.

Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award (rather than the date on which the substantial risk of forfeiture lapses) based on the fair market value of the shares of common stock on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock Award and is irrevocable.

Upon a subsequent disposition of Restricted Stock Award shares for which the Section 83(b) election is made, the difference between the fair market value of the shares on the disposition date and the fair market value of the shares on the date of grant would be treated as a capital gain or loss.

Performance Awards, Phantom Stock Awards and Other Stock or Performance-Based Awards. An individual who has been granted a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid in cash or shares of common stock, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award, Phantom Stock Award, or Other Stock or Performance-Based Award prior to the actual issuance of shares under the award will be compensation income to the individual and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the vest date would be treated as a capital gain or loss.

Bonus Stock Awards. In general, a participant who receives a Bonus Stock Award will be taxed on the fair market value of the shares of common stock on the date the shares are issued to the individual, less any amount paid by the participant for the shares of stock. The Company will be entitled to a deduction for a corresponding amount. Upon a subsequent disposition of the shares received pursuant to a Bonus Stock Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the award date would be treated as a capital gain or loss.

Section 162(m) of the Code. Section 162(m) of the Code as interpreted by the Internal Revenue Service precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer and any of its three other highest-paid executives, excluding the chief financial officer, who are employed as of the end of the year. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company’s ability to deduct compensation expense generated in connection with the exercise of Incentive Stock Options, Non-qualified Stock Options and Stock Appreciation Rights granted by the Committee under the 2011 Plan with an exercise price that is not less than the fair market value of our common stock on the grant date should not be limited by Section 162(m) of the Code. Furthermore, the Company believes that compensation expense generated in connection with Performance Awards granted by the Committee under the 2011 Plan should not be limited by Section 162(m) of the Code. The 2011 Plan has been designed to provide flexibility with respect to whether Restricted Stock Awards or Phantom Stock Awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. Assuming no election is made under Section 83(b) of the Code with respect to a Restricted Stock Award, if the lapse of the forfeiture restrictions relating to a Restricted Stock Award or Phantom Stock Award granted by the Committee is based solely upon the satisfaction of the performance goals based on one or more of the business criteria set forth in the 2011 Plan and described above under the section entitled “Performance Awards”, then the Company believes that the compensation expense deduction relating to such an award should not be limited by Section 162(m) of the Code if the Restricted Stock Award or Phantom Stock Award becomes vested. However, compensation expense deductions relating to Restricted Stock Awards or Phantom Stock Awards granted by the Committee will be subject to the Section 162(m) deduction limitation if the Restricted Stock Award or Phantom Stock Award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change of control or vesting based solely upon continued service with the Company). Furthermore, the income generated in connection with all awards granted under the 2011 Plan by the Equity Grant Committee and the Option Grant Committee will not qualify as performance-based compensation, but those committees are not authorized to grant awards to persons whose compensation is subject to Section 162(m) of the Code.

Tax-Qualified Status of the Plan

The 2011 Plan is not qualified under Section 401(a) of the Code.

Section 409A of the Internal Revenue Code

Some awards issued under the 2011 Plan may be considered non-qualified deferred compensation that is subject to special rules under Section 409A of the Code. In such event, the Committee intends to generally design and administer such award and the 2011 Plan to comply with the rules of Section 409A of the Code; however, there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates in the 2011 Plan.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe that the 2011 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

New Plan Benefits

All awards granted under the 2011 Plan are discretionary and will be at levels to be determined by management and the Compensation Committee. Therefore, the total benefits or amounts that will be received by any particular person or group of persons under the 2011 Plan are not determinable at this time. To date, no awards have been made under the 2011 Plan.

Recommendation of the Board of Directors

The Board of Directors unanimously approved the 2011 Plan and believes the 2011 Plan is in the best interest of the Company and our stockholders. The Board of Directors recommends that the stockholders approve the 2011 Plan and, accordingly, recommends a vote FOR Proposal 4.

Equity Compensation Plan Information

The following table provides information about our compensation plans as of December 31, 2010. The equity compensation plans approved by our stockholders include the Cheniere Energy, Inc. Amended and Restated 1997 Stock Option Plan (the “1997 Plan”) and the 2003 Plan.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by security holders	782,593	$26.40	4,450,886
Equity compensation plans not approved by security holders	—	—	—

Total	782,593	$26.40	4,450,886

In 1997, we established the 1997 Plan, which was amended and restated in September 2005. The 1997 Plan allowed for the issuance of options to purchase up to 5,000,000 shares of common stock. We reserved 5,000,000 shares of common stock for issuance upon the exercise of options, all of which have been granted and are fully vested. All options granted under the 1997 Plan have exercise prices equal to or greater than the fair market value of common stock at the date of grant. The 1997 Plan terminated on April 22, 2007 and no additional options may be granted under the 1997 Plan.

In 2003, the Company established the 2003 Plan, which was amended and restated in September 2005 and has since been amended. The 2003 Plan is a broad-based incentive plan, which allows for the issuance of stock options, stock appreciation rights and awards of purchased stock, bonus stock, phantom stock, restricted stock and performance awards and other stock-based awards to employees, consultants and non-employee directors to purchase up to 21,000,000 shares of common stock. The Company has reserved 21,000,000 shares of common stock for issuance upon the exercise of awards that have been granted or which may be granted. The following awards have been granted under the 2003 Plan as of December 31, 2010: 680,927 stock options, 9,583,187 shares of restricted stock, 1,003,335 phantom stock awards that have been settled in shares of common stock and 5,281,665 shares of common stock that have been reserved for future vesting of phantom stock previously granted under the 2003 Plan. Vesting of awards under the 2003 Plan varies, but generally occurs in equal annual installments over a two-, three- or four-year period on each anniversary of the grant date. All options granted under the 2003 Plan have exercise prices equal to or greater than the fair market value at the date of grant. The term of any award under the 2003 Plan may not exceed a period of ten years. Of the 4,450,886 shares of common stock that remained available for grant under the 2003 Plan as of December 31, 2010, an additional 2,000,000 shares of restricted stock were issued to certain employees under the 2003 Plan on January 14, 2011. Accordingly, it is expected that the 2003 Plan will not have sufficient shares of common stock reserved for issuance necessary to cover future award programs.

PROPOSAL 5—APPROVAL TO PERMIT DIRECT ISSUANCE OF COMMON STOCK WITH FULL VOTING RIGHTS UPON CONVERSION OF CERTAIN OUTSTANDING DEBT

Background of Proposal. On August 15, 2008, Cheniere Common Units Holding, LLC (the “Borrower”), a Delaware limited liability company and our wholly-owned subsidiary, entered into a Credit Agreement (the “Credit Agreement”) among the Borrower, certain affiliates of the Borrower, The Bank of New York Mellon, as administrative agent and collateral agent (the “Collateral Agent”), and the lenders from time to time party thereto (the “Lenders”), pursuant to which the Lenders agreed to make term loans of $250,000,000 (the “Loans”) to the Borrower, which were exchangeable into our Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”). One of the Lenders is Scorpion Capital Partners LP, an affiliate of Nuno Brandolini, one of our directors. Scorpion’s initial portion of the Loans was $8,500,000, and Scorpion did not receive any fees in connection with making the Loans.

On August 15, 2008, we entered into an Investors’ Agreement (the “Investors’ Agreement”) with the Borrower and the Lenders that provided for the exchange of the Loans for our Series B Preferred Stock and certain rights to require us to register for resale the Series B Preferred Stock and the shares of our common stock into which the Series B Preferred Stock is convertible.

The Series B Preferred Stock is convertible into our common stock on a 1 for 1,000 basis. The Series B Preferred Stock is only convertible either (i) by the purchaser who acquires the Series B Preferred Stock in a public offering, as defined in the rules of the exchange on which the common stock is then traded, or (ii) by the holder of the Series B Preferred Stock in any other transaction that would not require stockholder approval for the initial issuance of the Series B Preferred Stock under the rules of the exchange on which the common stock is then traded (collectively, the “Conversion Restrictions”). Although the Series B Preferred Stock was initially convertible into 50,000,000 shares of our common stock, the voting rights of the Series B Preferred Stock as a class was limited to 10,125,00 votes, or 19.99% of the voting shares of common stock outstanding on August 15, 2008 (the “Voting Restrictions”), in accordance with the listing requirements of the NYSE Amex Equities, the exchange on which our common stock is listed.

On December 9, 2010, we, the Borrower and the Lenders entered into an Eighth Amendment to Credit Agreement and Second Amendment to Investors’ Agreement (the “Eighth Amendment”), which amended the Credit Agreement and the Investors’ Agreement. The Eighth Amendment became effective on December 22, 2010 (the “Effective Date”), when, among other things, 10,125,000 shares of our common stock (the “Shares”) had been approved for listing and issued to an affiliated group of Lenders (the “Non-Convertible Lenders”), which were all the Lenders under the Credit Agreement other than Scorpion.

On the Effective Date, all provisions in the Credit Agreement allowing the Non-Convertible Lenders to exchange their portion of the Loans for our Series B Preferred Stock were eliminated. The original exchange provisions remain effective for Scorpion.

On the Effective Date, the Certificate of Designations of Series B Convertible Preferred Stock (the “Certificate of Designations”) was amended and restated to, among other things, reduce the number of authorized shares of Series B Preferred Stock to 1,681 shares, which represent the maximum number of shares of Series B Preferred Stock issuable to Scorpion upon exchange of their Loans after giving effect to principal payments made through the Effective Date. As we repay the principal amount of the Loans as provided in the Credit Agreement, the number of shares of Series B Preferred Stock issuable upon exchange of the Loans, and the number of shares of common stock issuable upon conversion of the Series B Preferred Stock, will be reduced. We also removed all voting rights of the holders of the Series B Preferred Stock. It was necessary to remove the voting rights because, under the rules of the NYSE Amex Equities, we had to remain in compliance with the Voting Restrictions after the issuance of the Shares to the Non-Convertible Lenders.

Proposal. Scorpion can exchange its Loans for shares of Series B Preferred Stock. However, due to the Conversion Restrictions and Voting Restrictions, both of which remain in effect, Scorpion cannot convert the Series B Preferred Stock into common stock and cannot vote the Series B Preferred Stock. The Series B Preferred Stock can only be converted by a purchaser in a public offering, and the Voting Restrictions automatically terminate upon the sale of the Series B Preferred Stock in any such public offering.

Pursuant to the Eighth Amendment, Scorpion requested, and we agreed, to submit this proposal to you. We are asking you to approve the early termination of the Conversion Restrictions and the Voting Restrictions. This would allow Scorpion to convert their Loans directly into common stock, to hold such shares of common stock, and to allow Scorpion to vote the common stock as any other stockholder.

Rationale. The Conversion Restrictions and Voting Restrictions were originally established in August 2008 and amended in December 2010 to comply with limitations under the NYSE Amex Equities listing requirements. Stockholder approval would have been required in order to allow the Lenders to either directly exchange their Loans for common stock, to permit the convertibility of the Series B Preferred Stock without the Conversion Restrictions or to allow the Series B Preferred Stock to vote with the common stock fully on an as converted basis. We are not changing the aggregate number of shares of common stock that we are already obligated to issue under the Credit Agreement and Certificate of Designations. As a result, there is no additional dilution to the holders of common stock.

We believe that if Scorpion could convert their Loans directly into common stock without the Conversion Restrictions or Voting Restrictions, they would be more likely to effect a conversion, which would reduce the amount of outstanding debt we have to service or repay. Scorpion’s conversion of their Loans would provide us greater flexibility in executing upon our business strategies. Scorpion has made no representation to us about their intention to convert or the timing of any such conversion.

Consequences. If a majority of the common stock voting on the proposal votes FOR the proposal, Scorpion would be able to (i) convert its Loans into common stock at the same ratio as if the Conversion Restrictions were not in place, (ii) hold such shares of common stock and (iii) vote the additional shares of common stock once issued. Scorpion would not be able to vote the shares until it converts its Loans. To implement this proposal, we will (i) enter into an additional amendment to the Credit Agreement to permit the exchange of Scorpion’s outstanding Loans for common stock at a price equal to $5 per share of common stock and (ii) cancel the Certificate of Designations so that there would be no authorized shares of Series B Preferred Stock. You are not being asked to vote on the terms of an amendment to the Credit Agreement or the cancellation of the Certificate of Designations, both of which can be effected without stockholder consent if approval for this proposal is obtained.

Our only obligation under the Eighth Amendment is to present this Proposal to our stockholders. Regardless of the outcome of the vote, we have fulfilled our obligations to Scorpion. If a majority of the common stock voting on the proposal does not vote for the proposal, the proposal will not be approved. This outcome would not result in a default under the Credit Agreement, any additional compensation to Scorpion under the Credit Agreement, or any change to the terms of the Credit Agreement or the Investors’ Agreement. Scorpion would retain the same exchange, conversion and voting rights they currently possess such that Scorpion could exchange its Loans for Series B Preferred Stock, which has no voting rights, and convert such Series B Preferred Stock to common stock subject to the Conversion Restrictions.

The Board of Directors recommends a vote FOR Proposal 5 to permit the direct issuance of common stock with full voting rights upon conversion of the Loans held by Scorpion as described above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for oversight of the accounting and financial reporting processes of the Company and oversight of the audits of our financial statements. Management of the Company is responsible for preparing our financial statements and complying with applicable laws and regulations. It is the responsibility of management and the independent accountants to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee discussed with both our internal and independent accountants the overall scope and plans for their respective audits. In addition, the Audit Committee met with both management and our independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review with the independent accountants included discussions of those matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X. The Audit Committee also discussed with the independent accountants, among other things, matters relating to their independence, and the Audit Committee received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Finally, the Audit Committee continued to monitor the scope and adequacy of our internal control system.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

THE AUDIT COMMITTEE

David B. Kilpatrick, Chairman

Vicky A. Bailey

Keith F. Carney

Paul J. Hoenmans

PROPOSAL 6—RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS

Ernst & Young LLP (“E&Y”) served as our independent auditor for the fiscal year ended December 31, 2010 and has been appointed by the Audit Committee to serve as our independent auditor for the fiscal year ending December 31, 2011.

Independent Accountant’s Fees

The following table sets forth the fees billed to us by E&Y for professional services for the years ended December 31, 2010 and 2009.

	Ernst & Young LLP
	Fiscal 2010	Fiscal 2009
Audit Fees	$1,852,345	$1,693,795
Tax Fees	102,856	65,170

Total	$1,955,201	$1,758,965

Audit Fees—Audit fees for the fiscal years ended December 31, 2010 and 2009 include attestation services and review of documents filed with the SEC in addition to audit, review and all other services performed to comply with generally accepted auditing standards.

Tax Fees—Tax fees for the fiscal years ended December 31, 2010 and 2009 were for U.S. tax compliance and U.S. Customs and Border Protection compliance.

We did not pay E&Y any audit-related fees or other fees during the fiscal years ended December 31, 2010 and 2009.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants and not to engage the independent accountants to perform any non-audit services specifically prohibited by law or regulation. All audit and non-audit services provided to us during the fiscal years ended December 31, 2010 and 2009 were pre-approved.

We anticipate that a representative of E&Y will participate in the Annual Meeting of Stockholders. Such representative may make a statement if they desire to do so, and will be available to respond to appropriate questions concerning our financial statements.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, under the Audit Committee Charter, has the responsibility to review and approve any transactions or series of related financial transactions, arrangements or relationships involving amounts exceeding $120,000 between the Company and our directors, executive officers, nominees for director, any greater than 5% stockholders and their immediate family members. The Audit Committee will only approve related party transactions when it determines such transactions are in the best interests of the Company and its stockholders. In reviewing a transaction, the Audit Committee considers facts and circumstances which it considers relevant to its determination. In determining whether to approve or ratify a related party transaction, the Audit Committee will apply the following standards and such other standards it deems appropriate:

•	whether the related party transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to the Company or the related party; and

•	the extent of the related person’s interest in the transaction.

In September 2007, the Audit Committee retained independent counsel and approved the Company entering into a consulting agreement with Karim Souki, the brother of Charif Souki, to provide services to the Company’s U.K. office. On February 11, 2010, the Audit Committee increased the monthly payments under Mr. Souki’s consulting agreement to £15,028 effective January 4, 2010, and also approved that Mr. Souki’s monthly payments will be adjusted annually by the same percentage applied generally to the base salary of the executive officers of the Company. Mr. Souki receives annual incentive compensation based on the incentive plans and programs that our commercial employees participate in and at the sole discretion of the Compensation Committee. On January 6, 2010, the Compensation Committee approved a discretionary bonus award for 2009 performance and Mr. Souki received a cash bonus in the amount of $282,765, and on January 27, 2010, he received a grant of 100,000 freely tradable shares of the Company’s common stock. On January 4, 2011, the Compensation Committee approved base salary increases for our executive officers and increased the monthly payments under Mr. Souki’s consulting agreement to £15,404, effective January 1, 2011. On January 4, 2011, the Compensation Committee approved a 2010 Bonus Award to be paid to Karim Souki in the amount of $282,765, and a 2011 Long-Term Incentive Award in the form of a grant of 100,000 shares of restricted stock of the Company. The 2010 Bonus Awards and 2011 Long-Term Incentive Awards are described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2010—2010 Bonus Awards and 2011 Long-Term Incentive Awards” beginning on page 24 of this Proxy Statement.

On August 15, 2008, Cheniere Common Units Holding, LLC, a wholly-owned subsidiary of the Company, entered into the Credit Agreement pursuant to which the Lenders agreed to make term loans of $250,000,000 to the Borrower. In connection therewith, the Company, the Borrower and the Lenders also entered into the Investors’ Agreement on August 15, 2008. The Loans were exchangeable into shares of Series B Preferred Stock with limited voting rights and the Conversion Restrictions described under Proposal 5 above. One of the Lenders is Scorpion Capital Partners LP, an affiliate of Nuno Brandolini, one of the Company’s directors. Scorpion’s initial portion of the Loans was $8,500,000. The remaining portion of the Loans was provided by GSO and certain of its affiliates. Jason G. New and D. Dwight Scott, who served on the Company’s Board of Directors as representatives of the Lenders pursuant to the Credit Agreement from August 15, 2008 through December 9, 2010, are each Senior Managing Directors of GSO.

The Borrower, the Company, the Lenders and certain other parties thereto entered into the Eighth Amendment, executed on December 9, 2010 and effective on December 22, 2010, which amends certain provisions of the Credit Agreement and Investors’ Agreement. Among other things, the Eighth Amendment: eliminates the Lenders’ put rights; allows for the early repayment of the Loans; allows the Company to sell its Cheniere Partners common units held as collateral and prepay the Loans with the proceeds; releases restrictions on prepayments of other indebtedness at the Company as certain conditions are met; and terminates all voting rights on the Series B Preferred Stock. In addition, the right to convert the Loans into the Series B Preferred Stock was eliminated for all of the Lenders other than Scorpion. The right of the Lenders to nominate or designate board members of the Company and Cheniere Partners was also terminated and, in connection therewith, Messrs. Scott and New resigned from the Company’s Board of Directors, effective December 9, 2010, prior to the vote approving the Eighth Amendment.

The Company issued 10,125,000 shares of common stock to the Non-Convertible Lenders pursuant to the Eighth Amendment and, on January 14, 2011, filed a registration statement on Form S-3 with the SEC related to the registration of the offer and sale of such shares by the Non-Convertible Lenders (the “Resale Registration Statement”). The Resale Registration Statement was amended by the Company on January 31, 2011 and declared effective by the SEC on February 2, 2011. On December 22, 2010, 2,531,250 of such shares were available for sale or transfer. An additional 2,531,250 of such shares will be available for sale or transfer at any time following each of March 22, 2011 and June 20, 2011. The remaining 2,531,250 of such shares will be available for sale or transfer at any time following September 18, 2011. In addition, the Company is submitting a proposal to its stockholders in this Proxy Statement that will permit Scorpion to convert its Loans directly into common stock. For a description of such proposal, please see Proposal 5—Approval to permit the direct issuance of common stock with full voting rights upon conversion of certain outstanding debt beginning on page 58 of this Proxy Statement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and NYSE Amex Equities reports on ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons with respect to the fiscal year ended December 31, 2010, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were met on a timely basis.

Stockholder Proposals

Management anticipates that the Company’s 2012 annual stockholders’ meeting will be held during June 2012. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2012 annual stockholders’ meeting must submit the proposal to the Company on or before December 30, 2011. Any such proposals should be timely sent to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2012 proxy materials. If a stockholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company not later than March 14, 2012.

Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

Availability of Documents

The Company is including with this Proxy Statement a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which has been filed with the SEC and is incorporated in this Proxy Statement by reference. The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company’s furnishing such exhibits. Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting and future stockholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Paper or email copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting can also be obtained free of charge by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/corporate/ 2011_annual_meeting.shtml. Any such requests shall be made by May 20, 2011 to facilitate timely delivery, and stockholders will not otherwise receive a paper or email copy.

By Order of the Board of Directors,

Anne V. Bruner Corporate Secretary

April 28, 2011

Exhibit:

A: Cheniere Energy, Inc. 2011 Incentive Plan

Exhibit A

CHENIERE ENERGY, INC.

2011 INCENTIVE PLAN

TABLE OF CONTENTS

1.	ESTABLISHMENT OF PLAN		1

2.	PURPOSES		1

3.	DEFINITIONS		1
	(a)	“Addendum”	1
	(b)	“Affiliate”	1
	(c)	“Award”	1
	(d)	“Board”	2
	(e)	“Bonus Stock Award”	2
	(f)	“Cash Award”	2
	(g)	“Cause”	2
	(h)	“Change of Control”	2
	(i)	“Chief Executive Officer”	3
	(j)	“Code”	3
	(k)	“Committee”	3
	(l)	“Common Stock”	3
	(m)	“Company”	3
	(n)	“Consultant”	4
	(o)	“Continuous Service”	4
	(p)	“Covered Employee”	4
	(q)	“Director”	4
	(r)	“Disability”	4
	(s)	“Effective Date”	4
	(t)	“Employee”	4
	(u)	“Executive Officer”	4
	(v)	“Exchange Act”	4
	(w)	“Fair Market Value”	4
	(x)	“Incentive Stock Option”	5
	(y)	“Non-Employee Director”	5
	(z)	“Non-Qualified Stock Option”	5
	(aa)	“Option”	5
	(bb)	“Option Agreement”	5
	(cc)	“Optionee”	5
	(dd)	“Other Stock or Performance-Based Award”	5
	(ee)	“Outside Director”	5
	(ff)	“Participant”	5
	(gg)	“Performance Award”	6
	(hh)	“Performance-Based Compensation”	6
	(ii)	“Performance Goal”	6
	(jj)	“Performance Period”	6
	(kk)	“Phantom Stock Agreement”	6
	(ll)	“Phantom Stock Award”	6
	(mm)	“Plan”	6
	(nn)	“Regulation S-K”	6
	(oo)	“Restricted Period”	6
	(pp)	“Restricted Stock Agreement”	6
	(qq)	“Restricted Stock Award”	6
	(rr)	“Rule 16b-3”	6
	(ss)	“Section”	6

i

	(tt)	“Securities Act”	6
	(uu)	“Stock Appreciation Rights”	6
	(vv)	“Stock Appreciation Rights Agreement”	7
	(ww)	“Ten Percent Stockholder”	7

4.	INCENTIVE AWARDS AVAILABLE UNDER THE PLAN		7

5.	SHARES SUBJECT TO PLAN		7

6.	ELIGIBILITY		7

7.	LIMITATION ON INDIVIDUAL AWARDS		8

8.	OPTIONS		8
	(a)	Terms and Conditions of Options	8
	(b)	Transferability of Options	9
	(c)	Manner of Exercise	9
	(d)	Payment of Exercise Price	9
	(e)	Exercise of Option Following Termination of Continuous Service	9
	(f)	Limitations on Exercise	10
	(g)	Modification, Extension And Renewal of Options	10
	(h)	Privileges of Stock Ownership	11
	(i)	Acquisitions and Other Transactions	11

9.	BONUS STOCK AWARDS		11
	(a)	Bonus Stock Awards	11
	(b)	Rights as Shareholder	11
	(c)	Payment for Bonus Stock	11

10.	STOCK APPRECIATION RIGHTS		11
	(a)	Payment of Stock Appreciation Rights	11
	(b)	Tandem Rights	12
	(c)	Stock Appreciation Rights Unrelated to an Option	12
	(d)	Date of Grant	12

11.	PHANTOM STOCK AWARDS		12
	(a)	Payment of Phantom Stock Awards	12

12.	RESTRICTED STOCK AWARDS		13
	(a)	Forfeiture Restrictions	13
	(b)	Rights as Stockholder	13
	(c)	Release of Common Stock	13
	(d)	Payment for Restricted Stock	14
	(e)	Forfeiture of Restricted Stock	14
	(f)	Waiver of Forfeiture Restrictions; Committee’s Discretion	14

13.	CASH AWARDS AND PERFORMANCE AWARDS		14
	(a)	Cash Awards	14
	(b)	Designation as a Performance Award	14
	(c)	Performance Goals	15
	(d)	Status of Performance Awards under Section 162(m) of the Code	16
	(e)	Waiver of Performance Goals	16

14.	OTHER STOCK OR PERFORMANCE-BASED AWARDS		16

15.	ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND CORPORATE EVENTS		17
	(a)	Capital Adjustments	17
	(b)	Dissolution or Liquidation	17
	(c)	Change of Control	17

ii

16.	GENERAL PROVISIONS APPLICABLE TO ALL AWARDS		18
	(a)	General	18
	(b)	Form of Award	18
	(c)	Awards Criteria	19
	(d)	Form and Timing of Payment under Awards	19
	(e)	Termination of Continuous Service for Cause	19
	(f)	Transferability of Awards	19
	(g)	Privileges of Stock Ownership	19
	(h)	Performance-Based Compensation	19
	(i)	Section 409A	19

17.	WITHHOLDING FOR TAXES		20

18.	MISCELLANEOUS		20
	(a)	No Rights to Awards	20
	(b)	Governing Law	20
	(c)	Other Laws	21
	(d)	Administration	21
	(e)	Effect of Plan	21
	(f)	No Effect on Retirement and Other Benefit Plans	21
	(g)	Amendment or Termination of Plan	21
	(h)	Term of Plan	22
	(i)	Severability and Reformation	22
	(j)	Interpretive Matters	22

iii

CHENIERE ENERGY, INC.

2011 INCENTIVE PLAN

1. ESTABLISHMENT OF PLAN. Cheniere Energy, Inc. establishes the “Cheniere Energy, Inc. 2011 Incentive Plan” effective as of the Effective Date. Awards granted under the Plan shall be subject to the terms and conditions of the Plan as set forth herein, as it may be amended from time to time.

2. PURPOSES. The purposes of the Plan are (i) to offer selected Employees, including Executive Officers, Consultants and Non-Employee Directors of the Company or its Affiliates an opportunity to participate in the growth and financial success of the Company, (ii) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (iii) to provide performance-related incentives to certain of such Employees and Consultants to achieve established Performance Goals, and (iv) to promote the growth and success of the Company’s business by aligning the financial interests of Employees, Consultants and Non-Employee Directors with that of the stockholders of the Company. Toward these objectives, this Plan provides for the grant of performance and non-performance-based equity Awards and performance-based Cash Awards.

3. DEFINITIONS. As used herein, unless the context requires otherwise, the following terms have the meanings indicated below.

(a) “Addendum” means an addendum to the Plan approved by the Compensation Committee, as constituted from time to time, of the Board containing terms, conditions and limitations applicable to certain Awards to Employees and other individuals described in the addendum who, in each case, are residents of a country other than the United States to which such addendum relates. An Award to an individual under an Addendum shall be made pursuant to, and subject to the terms and conditions of, the Plan, as modified by the terms of the Addendum.

(b) “Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company; provided, however, with respect to Awards of Options and Stock Appreciation Rights that are intended to be excluded from the application of Section 409A of the Code, the term affiliate will be applied in a manner to ensure that the Common Stock covered by such Awards would be “service recipient stock” with respect to the Participants to whom the Awards are granted; and provided further, however, with respect to Awards of Options that are intended to be Incentive Stock Options, Affiliate means an entity described in clauses (ii) and (iii) of this Section 3(b) and any other entity as may be permitted from time to time by the Code or by the Internal Revenue Service to be an employer of Employees to whom Incentive Stock Options may be granted.

(c) “Award” means any right granted under the Plan (or under the Plan as modified by an Addendum), including an Option, a Restricted Stock Award, a Stock Appreciation Right, Bonus Stock, a Cash Award, a Performance Award, a Phantom Stock Award, and an Other Stock or Performance-Based Award, whether granted singly or in combination, to a Participant pursuant to the terms, conditions and limitations that the Committees may establish in order to fulfill the objectives of the Plan. An Award may be granted under the Plan pursuant to a written Award agreement between the Company and a Participant, a written Award notice provided to the Participant of the Award, or a written program adopted by the Company or the Committee establishing Awards under the Plan. Notwithstanding any other provision of the Plan relating to Award agreements, an Award of an Option or a Restricted Stock Award and related documents, including the Plan and any prospectus for the Plan, may be delivered to a Participant in electronic format pursuant to such policies and procedures as adopted from time to time by the Company. If an Award or related documents are delivered in an electronic format and the Participant consents to participate in the electronic Award procedures established by the Company with respect to the Plan by using his personal identification number to access the Award documents, such action by the Participant shall constitute the Participant’s electronic signature and acceptance of the terms and conditions of the Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Bonus Stock Award” means an Award grant under Section 9 of the Plan.

(f) “Cash Award” means an Award granted pursuant to Section 13 of the Plan.

(g) “Cause” means:

(i) in the case of a Director, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate;

(ii) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of a written employment agreement between such Participant and the Company or Affiliate, which employment agreement includes a definition of “Cause,” the term “Cause” as used in the Plan or any agreement establishing an Award shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(iii) in all other cases,

(A) the willful commission by a Participant of a criminal or other act that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or Affiliate; or

(B) the commission by a Participant of an act of fraud in the performance of such Participant’s duties on behalf of the Company or an Affiliate; or

(C) the willful violation by the Participant of the Code of Business Conduct and Ethics Policy; or

(D) the continuing and repeated failure of a Participant to perform the duties of such Participant to the Company or an Affiliate, including by reason of the Participant’s habitual absenteeism (other than such failure resulting from the Participant’s incapacity due to physical or mental illness).

For purposes of the Plan, no act, or failure to act, on the Participant’s part shall be considered “willful” or “intentional” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate, as the case may be. The determination of whether Cause exists with respect to an Executive Officer shall be made by the Board in its sole discretion and with respect to all other Participants, the existence of Cause shall be determined by the Company’s Vice President of Human Resources in his or her sole discretion in consultation with the Company’s General Counsel.

(h) “Change of Control” means the occurrence during the term hereof of any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

Cheniere Energy, Inc.
2011 Incentive Plan	Page 2

(iii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iv) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquirer, of such assets.

(i) “Chief Executive Officer” means the individual serving at any relevant time as the chief executive officer of the Company.

(j) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.

(k) “Committee” means the Compensation Committee, as constituted from time to time, of the Board that is appointed by the Board to administer the Plan, or if no such committee is appointed (or no such committee shall be in existence at any relevant time), the term “Committee” for purposes of the Plan shall mean the Board; provided, however, that as necessary in each case to satisfy the requirements of Sections 162(m) of the Code and Rule 16b-3 with respect to Awards granted under the Plan, while the Common Stock is publicly traded, the Committee shall be a committee of the Board consisting solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Notwithstanding the foregoing provisions, (i) the Board may delegate to a committee of one or more members of the Board who are not Outside Directors or Non-Employee Directors (the “Equity Grant Committee”) the authority to grant equity-based awards, including Options and Restricted Stock Awards, subject to the terms of the Plan, including specifically the limitations contained in Section 6 and any additional limitations as may be contained in resolutions adopted by the Board from time to time, to selected Employees and Consultants who are not then (A) Executive Officers, (B) Non-Employee Directors or (C) persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and (ii) the Board or the Compensation Committee of the Board may delegate to one or more Executive Officers of the Company (the “Option Grant Committee”) the authority to grant Options, subject to the terms of the Plan, including specifically the limitations contained in Section 6 and any additional limitations as may be contained in resolutions adopted by the Board or the Compensation Committee from time to time, to Employees (other than Employees who are Executive Officers or persons with respect to whom the Company wishes to comply with Section 162(m) of the Code) and Consultants. When used in the Plan, except as provided otherwise in Section 12, the term “Committees” shall refer to the Committee, the Equity Grant Committee and the Option Grant Committee, each acting within the scope of its authority under the Plan with respect to the matter covered by the particular reference.

(l) “Common Stock” means the common stock of the Company, $.003 par value per share or the common stock that the Company may in the future be authorized to issue.

(m) “Company” means Cheniere Energy, Inc., a Delaware corporation, and any successor corporation.

Cheniere Energy, Inc.
2011 Incentive Plan	Page 3

(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Affiliate to render consulting or advisory services to the Company or such Affiliate and who is a “consultant or advisor” within the meaning of Rule 701 promulgated under the Securities Act or Form S-8 promulgated under the Securities Act.

(o) “Continuous Service” means the provision of services to the Company or an Affiliate, or any successor, as an Employee, Director or Consultant which is not interrupted or terminated. Except as otherwise provided in a particular Award agreement, service shall not be considered interrupted or terminated for this purpose in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or an Affiliate, or any successor, as an Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave or any other authorized personal leave. For purposes of each Incentive Stock Option, if such leave exceeds ninety (90) days, and re-employment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day that is three (3) months and one (1) day following the expiration of such ninety (90)-day period.

(p) “Covered Employee” means the Chief Executive Officer and each other officer of the Company who is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to Awards, including, if applicable, by reason of formal interpretations issued by the Internal Revenue Service.

(q) “Director” means a member of the Board or the board of directors of an Affiliate.

(r) “Disability” means the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person or, if such a plan does not exist at any relevant time, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. For purposes of determining the time during which an Incentive Stock Option may be exercised under the terms of an Option Agreement, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(s) “Effective Date” means                     , 2011, the date the Plan was approved by the Company’s stockholders at the Company’s 2011 annual meeting of stockholders.

(t) “Employee” means any person, including an Executive Officer or Director, who is employed by the Company or an Affiliate. The payment of compensation by the Company or an Affiliate to a Director or Consultant solely with respect to such individual rendering services in the capacity of a Director or Consultant, however, shall not be sufficient to constitute “employment” by the Company or that Affiliate.

(u) “Executive Officer” means a person who is an “officer” of the Company or any Affiliate within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute. Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock has an established market by virtue of being listed or quoted on any registered stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such

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2011 Incentive Plan	Page 4

a share of Common Stock (or the closing bid price, if applicable) on such exchange (or, if the Common Stock is listed or traded on more than one registered exchange, on the exchange with the greatest volume of trading in the Common Stock) on the day of determination (or if no such price is reported on that day, on the last market trading day prior to the day of determination), as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(ii) In the absence of any listing or quotation of the Common Stock on any such registered exchange, the Fair Market Value shall be determined in good faith by the Committee.

(x) “Incentive Stock Option” means any Option that satisfies the requirements of Section 422 of the Code and is granted pursuant to Section 8 of the Plan.

(y) “Non-Employee Director” means a Director of the Company who either (i) is not an Employee or Officer, does not receive compensation (directly or indirectly) from the Company or an Affiliate in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z) “Non-Qualified Stock Option” means an Option granted under 8 of the Plan that is not intended to be an Incentive Stock Option.

(aa) “Option” means an Award granted pursuant to Section 8 of the Plan to purchase a specified number of shares of Common Stock during the Option period for a specified exercise price, whether granted as an Incentive Stock Option or as a Non-Qualified Stock Option.

(bb) “Option Agreement” means the written agreement or notice evidencing the grant of an Option executed by the Company and the Optionee or issued by the Company and accepted by the Optionee, including any amendments thereto. Each Option Agreement shall be subject to the terms and conditions of the Plan. If an Option Agreement or related document is delivered to a Participant by electronic means, and the Participant consents to participate in the electronic Award procedures adopted by the Company by using his personal identification number to access the Award documents, such action by the Participant shall constitute the Participant’s electronic signature and acceptance of the terms and conditions of the Award.

(cc) “Optionee” means a Participant to whom an Option has been granted under the Plan.

(dd) “Other Stock or Performance-Based Award” means an award granted pursuant to Section 14 the Plan that is not otherwise specifically provided for in the Plan, the value of which is based in whole or in part upon the value of a share of Common Stock.

(ee) “Outside Director” means a Director of the Company who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), has not been an officer of the Company or an “affiliated corporation” at any time and is not currently receiving (within the meaning of the regulations promulgated under Section 162(m) of the Code) direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ff) “Participant” means any Employee, Non-Employee Director, or Consultant to whom an Award has been granted under the Plan.

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(gg) “Performance Award” means an Award granted pursuant to Section 13 of the Plan to a Participant that is subject to the attainment of one or more Performance Goals.

(hh) “Performance-Based Compensation” means “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(ii) “Performance Goal” means a standard established by the Committee based on one or more business criteria described in Section 13 to determine in whole or in part whether a Performance Award shall be earned.

(jj) “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or, except in the case of any grant to a Covered Employee, at any time thereafter, during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

(kk) “Phantom Stock Agreement” means the written agreement evidencing a Phantom Stock Award. Each Phantom Stock Agreement shall be subject to the terms and conditions of the Plan.

(ll) “Phantom Stock Award” means an Award granted pursuant to Section 11 of the Plan.

(mm) “Plan” means this Cheniere Energy, Inc. 2011 Incentive Plan, as set forth herein and as it may be amended from time to time.

(nn) “Regulation S-K” means Regulation S-K promulgated under the Securities Act, as it may be amended from time to time, and any successor to Regulation S-K. Reference in the Plan to any item of Regulation S-K shall be deemed to include any amendments or successor provisions to such item.

(oo) “Restricted Period” means the period established by the Committee with respect to an Award during which the Award is subject to forfeiture or is not exercisable by the Participant and with respect to a Restricted Stock Award, the period during which the Forfeiture Restrictions as described in Section 12(a) apply to the Award.

(pp) “Restricted Stock Agreement” means the written agreement evidencing the grant of a Restricted Stock Award executed by the Company and the Participant or issued by the Company and accepted by the Participant, including any amendments thereto. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan. If a Restricted Stock Agreement or related document is delivered to a Participant by electronic means, and the Participant consents to participate in the electronic Award procedures adopted by the Company by using his personal identification number to access the Award documents, such action by the Participant shall constitute the Participant’s electronic signature and acceptance of the terms and conditions of the Award.

(qq) “Restricted Stock Award” means an Award granted under Section 12 of the Plan of shares of Common Stock issued to the Participant for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions, as are established by the Committee.

(rr) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, and any successor to Rule 16b-3.

(ss) “Section” means a section of the Plan unless otherwise stated or the context otherwise requires.

(tt) “Securities Act” means the Securities Act of 1933, as amended, and any successor statute. Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(uu) “Stock Appreciation Rights” means an Award granted under Section 10 of the Plan.

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(vv) “Stock Appreciation Rights Agreement” means a written agreement with a Participant with respect to an Award of Stock Appreciation Rights.

(ww) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) at the time an Option is granted stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

4. INCENTIVE AWARDS AVAILABLE UNDER THE PLAN. Awards granted under this Plan may be (a) Incentive Stock Options, (b) Non-Qualified Stock Options, (c) Restricted Stock Awards; (d) Stock Appreciation Rights; (e) Bonus Stock, (f) Cash Awards; (g) Performance Awards; (h) Phantom Stock Awards; and (i) Other Stock or Performance-Based Awards.

5. SHARES SUBJECT TO PLAN. Subject to adjustment pursuant to Section 15(a) hereof, the aggregate number of shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed 10,000,000 (the “Share Pool Limit”). At all times during the term of the Plan, the Company shall allocate and keep available such number of shares of Common Stock as will be required to satisfy the requirements of outstanding Awards under the Plan. Except as provided in Section 8(i) with respect to certain assumed or substituted options resulting from a merger transaction, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares of Common Stock issued in connection with the exercise or settlement of an Award or used to determine the amount of cash paid in connection with the exercise of Stock Appreciation Rights and the settlement of Phantom Stock Awards. Any shares of Common Stock covered by an Award (or a portion of an Award) that is forfeited or canceled or that expires shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock which may be issued under the Share Pool Limit and shall remain available for Awards under the Plan. The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of Common Stock, (b) Common Stock held in the treasury of the Company, or (c) previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market, in each case as the Committee may determine from time to time in its sole discretion.

6. ELIGIBILITY. Awards other than Incentive Stock Options may be granted to Employees, Executive Officers, Directors, and Consultants. Incentive Stock Options may be granted only to Employees. The Committee in its sole discretion shall select the recipients of Awards; provided, however that (i) the Equity Grant Committee may select the recipients of Non-Qualified Stock Options and/or Restricted Stock Awards if (A) such recipients are not members of the Equity Grant Committee, Executive Officers, Non-Employee Directors or persons with respect to which the Company desires to comply with Section 162(m) of the Code, (B) the aggregate number of shares of Common Stock subject to such Options does not exceed 3,000,000 shares in any one calendar year (reduced by the number of shares of common Stock covered by Options granted by the Option Grant Committee for such calendar year) and the aggregate number of shares of Common Stock covered by such Restricted Stock Awards granted in any one calendar year does not exceed 600,000 shares of Common Stock and (C) the aggregate number of shares of Common Stock that may be awarded to any individual under such Options does not exceed 450,000 shares and the aggregate number of shares of Common Stock that may be awarded to any individual under such Restricted Stock Awards does not exceed 150,000 shares and (ii) the Option Grant Committee may select the recipients of Non-Qualified Stock Options (A) if such recipients are Employees (who are not members of the Option Grant Committee, Executive Officers or persons with respect to whom the Company wishes to comply with Section 162(m) of the Code) or Consultants, (B) the aggregate number of shares of Common Stock subject to such Options does not exceed 3,000,000 shares in any calendar year (reduced by the number of shares of Common Stock covered by Options granted by the Equity Grant Committee for such calendar year) and (C) the aggregate number of shares of Common Stock that may be awarded to any individual under such Options does not exceed 450,000 shares. A Participant may be granted more than one Award under the Plan, and Awards may be granted at any time or times during the term of the Plan. The grant of an Award to an Employee, Executive Officer, Director or Consultant shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under the Plan.

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7. LIMITATION ON INDIVIDUAL AWARDS. Except for Cash Awards described in Section 13, no individual shall be granted, in any calendar year, Awards under the Plan covering or relating to an aggregate of more than 6,000,000 shares of Common Stock. No individual shall receive payment for Cash Awards during any calendar year aggregating in excess of $25,000,000. The preceding shall be applied in a manner which will permit compensation generated under the Plan, where appropriate, to constitute Performance-Based Compensation.

8. OPTIONS.

(a) Terms and Conditions of Options. Except with respect to grants of Non-Qualified Stock Options by the Equity Grant Committee and/or the Option Grant Committee, the Committee shall determine whether an Option shall be granted as an Incentive Stock Option or a Non-Qualified Stock Option. The Committees shall determine the provisions, terms and conditions of each Option including, but not limited to, the vesting schedule, the number of shares of Common Stock subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, repurchase provisions, forfeiture provisions, methods of payment, and all other terms and conditions of the Option, subject to the following:

(i) Form of Option Grant. Each Option granted under the Plan shall be evidenced by a written Option Agreement in such form (which need not be the same for each Optionee) as the Committees from time to time approve, but which is not inconsistent with the Plan, including any provisions that may be necessary, as determined by the Committee, to assure that any Option that is intended to be an Incentive Stock Option will comply with Section 422 of the Code.

(ii) Date of Grant. The date of grant of an Option shall be the date on which the Committees make the determination to grant such Option unless a later date is specified by the Committees at the time of such determination. The Option Agreement evidencing the Option shall be delivered to the Optionee, with a copy of the Plan and other relevant Option documents, within a reasonable time after the date of grant.

(iii) Exercise Price. The exercise price of an Option shall be not less than the Fair Market Value of the shares of Common Stock on the date of grant of the Option. In addition, the exercise price of any Incentive Stock Option granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of the shares of Common Stock on the date of grant of the Option. The exercise price for each Option granted under this Section 8 shall be subject to adjustment pursuant to Section 15(a).

(iv) Exercise Period. Options shall be exercisable within the time or times or upon the event or events determined by the Committees and set forth in the Option Agreement; provided, however, that no Option shall be exercisable later than the expiration of ten (10) years from the date of grant of the Option, and provided further, that no Incentive Stock Option granted to a Ten Percent Stockholder shall be exercisable after the expiration of five (5) years from the date of grant of the Option.

(v) Limitations on Incentive Stock Options. The aggregate Fair Market Value (determined as of the date of grant of an Option) of Common Stock which any Employee is first eligible to purchase during any calendar year by exercise of Incentive Stock Options granted under the Plan and by exercise of incentive stock options (within the meaning of Section 422 of the Code) granted under any other incentive stock option plan of the Company or an Affiliate shall not exceed $100,000. If the Fair Market Value of stock with respect to which all incentive stock options described in the preceding sentence held by any one Optionee are exercisable for the first time by such Optionee during any calendar year exceeds $100,000, the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the first $100,000 worth of shares of Common Stock to become exercisable in such year shall be deemed to constitute incentive stock options within the meaning of Section 422 of the Code and the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the shares of Common Stock in the amount in excess of $100,000 that become exercisable in that calendar year shall be treated as Non-Qualified Stock Options. If the Code is amended after the Effective Date to provide for a different limit than the one described in this Section 8(a)(v), such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.

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(vi) Acceleration of Vesting. Any Option granted hereunder which is not otherwise vested shall vest (unless specifically provided to the contrary by the Committee in the document or instrument evidencing an Option granted hereunder) upon (A) the involuntary termination of an Employee or Consultant or removal of a Non-Employee Director without Cause; (B) a Change of Control, but only as provided for in Section 15(c); or (C) death or Disability of the Participant.

(b) Transferability of Options. Options granted under the Plan, and any interest therein, shall not be transferable or assignable by the Optionee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Optionee only by the Optionee; provided, however, that the Optionee may designate persons who or which may exercise his Options following his death. Notwithstanding the preceding sentence, Non-Qualified Stock Options may be transferred to such family members, family member trusts, family limited partnerships and other family member entities as the Committee, in its sole discretion, may provide for in the Optionee’s Option Agreement and approve prior to any such transfer. No such transfer will be approved by the Committee if the Common Stock issuable under such transferred Option would not be eligible to be registered on Form S-8 promulgated under the Securities Act.

(c) Manner of Exercise. Options may be exercised in such manner as approved by the Company from time to time, including by delivery to the Company of a written exercise notice or by an exercise election made by a Participant through an electronic procedure authorized by the Company (which method or procedure need not be the same for each Optionee), stating the number of shares of Common Stock being purchased, the method of payment, and such other matters as may be deemed appropriate by the Company in connection with the issuance of shares of Common Stock upon exercise of the Option, together with payment in full of the exercise price for the number of shares of Common Stock being purchased and satisfaction of the tax withholding provisions described in Section 17.

(d) Payment of Exercise Price. Payment of the aggregate exercise price for the shares of Common Stock to be purchased upon exercise of an Option may be made in cash (by check) or, if elected by the Optionee, in any of the following methods: (i) if a public market for the Common Stock exists, upon the Optionee’s written request, the Company may deliver certificates for the shares of Common Stock for which the Option is being exercised to a broker for sale on behalf of the Optionee, provided that the Optionee has irrevocably instructed such broker to remit from the proceeds of such sale directly to the Company on the Optionee’s behalf the full amount of the exercise price plus any taxes the Company is required to withhold (ii) by surrender to the Company for cancellation of shares of Common Stock owned by the Optionee having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the cancellation of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; provided, that such surrendered shares are not subject to any pledge or other security interest and have or meet such other requirements, if any, as the Committees may determine necessary in order to avoid an accounting earnings charge in respect of the Option being exercised; (iii) by a “net exercise” method whereby the Company withholds from the delivery of shares of Common Stock subject to the Option (or the portion thereof that is being exercised) that number of whole shares having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the issuance of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; or (iv) by any combination of the foregoing, including a cash payment. No shares of Common Stock may be issued until full payment of the purchase price thereof has been made.

(e) Exercise of Option Following Termination of Continuous Service.

(i) Subject to the other provisions of this Section 8(e), (A) an Optionee may exercise an Incentive Stock Option for a period of three (3) months following the date the Optionee’s Continuous Service terminates and (B) an Optionee may exercise a Non-Qualified Stock Option for a period of six (6) months following the date the Optionee’s Continuous Service terminates, but in each case, only to the extent the Optionee was otherwise entitled to exercise the Option on the date the Optionee’s Continuous Service terminates).

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(ii) If the Optionee’s Continuous Service is terminated by the Company or an Affiliate for Cause, the Optionee’s right to exercise the Option shall immediately terminate.

(iii) If the Optionee’s Continuous Service terminates as a result of the Optionee’s Disability, the Optionee may exercise the Option for a period of one (1) year following the date the Optionee’s Continuous Service terminates.

(iv) In the event of the termination of the Optionee’s Continuous Service as a result of the Optionee’s death, the Optionee’s estate, or a person who acquired the right to exercise the Option by bequest or inheritance, may exercise the Option for a period of one (1) year following the Optionee’s date of death.

(v) An Option shall terminate to the extent not exercised on the last day of the specified post-termination exercise periods set forth above or the last day of the original term of the Option, whichever occurs first.

(vi) The Committees shall have discretion to determine whether the Continuous Service of an Optionee has terminated, the effective date on which such Continuous Service terminates and whether the Optionee’s Continuous Service terminated as a result of the Disability of the Optionee. The determination of whether a Participant’s Continuous Service was terminated for Cause shall be determined as provided for in Section 3(g).

(f) Limitations on Exercise.

(i) The Committees may specify a reasonable minimum number of shares of Common Stock or a percentage of the shares subject to an Option that may be purchased on any exercise of an Option; provided, that such minimum number will not prevent Optionee from exercising the full number of shares of Common Stock as to which the Option is then exercisable.

(ii) The obligation of the Company to issue any shares of Common Stock pursuant to the exercise of any Option shall be subject to the condition that such exercise and the issuance and delivery of such shares pursuant thereto comply with the Securities Act, all applicable state securities laws and the requirements of any stock exchange or market-quotation system upon which the shares of Common Stock may then be listed or quoted, as in effect on the date of exercise. The Company shall be under no obligation to register the shares of Common Stock with the Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state securities laws or stock exchange or market-quotation system, and the Company shall have no liability for any inability or failure to do so.

(iii) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any securities or other applicable laws.

(g) Modification, Extension And Renewal of Options . The Committee shall have the power to modify, cancel, extend (subject to the provisions of Section 8(a)(iv) hereof) or renew outstanding Options and to authorize the grant of new Options and/or Restricted Stock Awards in substitution therefor; provided, however, that (i) except as permitted by Section 15(a) of the Plan, any such action may not reprice any outstanding Option to reduce the exercise price thereof, directly or indirectly, without the approval of the stockholders of the Company and, (ii) without the written consent of any affected Optionee, (A) impair any rights under any Option previously granted to such Optionee, (B) cause the Option or the Plan to become subject to Section 409A of the Code, or (C) cause any Option to lose its status as Performance-Based Compensation. Notwithstanding anything to the contrary contained in this Section 8(g), no Option may be replaced with another Award that would have a higher intrinsic value than the value of the Option at the time of its replacement. Any outstanding Incentive Stock Option that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

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(h) Privileges of Stock Ownership. No Optionee will have any of the rights of a stockholder with respect to any shares of Common Stock subject to an Option until such Option is properly exercised and the purchased shares are issued and delivered to the Optionee, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of issuance and delivery, except as provided in the Plan.

(i) Acquisitions and Other Transactions. The Committee may, from time to time, assume outstanding options granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Option under the Plan in replacement of or in substitution for the option assumed by the Company, or (ii) treating the assumed option as if it had been granted under the Plan if the terms of such assumed option could be applied to an Option granted under the Plan. Such assumption shall be permissible if the holder of the assumed option would have been eligible to be granted an Option hereunder if the other entity had applied the rules of the Plan to such grant. The Committee also may grant Options under the Plan in settlement of or substitution for outstanding options or obligations to grant future options in connection with the Company or an Affiliate acquiring another entity, an interest in another entity or an additional interest in an Affiliate, whether by merger, stock purchase, asset purchase or other form of transaction. Shares of Common Stock subject to an assumed or substituted option resulting from a merger transaction involving the Company or an Affiliate will not reduce the Share Pool Limit described in Section 5. Notwithstanding the foregoing provisions of this Section 8, in the case of an Option issued or assumed pursuant to this Section 8(i), the exercise price for the Option shall be determined in accordance with the principles of Sections 424(a) and 409A of the Code.

9. BONUS STOCK AWARDS.

(a) Bonus Stock Awards. The Committee may, from time to time and subject to the provisions of the Plan, grant a Bonus Stock Award to Employees, Consultants or Non-Employee Directors. A Bonus Stock Award is a grant of shares of Common Stock for such consideration, if any, as established by the Committee and that are not subject to forfeiture provisions.

(b) Rights as Shareholder. Shares of Common Stock awarded pursuant to a Bonus Stock Award shall be represented by a stock certificate registered in the name of and delivered to, or held in a book entry account by the Company’s transfer agent established on behalf of, the Participant to whom such Bonus Stock Award is granted.

(c) Payment for Bonus Stock. The Committee shall determine the amount and form of any payment for shares of Common Stock received by a Participant pursuant to a Bonus Stock Award. In the absence of such a determination, the Participant shall not be required to make any payment for shares of Common Stock received pursuant to a Bonus Stock Award, except to the extent otherwise required by law.

10. STOCK APPRECIATION RIGHTS. The Committee may grant Stock Appreciation Rights to Employees, Consultants or Non-Employee Directors. The terms and conditions of Stock Appreciation Rights, including the vesting and exercise provisions, shall be set forth in a Stock Appreciation Rights Agreement (which need not be the same for each Participant) in such form as the Committee approves, but which is not inconsistent with the Plan. A Stock Appreciation Right may be granted (i) if unrelated to an Option, at any time or (ii) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option. The exercise price of any Stock Appreciation Right shall be not less than the Fair Market Value of the Common Stock on the grant date of the Award.

(a) Payment of Stock Appreciation Rights. A Stock Appreciation Right is a right to receive, upon exercise of the right, shares of Common Stock or their cash equivalent in an amount equal to the increase, if any, in Fair Market Value of the Common Stock between the grant and exercise dates. The Committee may specifically designate in a Stock Appreciation Rights Agreement that the Award will be settled (i) only in cash, (ii) only in

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shares of Common Stock or (iii) in such combination of such forms and, if not so provided in the Stock Appreciation Rights Agreement, the Award will be settled in shares of Common Stock unless the Committee determines, at the time of exercise of the Award, that the Award will be settled in cash or a combination of shares of Common Stock and cash.

(b) Tandem Rights. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case (i) the Stock Appreciation Rights shall be exercisable at such time or times and only to the extent that the related Option is exercisable, (ii) exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised and (iii) the Stock Appreciation Rights will not be transferable (other than by will or the laws of descent and distribution) except to the extent the Related Option is transferable. Upon the exercise of an Option granted in connection with Stock Appreciation Rights, the Stock Appreciation Rights shall be cancelled to the extent of the number of shares of Common Stock as to which the Option is exercised or surrendered.

(c) Stock Appreciation Rights Unrelated to an Option. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term greater than ten (10) years. Each such Stock Appreciation Right that is unrelated to an Option may be exercised by the Participant for a period of six (6) months following the date the Participant’s Continuous Service terminates, but only to the extent the Participant was otherwise entitled to exercise the Stock Appreciation Right on the date the Participant’s Continuous Service terminates (and in no event later than the expiration date of the Award); provided, however, that if the Participant’s Continuous Service terminates for Cause, the Optionee’s right to exercise the Stock Appreciation Right shall immediately terminate.

(d) Date of Grant. The date of grant of an Award of Stock Appreciation Rights shall be the date on which the Committee makes the determination to grant such Award unless a later date is specified by the Committee at the time of such determination.

11. PHANTOM STOCK AWARDS. The Committee may, from time to time and subject to the terms of the Plan, grant Phantom Stock Awards to Employees, Consultants and Non-Employee Directors. Each Phantom Stock Award Agreement shall be in such form and contain such terms and conditions (which need not be the same for each Participant who receives a Phantom Stock Award) as the Committee shall deem appropriate, but such terms shall take into account the provisions of Section 409A of the Code applicable to the Award. The Award date of a Phantom Stock Award shall be the date on which the Committee makes the determination to grant the Award unless a later date is specified by the Committee at the time of such determination.

(a) Payment of Phantom Stock Awards. A Phantom Stock Award is a right to receive a specified number of shares of Common Stock or cash equal to the Fair Market Value of a specified number of shares of Common Stock issued or paid at the end of a Restricted Period or the last day of a specified deferral period.

(i) Award and Restrictions. Satisfaction of a Phantom Stock Award shall occur upon expiration of the deferral period or a Restricted Period specified for such Phantom Stock Award by the Committee (which may include a risk of forfeiture), if any, as the Committee may impose. Such restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, installments or otherwise, as the Committee may determine.

(ii) Award Period; Forfeiture. The Committee shall establish, at the time of grant of each Phantom Stock Award, a period over which (or the conditions with respect to which) the Award shall vest with respect to the Participant and the time at which the Award will be settled and paid. Except as otherwise determined by the Committee or as may be set forth in any Phantom Stock Award Agreement, employment or other agreement pertaining to a Phantom Stock Award, upon termination of the Participant’s Continuous Service during the applicable deferral period or Restricted Period (including any applicable Performance Period) or portion thereof to which forfeiture conditions apply, all Phantom Stock Awards that are at that

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time subject to deferral of a Restricted Period shall be forfeited; provided that the Committee, subject to the provisions and limitations contained in Section 13(c) relating to Performance Awards, may provide at the time of grant of a Phantom Stock Award that restrictions or forfeiture conditions relating to Phantom Stock Awards shall be waived in whole or in part in the event of terminations of Continuous Service resulting from specified causes.

(iii) Performance Goals. To the extent the Committee determines that any Phantom Stock Award granted pursuant to this Section 11 is intended to constitute Performance-Based Compensation, the grant and settlement of the Award shall be subject to the achievement of Performance Goals determined and applied in a manner consistent with the provisions of Section 13 and the other relevant provisions of Section 13.

12. RESTRICTED STOCK AWARDS. The Committee and the Equity Grant Committee may, from time to time and subject to the terms of the Plan, grant Restricted Stock Awards to Employees, Consultants and Non-Employee Directors. Each Restricted Stock Agreement shall be in such form and shall contain such terms and conditions as the Committee, or if applicable, the Equity Grant Committee, shall deem appropriate. The terms and conditions of such Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical, but each such Restricted Stock Agreement shall be subject to the terms and conditions of this Section 12. Solely for purposes of this Section 12, the term “Committees” means the Committee and the Equity Grant Committee, each acting within the scope of its authority under the Plan with respect to Restricted Stock Awards. The Award date of a Restricted Stock Award shall be the date on which the Committees make the determination to grant the Award unless a later date is specified by the Committees at the time of such determination.

(a) Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and to an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions and the Restricted Period shall be determined by the Committees in their sole discretion, and the Committees may provide that the Forfeiture Restrictions and the Restricted Period shall lapse on the passage of time, the attainment of one or more Performance Goals, established by the Committees or the occurrence of such other event or events determined to be appropriate by the Committees. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement and vesting of such Restricted Stock Award shall occur upon the lapse of the Forfeiture Restrictions applicable to such Restricted Stock Award.

(b) Rights as Stockholder. Shares of Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant of such Restricted Stock Award or by a book entry account with the Company’s transfer agent. The Participant shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other stockholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Restricted Stock Agreement, (i) the Participant shall not be entitled to delivery of the stock certificates evidencing the shares of Common Stock or release of transfer restrictions on shares of Common Stock held in a book entry account with the Company’s transfer agent until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the stock certificates evidencing the shares of Common Stock (or such shares shall be held in a book entry account with the Company’s transfer agent) until the Forfeiture Restrictions expire and (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions expire.

(c) Release of Common Stock. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Participant (or the transfer restrictions on shares of Common Stock held in a book entry account for the Participant will be released) promptly after, and only after, the

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Forfeiture Restrictions expire and Participant has satisfied all applicable federal, state and local income and employment tax withholding requirements. The Participant, by his acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

(d) Payment for Restricted Stock. The Committees shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Restricted Stock Award; provided, that in the absence of such a determination, the Participant shall not be required to make any payment for shares of Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(e) Forfeiture of Restricted Stock. Unless otherwise provided in a Restricted Stock Agreement, on termination of the Participant’s Continuous Service during the Restricted Period, the shares of Common Stock which are still subject to the Restricted Stock Award shall be forfeited by the Participant. Upon any forfeiture, all rights of the Participant with respect to the forfeited shares of the Common Stock subject to the Restricted Stock Award shall cease and terminate, without any further obligation on the part of the Company. Notwithstanding the foregoing (but subject to the provisions and limitations contained in Sections 13(c) and 13(d) relating to Performance Awards), unless the Award specifically provides otherwise, all Restricted Stock not otherwise vested shall vest upon (i) the involuntary termination by the Company or an Affiliate of an Employee or Consultant or the removal of a Non-Employee Director without Cause; (ii) a Change of Control, but only as provided for in 15(c); or (iii) death or Disability of the Participant.

(f) Waiver of Forfeiture Restrictions; Committee’s Discretion. With respect to a Restricted Stock Award that has been granted to a Covered Employee where such Award has been designed to meet the exception for Performance-Based Compensation, the Committee may not waive the Forfeiture Restrictions applicable to such Restricted Stock Award.

13. CASH AWARDS AND PERFORMANCE AWARDS.

(a) Cash Awards. In addition to granting Options, Stock Appreciation Rights, Bonus Stock, Phantom Stock Awards, Restricted Stock Awards, and Other Stock or Performance-Based Awards, the Committee shall, subject to the limitations of the Plan, have authority to grant Cash Awards. Each Cash Award shall be subject to such terms and conditions, restrictions and contingencies as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based upon the achievement of single or multiple Performance Goals over a Performance Period established by the Committee. The determinations made by the Committee pursuant to this Section 13(a) shall be specified in the applicable Award agreement or other document or documents established by the Committee pursuant to which the Cash Award is granted.

(b) Designation as a Performance Award. The Committee shall have the right to designate any Award of Options, Stock Appreciation Rights, Phantom Stock Awards, Restricted Stock Awards, and Other Stock or Performance-Based Awards as a Performance Award. All Cash Awards shall be designated as Performance Awards. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions except as limited under Section 13(c) in the case of a Performance Award granted to a Covered Employee. The grant and/or settlement of a Performance Award shall be subject to the terms and conditions set forth in this Section 13. The Committee may also grant performance-based Awards pursuant to Section 14 that are not intended to satisfy the provisions of this Section 13 to an eligible individual who is not at the time a Covered Employee and is not expected to be a Covered Employee at the time the compensation under the Award is to be paid.

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(c) Performance Goals. The grant or vesting of a Performance Award shall be subject to the achievement of Performance Goals over a Performance Period established by the Committee based upon one or more of the business criteria described in Section 13(c)(ii) that apply to the Participant, one or more business units, divisions or subsidiaries of the Company or the applicable sector of the Company, one or more regions or product lines of the Company’s business, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies.

(i) General. The Performance Goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to a Covered Employee, Performance Goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of Performance Goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one Performance Goal or that two or more of the Performance Goals must be achieved as a condition to the grant and/or settlement of such Performance Awards. Performance Goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(ii) Business Criteria. One or more of the following business criteria shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) revenue (including increased revenues); (C) profit measures (including gross profit, operating profit, economic profit, net profit before taxes and adjusted pre-tax profit); (D) cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); (E) return measures (including return on equity, return on assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); (F) economic value added; (G) gross margin; (H) net income measures (including income after capital costs and income before or after taxes); (I) earnings; (J) pretax earnings; (K) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (L) earnings before taxes and depreciation (“EBTD”); (M) earnings before interest and taxes (“EBIT”); (N) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (O) operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); (P) stock price measures (including growth measures and total stockholder return); (Q) debt reduction; (R) price per share of Common Stock; (S) market share; (T) earnings per share or adjusted earnings per share (actual or growth in); (U) economic value added (or an equivalent metric); (V) market value added; (W) debt to equity ratio; (X) expense measures (including overhead cost and general and administrative expense); (Y) changes in working capital; (Z) margins; (AA) stockholder value; (BB) proceeds from dispositions; (CC) total market value; (DD) customer satisfaction or growth and (EE) contracted LNG quantity. Any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a Performance Period of not less than one year and not more than five years, as specified by the Committee. Performance Goals in the case of any Award granted to a Participant shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for Performance-Based Compensation. Notwithstanding the foregoing provisions, if the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such Award in accordance with Section 162(m) of the Code, then the Performance Goals for such particular Performance Award relative to the particular period of service to which the Performance Goals relates shall be established by the Committee in writing (i) no later than 90 days after the beginning of such period and (ii) prior to the completion of 25% of such period.

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(iv) Settlement of Performance Awards; Compensation Contingent Upon Attainment of Performance Goal. After the end of each Performance Period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a Performance Period. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award designed to comply with Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Performance Awards. To the extent a Performance Award is intended to constitute Performance-Based Compensation, compensation payable under the Award must be contingent on attaining the applicable Performance Goals; provided; however, that such an Award may provide that the compensation will be paid on death, Disability or a Change of Control, although compensation actually paid on account of those events prior to the attainment of the applicable Performance Goals will not satisfy the Performance-Based Compensation requirements.

(v) Written Determinations. The Committee shall have the authority to determine whether the Performance Goals and other terms and conditions of the Award satisfied all determinations by the Committee as to the establishment of Performance Goals, the amount of any Performance Award, and the achievement of Performance Goals relating to Performance Awards shall be made in writing in the case of any Award granted to a Participant. The Committee may not delegate any responsibility relating to such Performance Awards.

(d) Status of Performance Awards under Section 162(m) of the Code. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code shall, if so designated by the Committee, constitute Performance-Based Compensation. Accordingly, the terms of this Section 13 shall be interpreted in a manner consistent with Section 162(m) of the Code. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, who is likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or, to the extent permitted under the Code, deemed amended to the extent necessary to conform to such requirements.

(e) Waiver of Performance Goals. The Committee shall have no discretion to modify or waive the Performance Goals or conditions to the grant or vesting of a Performance Award unless such Award is not intended to qualify as qualified Performance-Based Compensation and the relevant Award Agreement provides for such discretion.

14. OTHER STOCK OR PERFORMANCE-BASED AWARDS.

The Committee is hereby authorized to grant to Employees, Consultants and Non-Employee Directors, Other Stock or Performance-Based Awards, which shall consist of a right that (i) is not an Award described in any other Section of the Plan and (ii) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock or Performance-Based Award. The term of an Award granted under this Section shall in no event exceed a period of ten (10) years (or if the Award is intended to satisfy the provisions of Section 13, such shorter period provided for in Section 13). If the Committee intends that the compensation payable under any such Award be treated as Performance-Based Compensation, the Award will be subject to the provisions of Section 13.

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15. ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND CORPORATE EVENTS.

(a) Capital Adjustments. The number of shares of Common Stock (i) covered by each outstanding Award granted under the Plan, the exercise or purchase price of such outstanding Award, and any other terms of the Award that the Committee determines requires adjustment and (ii) available for issuance under Sections 5 and 7 shall be proportionately adjusted or an equitable substitution shall be made with respect to such shares to reflect, as determined by the Committee, any increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse stock split, extraordinary cash dividend resulting from a nonrecurring event that is not a payment of normal corporate earnings, combination, reclassification or similar change in the capital structure of the Company without receipt of consideration, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws or other applicable laws; provided, however, that a fractional share will not be issued upon exercise of any Award, and either (i) the value of any fraction of a share of Common Stock that would have resulted will be cashed out at Fair Market Value or (ii) the number of shares of Common Stock issuable under the Award will be rounded down to the nearest whole number, as determined by the Committee. Except as the Committee determines, no issuance by the Company of shares of capital stock of any class, or securities convertible into shares of capital stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. Notwithstanding the foregoing provisions of this Section 15, no adjustment may be made by the Committee with respect to an outstanding Award that would cause such Award and/or the Plan to become subject to Section 409A of the Code or that would cause an Award that is intended to be Performance-Based Compensation to fail to satisfy the requirements of Section 162(m) of the Code for such form of compensation.

(b) Dissolution or Liquidation. The Committee shall notify the Participant at least twenty (20) days prior to any proposed dissolution or liquidation of the Company. Unless provided otherwise in an individual Award, to the extent that an Award has not been previously exercised or settled, or the Restricted Period has not lapsed, any such Award other than a Restricted Stock Award shall expire and any such Award that is a Restricted Stock Award shall be forfeited and the shares of Common Stock subject to such Restricted Stock Award shall be returned to the Company, in each case, immediately prior to consummation of such dissolution or liquidation, and such Award shall terminate immediately prior to consummation of such dissolution or liquidation. A “dissolution or liquidation of the Company” shall not be deemed to include, or to be occasioned by, any merger or consolidation of the Company with any other corporation or other entity or any sale of all or substantially all of the assets of the Company (unless that sale is effected as part of a plan of liquidation of the Company in which the Company’s business and affairs are wound up and the corporate existence of the Company is terminated).

(c) Change of Control. Unless specifically provided otherwise with respect to Change of Control events in an individual Option Agreement, Stock Appreciation Rights Stock Agreement or in a then-effective written employment agreement between the Participant and the Company, if, during the effectiveness of the Plan, a Change of Control occurs, each Option and Stock Appreciation Right which is at the time outstanding under the Plan shall (i) automatically become fully vested and exercisable, immediately prior to the specified effective date of such Change of Control, for all of the shares of Common Stock at the time represented by such Option or Stock Appreciation Right and (ii) expire twenty (20) days after the Committee gives written notice to the Participant specifying the terms and conditions of the acceleration of the Participant’s Options or Stock Appreciation Rights, or if earlier, the date by which the Option or Stock Appreciation Right otherwise would expire. To the extent that an Optionee exercises his Option before or on the effective date of the Change of Control, the Company shall issue all Common Stock purchased by exercise of that Option (subject to Optionee’s satisfaction of the requirements of Section 17), and those shares of Common Stock shall be treated as issued and outstanding for purposes of the Change in Control. If a Participant does not exercise his Option within the twenty (20) day period described above, or if earlier, the date by which the Option or Stock Appreciation Right otherwise would expire, the Option or Stock Appreciation Right shall immediately be forfeited and the Participant shall have no further rights to exercise the Option or Stock appreciation Right. Notwithstanding the

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foregoing provisions, in the event of any Change of Control, all of the Company’s obligations regarding Options and Stock Appreciation Rights that were granted hereunder and that are outstanding and vested on the date of such event (taking into consideration any acceleration of vesting in connection with such transaction) may, on such terms as may be approved by the Committee prior to such event, be (i) assumed by the surviving or continuing corporation (or substituted options of equal value may be issued by such corporation) or (ii) canceled in exchange for cash, securities of the acquiror or other property in an amount equal to the amount that would have been payable to a Participant pursuant to the Change of Control event if the Participant’s vested Options and Stock Appreciation Rights had been fully exercised immediately prior to the Change of Control event; provided, however, that if the amount that would have been payable to a Participant pursuant to such transaction if such Participant’s vested Options and Stock Appreciation Rights had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, the Committee may, in its discretion, cancel any or all such Options for no consideration or payment of any kind.

Unless specifically provided otherwise with respect to Change of Control events in an individual Award or in a then-effective written employment agreement between the Participant and the Company, if, during the effectiveness of the Plan, a Change of Control occurs, the Restricted Period applicable to outstanding Restricted Stock Awards and all other outstanding Awards subject to forfeiture provisions (other than Awards consisting of Options or Stock Appreciation Rights) shall lapse and such Awards shall become fully vested and settled (subject, in each case, to satisfaction by the affected Participant of the requirements of Section 17); provided, however, if the Award is treated as “nonqualified deferred compensation” under Section 409A of the Code and the Award provides for a payment as a result of a Change of Control, (i) the definition of Change of Control for purposes of applying this Section 15(c) and for purposes of determining whether a payment event has occurred shall, in lieu of the definition contained in Section 3(i), be the definition assigned to a “change in the ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation” contained in Treasury Regulation Section 1.409A-3(i)(5), using the default percentages contained in such Treasury Regulation and (ii) the Company must be the relevant corporation described in Treasury Regulation Section 1.409A-3(i)(5)(ii).

16. GENERAL PROVISIONS APPLICABLE TO ALL AWARDS.

(a) General. In addition to the other terms and conditions of the Plan pursuant to which Awards may be granted, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Continuous Service by the Participant and, to the extent permissible under Sections 162(m) and 409A of the Code, terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that the Committee shall not have any discretion to accelerate or waive any term or condition of an Award (i) that is intended to qualify as Performance-Based Compensation if such discretion would cause the Award not to so qualify or (ii) that would cause the Participant to incur additional taxes under Section 409A of the Code. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant of any Award.

(b) Form of Award. Each Award granted under the Plan shall be evidenced by a written Award in such form (which need not be the same for each Participant) as the Committee from time to time approves, but which is not inconsistent with the Plan, including any provisions that may be necessary to assure that Awards satisfy the requirements of Section 409A of the Code to avoid the imposition of excise taxes thereunder and any Option that is intended to be an Incentive Stock Option will comply with Section 422 of the Code.

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(c) Awards Criteria. In determining the amount and value of Awards to be granted, the Committee may take into account the responsibility level, performance, potential, other Awards and such other considerations with respect to a Participant as it deems appropriate.

(d) Form and Timing of Payment under Awards. Subject to the terms of the Plan and any applicable Award, payments to be made upon the exercise or settlement of an Award shall be made as soon as administratively practicable following the date on which the amount is payable. The settlement of any Award may, subject to any specific provisions or limitations set forth in the Award, be paid in the form of cash, Common Stock or a combination thereof, as determined by the Committee in connection with such settlement; provided, however, that no Award other than a Cash Award may be paid in cash in lieu of shares of Common Stock if the Committee determines that such action would cause the Participant to be subject to an additional tax under Section 409A of the Code.

(e) Termination of Continuous Service for Cause. In the event a Participant’s Continuous Service is terminated for Cause, all outstanding Awards that have then not been settled (whether vested or unvested) shall be forfeited immediately and any shares of Restricted Stock for which the Restricted Period had not lapsed as of the Participant’s termination of Continuous Service shall be transferred immediately out of the Participant’s name.

(f) Transferability of Awards. Except as provided in Section 8(b) with respect to Non-Qualified Stock Options, Awards granted under the Plan, and any interest therein, shall not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable or payable during the lifetime of the Participant only by the Participant; provided, that the Participant may designate persons who or which may exercise or receive his Awards following his death.

(g) Privileges of Stock Ownership. Except as provided in the Plan with respect to Bonus Stock Awards and as provided in Section 12(b) with respect to Restricted Stock Awards, no Participant will have any of the rights of a shareholder with respect to any shares of Common Stock subject to an Award until such Award is properly exercised or settled and the purchased or awarded shares are issued and delivered to the Participant, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of issuance and delivery, except as provided otherwise in the Plan.

(h) Performance-Based Compensation. The Committee may designate any Award as Performance-Based Compensation. Any Awards designated as Performance-Based Compensation shall be conditioned on the achievement of any one or more Performance Goals and shall be subject to the terms and conditions of Section 13. Notwithstanding any other provision of the Plan, the Committee may grant an Award that is not contingent on performance goals or an Award under Section 14 that is contingent on performance goals other than the Performance Goals and the business criteria set forth in Section 13(c), and is not subject to the other provisions of Section 13 so long as the Committee has determined that such Award is not intended to satisfy the requirements for Performance-Based Compensation under Section 162(m) of the Code.

(i) Section 409A.

(i) Separation from Service. Notwithstanding any provision contained in the Plan to the contrary, no amount shall be paid pursuant to the Plan that is treated being paid from a “nonqualified deferred compensation plan” as described in Section 409A(a)(1) of the Code relating to a Participant’s termination of Continuous Service with the Company or an Affiliate unless such termination of Continuous Service constitutes a “separation from service” as such term is defined under Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

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(ii) Deferred Payments for Certain Key Employees. Notwithstanding any other provision contained in the Plan or a related Award document to the contrary, if the Company determines that (i) at the time of the Participant’s Separation from Service the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and (ii) any payments to be provided to the Participant under the Plan are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“409A Taxes”) if paid at the time such payments are otherwise required under the Plan or a related Award document, then such payments shall be delayed until the earlier of (A) the date that is six months after the date of the Participant’s Separation from Service or (B) the Participant’s death. If the amounts delayed are payable in installments, the delayed payments will be paid on the first day of the seventh month following the date of the Participant’s separation from service (or earlier death). The provisions of this Section 16(i)(ii) shall only apply to the minimum extent required to avoid the Participant’s incurrence of any 409A Taxes.

(iii) Section 409A Compliance; Separate Payments. The Plan is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Plan or a related Award document become subject to (A) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (B) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that a Participant may be eligible to receive under the Plan or a related Award document shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

17. WITHHOLDING FOR TAXES.

Any issuance of Common Stock pursuant to the exercise of an Option or payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any income and employment tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto. In addition, on the occurrence of an event with respect to an Award that requires the Company to withhold taxes, the Participant shall make arrangements satisfactory to the Company whereby such taxes may be paid. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person, or to request the Company to withhold shares of Common Stock being acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

Notwithstanding the foregoing, if on the date of an event giving rise to a tax withholding obligation on the part of the Company the person is an Executive Officer or individual subject to Rule 16b-3, such person may direct that such tax withholding be effectuated by the Company withholding the necessary number of shares of Common Stock (at the tax rate required by the Code) from such Award payment or exercise.

18. MISCELLANEOUS.

(a) No Rights to Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.

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(c) Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such shares or such other consideration might violate any applicable law.

(d) Administration. The Plan shall be administered by the Committees. The Committees shall interpret the Plan and any Awards granted pursuant to the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committees may rescind and amend its rules and regulations from time to time. The interpretation by the Committees of any of the provisions of the Plan or any Award granted under the Plan shall be final, binding and conclusive upon the Company and all persons having an interest in any Award or any shares of Common Stock acquired pursuant to an Award. Notwithstanding the authority hereby delegated to the Committees to grant Awards to Employees, Directors and Consultants under the Plan, the Board shall have full authority, subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code for Awards intended to constitute Performance-Based Compensation, to grant Awards to Employees, Directors and Consultants under the Plan, to interpret the Plan, to provide, modify and rescind rules and regulations relating to the Plan, to determine the terms and provision of Awards granted to Employees, Consultants and Directors under the Plan and to make all other determinations and perform such actions as the Board deems necessary or advisable to administer the Plan. No member of the Committees or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

(e) Effect of Plan. Neither the adoption of the Plan nor any action of the Board or the Committees shall be deemed to give any Employee, Executive Officer, Director or Consultant any right to be granted an Award or any other rights except as may be evidenced by the Award, or any amendment thereto, duly authorized by the Committees and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board, the Committee or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation or other transaction involving the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding by or for the Company. Nothing contained in the Plan or in any Award, or in other related documents shall confer upon any Employee, Executive Officer, Director or Consultant any right with respect to such person’s Continuous Service or interfere or affect in any way with the right of the Company or an Affiliate to terminate such person’s Continuous Service at any time, with or without cause.

(f) No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or an Affiliate, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or an Affiliate, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

(g) Amendment or Termination of Plan. The Board in its discretion may, at any time or from time to time after the date of adoption of the Plan, terminate or amend the Plan in any respect, including amendment of any form of Award, exercise agreement or instrument to be executed pursuant to the Plan; provided, however, to the extent necessary to comply with the Code, including Sections 162(m) and 422 of the Code, other applicable laws, or the applicable requirements of any stock exchange or national market system, the Company shall obtain stockholder approval of any Plan amendment in such manner and to such a degree as required. No Award may be granted after termination of the Plan. Any amendment or termination of the Plan shall not affect Awards previously granted, and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise in a writing (including an amendment to the terms of an Award)

Cheniere Energy, Inc.
2011 Incentive Plan	Page 21

signed by the Participant and the Company. Notwithstanding the preceding sentence, the Board unilaterally may amend the Plan to the extent necessary or appropriate to prevent the Plan or an Award from being subject to the provisions of Section 409A of the Code; provided that any such amendment is permitted by Section 409A of the Code, Treasury regulations issued thereunder or other guidance issued by the Internal Revenue Service.

(h) Term of Plan. Unless sooner terminated by action of the Board, the Plan shall terminate on the earlier of (i) the tenth (10th) anniversary of the Effective Date or (ii) the date on which no shares of Common Stock subject to the Plan remain available to be granted as Awards under the Plan according to its provisions.

(i) Severability and Reformation. The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

(j) Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and visa versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in the Plan are inserted for convenience and shall not be deemed a part of the Plan for construction or interpretation.

Cheniere Energy, Inc.
2011 Incentive Plan	Page 22

CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2011

The undersigned hereby appoints Charif Souki, Meg Gentle and Anne V. Bruner, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002 on Thursday, June 16, 2011 at 9:00 a.m. CDT, Houston, Texas time, and at any adjournment thereof.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting. The Cheniere Energy, Inc. 2011 Proxy Statement, including the Notice of Annual Meeting and 2010 Annual Report on Form 10-K for the year ended December 31, 2010, is available on the following website:

http://www.cheniere.com/corporate/2011_annual_meeting.shtml.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE THREE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2, 4, 5 AND 6 AND EVERY “THREE YEARS” FOR PROPOSAL 3.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

(TO BE VOTED AND SIGNED ON REVERSE SIDE)

Please date, sign and mail your proxy card back as soon as possible!

CHENIERE ENERGY, INC.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cheniere Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please detach and return the bottom portion in the enclosed envelope. If you vote over the Internet or by telephone, please do not mail your card.

Proposals – The Board of Directors recommends a vote “FOR” all of the nominees listed, “FOR” Proposals 2, 4, 5, 6 and 7 and every “THREE YEARS” for Proposal 3. Please mark your votes.

1.	ELECTION OF DIRECTORS
		FOR	AGAINST	WITHHOLD
	Charif Souki	☐	☐	☐
	Walter L. Williams	☐	☐	☐
	Keith F. Carney	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the line below.

		FOR	AGAINST	ABSTAIN
2.	Vote, on an advisory basis, on the compensation of the Company’s named executive officers for fiscal year 2010 as disclosed in this Proxy Statement.	☐	☐	☐

	3 YEARS	2 YEARS	1 YEAR	ABSTAIN
3.	Vote, on an advisory basis, on the frequency of the stockholder vote on executive compensation. ☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	Approve the Cheniere Energy, Inc. 2011 Incentive Plan.	☐	☐	☐

5.	Permit the direct issuance of common stock with full voting rights upon conversion of certain outstanding debt.	☐	☐	☐

6.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2011.	☐	☐	☐

7.	In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.	☐	☐	☐

☐	Address Change (make correction to left)

Signature

Title

Date
NOTE: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.